Exhibit 10.32

CONFIDENTIAL

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED

MASTER AUTOMATION AGREEMENT

among

Walmart Inc.,

Symbotic LLC

and

Warehouse Technologies LLC

Dated

May 20, 2022

Table of Contents

	ARTICLE I

	PROJECTS

1.1	General	2
1.2	Projects	3
1.3	Scheduling	3
1.4	Pre-Project SOW Work	3
1.5	Preparation of Project SOW	4
1.6	Execution of Project SOWs	4
1.7	As Built Drawings	4
1.8	Project Work – Walmart Site Responsibilities	5
1.9	Project Work – Legal Compliance	5
1.10	Reserved	5
1.11	Reserved	5
1.12	Reserved	5
1.13	Reporting	5
1.14	Relationship Governance	5
1.15	Changes to a Project SOW	6
1.16	Project Site Procedures	6
1.17	Testing and Acceptance	6
1.18	Title and Risk of Loss	7
1.19	Photographs and Video	7
1.20	Site Safety and Security	9
1.21	Compliance with Policies and Procedures	9
1.22	Records	9
1.23	Symbotic System Operation	9
1.24	Symbotic System Software Support and Maintenance	10
1.25	Walmart Cooperation	10
1.26	Reserved	10
1.27	Software Development	10
1.28	Permits and Regulations	11
1.29	Third-Party Agreements	12
1.30	Non-Solicitation	12
1.31	Storage of Equipment	13
1.32	Excuse of Walmart Performance	13
1.33	Procurement Assistance; Other Cooperation	13
1.34	CPS Failures	13

	ARTICLE II

	COMPETITIVE TECHNOLOGIES

2.1	Symbotic System to Remain Competitive	13

	ARTICLE III

	RESERVED.

	ARTICLE IV

	WALMART RESPONSIBILITIES

4.1	Excuse of Symbotic Performance	14

	ARTICLE V

	LICENSING AND TECHNOLOGY ESCROW

5.1	Licenses	14
5.2	Walmart Embedded Teams	18
5.3	Development Work	19
5.4	Escrow Deposit	20
5.5	Bankruptcy	24

	ARTICLE VI

	SUPERINTENDENCE AND EMPLOYEES

6.1	Symbotic Personnel	25
6.2	Walmart Personnel	25
6.3	Removal of Symbotic Personnel	25
6.4	Key Employees	25
6.5	Subcontractors	26
6.6	Relationship of Personnel	27
6.7	Specific Immigration Compliance	27

	ARTICLE VII

	FEES; PAYMENTS

7.1	Charges	28
7.2	Invoicing	28
7.3	Payment Disputes	28
7.4	Reserved.	28
7.5	Adjustments for Inflation	28
7.6	Taxes	28
7.7	Audited Financial Statements	31

	ARTICLE VIII

	INTELLECTUAL PROPERTY RIGHTS

8.1	Retained Work	31
8.2	Intellectual Property Ownership	32
8.3	Project Drawings	33
8.4	No Other Jointly-Developed or Walmart-Owned Work Product	33
8.5	System Data	34

	ARTICLE IX

	INSURANCE REQUIREMENTS

9.1	Certificates	34
9.2	Walmart’s Insurance Requirements	34
9.3	Symbotic’s Insurance Requirements	35
9.4	Waiver of Subrogation	36

	ARTICLE X

	CHANGE OF CONTROL

10.1	Notice Right	36

	ARTICLE XI

	EXCLUSIVITY

11.1	Specific Restrictions	38

	ARTICLE XII

	RELATED PARTY TRANSACTIONS

12.1	Symbotic Entities	40

	ARTICLE XIII

	CONFIDENTIALITY AND ACCESS TO WALMART SYSTEMS

13.1	Treatment of Confidential Information Generally	41
13.2	Exceptions	41
13.3	Mandatory Disclosure	42
13.4	Return; Destruction of Information	42
13.5	Disclosure to Representatives; Obligations	42
13.6	No Walmart Personal Information	43
13.7	Walmart System	43

13.8	Treatment of Security Information	44

	ARTICLE XIV

	REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS

14.1	Symbotic Representations and Warranties	44
14.2	Warranty Coverage	45
14.3	Warranty Pass-Through	46
14.4	No Additional Representations	46
14.5	Walmart Representations and Warranties	47
14.6	No Additional Walmart Representations or Warranties	47

	ARTICLE XV

	INDEMNIFICATION; LIMITATION OF LIABILITY

15.1	Infringement or Misappropriation of Intellectual Property Rights	48
15.2	Other Symbotic Indemnification Obligations	49
15.3	Walmart Indemnity Obligations	49
15.4	Indemnification Procedure	50
15.5	No Consequential Damages	51
15.6	Limitation of Liability	51
15.7	Exclusion from Liability Cap	51
15.8	Treatment of Claims Under the Software Support and Maintenance Agreement	52

	ARTICLE XVI

	TERM AND TERMINATION

16.1	Term	53
16.2	Extension of the Term Upon Expiration	53
16.3	Reserved	53
16.4	Reserved	53
16.5	Termination by Walmart for Symbotic Material Breach	53
16.6	Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule	53
16.7	Reserved	55
16.8	Termination for Symbotic Change of Control	55
16.9	Termination by Symbotic for Walmart Material Breach	55
16.10	Termination for Insolvency	55
16.11	Termination for CPS Failure	55
16.12	Effect of Termination	56
16.13	In-Progress Work	58
16.14	Survival of Obligations	58

	ARTICLE XVII

	DISPUTE RESOLUTION

17.1	Bifurcated Dispute Resolution Process; General Requirements	59
17.2	Expedited Arbitration	60
17.3	Good Faith Dispute Resolution Process	62
17.4	Right to Seek Additional Remedies	62
17.5	Statute of Limitations; Toll	62

	ARTICLE XVIII

	FORCE MAJEURE

18.1	Force Majeure	62

	ARTICLE XIX

	MISCELLANEOUS PROVISIONS

19.1	Integrated Agreement	63
19.2	Severability	64
19.3	Interpretation	64
19.4	Equitable Relief	65
19.5	Successors and Assigns	65
19.6	Cumulative Remedies	65
19.7	Late Payments	65
19.8	Governing Law	66
19.9	Jurisdiction; Venue	66
19.10	Waiver of Right to Jury Trial	66
19.11	Publicity	66
19.12	Waiver	66
19.13	Notices	67
19.14	Headings	68
19.15	Amendment and Modification	68
19.16	Counterparts	68
19.17	Relationship of the Parties	68
19.18	Ambiguities	68
19.19	No Third-Party Beneficiaries	68
19.20	Audit Rights	68

v

List of Exhibits:

Exhibit A	Definitions

Exhibit B	Form Project SOW [***]

Exhibit C	Reporting

Exhibit D	Relationship Governance

Exhibit E	Responsibilities Matrix

Exhibit F	Supplemental Support

Exhibit G	Software Support and Maintenance Agreement [***]

Exhibit H	Reserved

Exhibit I	I-9 Certification

Exhibit J	Pricing [***]

Exhibit K	Project Schedule

Exhibit L	Applicable Specifications and Future Functionality

Exhibit M	Performance Standards and Acceptance Criteria

Exhibit N	Expected Timeline

Exhibit O	Module Calculator

Exhibit P	Stranded Costs

Exhibit Q	Project Site Procedures

Exhibit R	Audit Rights

Exhibit S	Enhanced Capabilities Criteria

Exhibit T	Information Security Addendum

Exhibit U	Form of System Operating SOW [***]

Exhibit V	Continuous Performance Standards

SECOND AMENDED AND RESTATED

MASTER AUTOMATION AGREEMENT

This Second Amended and Restated Master Automation Agreement (this “Agreement”), effective on the 20th day of May, 2022 (the “Effective Date”) amends and restates in its entirety that certain Amended and Restated Automation Agreement (as defined below and as amended by Amendment No. 1 and Amendment No. 2 (as defined below)), and is entered into among Walmart Inc., a Delaware corporation (“Walmart”), Symbotic LLC, a Delaware limited liability company (“Symbotic”), and Warehouse Technologies LLC, a New Hampshire limited liability company (“Warehouse Technologies” and, collectively with Walmart and Symbotic, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Master Automation Agreement, dated as of February 6, 2017 (the “Original Agreement”);

WHEREAS, the Parties amended and restated in its entirety the Original Agreement pursuant to the Amended and Restated Master Automation Agreement, dated as of January 29, 2019 (the “2019 Effective Date”) (the “Amended and Restated Automation Agreement”);

WHEREAS, in connection with the Amended and Restated Automation Agreement, the Parties have completed the Project SOW for Brooksville 2.0 POC, dated as of the 2019 Effective Date and, further, have entered into Amendment No. 1 to the Amended and Restated Automation Agreement (“Amendment No. 1”) and to Project SOW for Brooksville 2.0 POC, dated September 23, 2020; Amendment No. 2 to the Amended and Restated Automation Agreement and to Project SOW for Brooksville 2.0 POC, dated April 30, 2021 (“Amendment No. 2”); the Software Support and Maintenance Agreement, dated as of the 2019 Effective Date; and the Source Code Escrow Agreement (as defined below) (the “A&R Documents”);

WHEREAS, the Parties have prior to the Effective Date entered into the following Project SOWs: New Braunfels, TX Phase 1 Project SOW, dated as of October 1, 2020; Douglas, GA Phase 1 Project SOW, dated as of November 18, 2020; Palestine, TX Phase 1 Project SOW, dated as of November 18, 2020; Brooksville, FL Phase 2.5 Project SOW, dated as of April 9, 2021; Brooksville, FL Breakpack Proof of Concept Project SOW, dated as of April 9, 2021; Grove City, OH Phase 1 Project SOW, dated as of August 13, 2021; Menomonie, WI Phase 1 Project SOW, dated as of August 13, 2021, and Miday, TN Phase 1 Project SOW, dated as of August 13, 2021;

WHEREAS, Symbotic has developed and is the owner of Intellectual Property in an automated material handling system(s) and Software;

WHEREAS, Walmart desires to commit additional financial and other resources in connection with the acquisition and deployment of Symbotic Systems under this Agreement;

WHEREAS, Symbotic is willing to continue committing a significant portion of its capacity and resources to Walmart to support the automation of Walmart’s distribution centers utilizing Symbotic Systems;

WHEREAS, the Parties agree to amend and restate the Amended and Restated Automation Agreement and Amendment No. 1 and Amendment No. 2 thereto, which shall be superseded in their entirety and shall be of no further force and effect; and

WHEREAS, the Parties agree that all existing Project SOWs and non-Project SOWs executed under the Amended and Restated Automation Agreement, as amended, shall automatically, and without the need for amendments thereto or further action by the Parties relating thereto, hereafter be governed under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable mutual consideration, the receipt and adequacy whereof are hereby acknowledged by each of the Parties, the Parties executing this Agreement hereby amend and restate the Amended and Restated Automation Agreement as follows:

ARTICLE I

PROJECTS

1.1    General. Subject to the terms of this Agreement, Symbotic and Walmart shall implement one hundred eighty eight (188) Whole Modules pursuant to Exhibit N (Expected Timeline), as may be modified from time to time in accordance with the Rolling Project Schedule and the terms of this Agreement, including termination of a specific Project SOW under Section 16.5 (Termination by Walmart for Symbotic Material Breach), Section 16.6(a) (Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule) or Section 16.11 (Termination for CPS Failure); provided that twenty (20) Whole Modules of the one hundred and eighty eight (188) Whole Modules shall be contingent on the successful completion of the test criteria and related approval processes specified for the Enhanced Capabilities set forth in Exhibit S (Enhanced Capabilities Criteria) (“Enhanced PoC”). In the event that the foregoing criteria is satisfied, Walmart can elect, in its sole discretion, how many of such twenty (20) additional Whole Modules shall be Enhanced Modules, if any, and the Parties shall agree on any applicable terms and conditions that are specific to Enhanced Modules. The Parties agree to negotiate the applicable terms and conditions specific to each Enhanced Module within six (6) months of the successful completion of the Enhanced PoC. For the avoidance of doubt, the provisions of Exhibit N (Expected Timeline) shall apply to the twenty (20) additional Whole Modules if the Enhanced PoC is successful.

(a)    The Parties acknowledge that the Module(s) in the Enhanced PoC shall count towards the initial commitment of one hundred and sixty eight (168) Whole Modules, and if the Enhanced PoC fails Final Acceptance, Walmart’s commitment shall be reduced to an amount equal to one hundred and sixty eight (168) minus the number of Modules in the Enhanced PoC. The Parties further acknowledge that failure of the Enhanced PoC to achieve Final Acceptance shall not be deemed a Symbotic Material Breach for purposes of Section 16.5 (Termination by Walmart for Symbotic Material Breach), a Major Performance Failure for purposes of Section 16.6 (Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule) or a Major CPS Failure for purposes of Section 16.11 (Termination for CPS Failure) or considered in determining whether a CPS Failure has occurred.

1.2    Projects. Subject to the terms of this Agreement, Symbotic shall perform the Work, and Walmart shall make the applicable payments set forth in this Agreement and perform the Walmart Responsibilities, in each case, in a timely manner.

1.3    Scheduling. Symbotic and Walmart shall develop and maintain a mutually agreed [***] rolling project schedule (the “Rolling Project Schedule”), which shall include the Lockdown Period, consistent with the timelines set forth on Exhibit K (Project Schedule). The Rolling Project Schedule will indicate the number of Modules, if any, to be installed during the [***], the Project Sites where they are to be installed, the date by when the Parties anticipate finalization of the Project SOW (the “Project SOW Date”), the scheduled dates for Preliminary Acceptance and Final Acceptance and such other information as is indicated on Exhibit K (Project Schedule).

1.4    Pre-Project SOW Work. Prior to execution of a Project SOW, and consistent with the timing set forth in the Rolling Project Schedule, the Parties shall undertake the following activities:

(a)    Site Information. Walmart shall provide Symbotic with reasonable access to, and information regarding, the Sites included in the Rolling Project Schedule in order for Symbotic to achieve efficiencies in the design phase of the Projects. Walmart acknowledges that such reasonable access and information is required for Symbotic’s preparation of the Design Documents pursuant to Section 1.4(d) (Design Document Preparation).

(b)    Site Inspections. No later than four (4) months prior to the Project SOW Date, Walmart shall provide Symbotic with reasonable access to each applicable Project Site as reasonably required for Symbotic to conduct all tests, surveys and inspections of the applicable Project Site and each other location where any portion of the Work shall be performed, and surrounding locations, to the full extent Symbotic, in its reasonable discretion, deems necessary or advisable for Symbotic to undertake the Work (each, a “Site Inspection”).

(c)    Site Inspection Report. Within a reasonable time after the completion of a Site Inspection, but in no event later than sixty (60) days prior to the Project SOW Date, Symbotic shall provide to Walmart a written report (a “Site Inspection Report”) setting forth Walmart’s responsibilities for such Site (“Walmart Site Responsibilities”). Walmart shall not be bound by any Walmart Site Responsibilities if such Walmart Site Responsibilities are inconsistent with the Walmart Responsibilities set forth in Exhibit E (Responsibilities Matrix) unless Walmart agrees to be bound by such responsibilities in writing.

(d)    Design Document Preparation. Symbotic shall prepare and, no later than thirty (30) days prior to the Project SOW Date, provide to Walmart the drawings and specifications for the installation of the Modules at each applicable Project Site (all Site drawings and specifications for Work prepared by Symbotic, the “Design Documents”). Walmart shall have the opportunity to review and accept the Design Documents prior to execution of a Project SOW. Any Dispute relating to the Design Documents or the acceptance thereof shall be escalated to a representative appointed by each Party holding the title Vice President or higher and having the decision-making authority to resolve the Dispute on behalf of such party (“Senior Representatives”) with a goal of resolving such Dispute within ten (10) Business Days after either Party notifies the other of such Dispute. In the event that the Senior Representatives cannot resolve the Dispute within such time frame, the Parties shall engage in an expedited dispute resolution process pursuant to Section 17.2 (Expedited Arbitration). When providing the Design Documents to Walmart, Symbotic shall identify all material inconsistencies between the condition of each Site and the Design Documents other than latent defects or inconsistencies that a reasonable inspection would not have uncovered. In connection with such escalation, the Senior Representatives shall also determine the impact a delay on the finalization of the Design Document has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay.

1.5    Preparation of Project SOW. At the time that the Parties agree that all work necessary to draft a Project SOW has been completed, pursuant to Section 1.4 (Pre-Project SOW Work), the Parties shall prepare and finalize a Project SOW in the form of Exhibit B (the “Form Project SOW”) attaching the Design Documents and describing in detail: (a) the Site; (b) the Symbotic System to be installed at such Site, including the number and type of components that comprise the Symbotic System for such Site; (c) the Project Time Schedule; (d) the Work to be performed by Symbotic for such Project, including implementation of the Symbotic System and the integration of the Symbotic System with Walmart Systems and other applicable Third Party systems, testing of all hardware and software components required for the Symbotic System operation, and coordinating the operational production ramp-up of the Modules, as applicable, after the date of Preliminary Acceptance until the Modules installed at the Site achieve Final Acceptance; (e) the Walmart Site Responsibilities; (f) the Cost of Material and Labor for such Project; and (g) a list of recommended Consumables. The Form Project SOW contains provisions that are applicable to all Projects (“General SOW Provisions”) as well as placeholders for Project-specific provisions to be negotiated by the Parties on a Project-by-Project basis. Any changes to the General SOW Provisions can only be made by the Parties pursuant to the process described in Section 19.15 (Amendment and Modification). In the event a Project SOW is not finalized by the Parties within ten (10) Business Days after either Party notified the other that all work necessary to draft a Project SOW has been completed, the matter shall be escalated to Senior Representatives of each Party with a goal of resolving such dispute within ten (10) Business Days. In connection with such escalation, the Senior Representatives shall also determine the impact a delay on the finalization of the Project SOW has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay.

1.6    Execution of Project SOWs. A Project SOW shall not be effective until executed by both Parties. Only each Party’s authorized officers or his or her express designee (as designated by such Party in writing) shall be authorized to execute a Project SOW on behalf of such Party. In the event a Project SOW is not executed by either Party within ten (10) Business Days after the draft of the Project SOW has been finalized, the matter shall be escalated to Senior Representatives of each Party with a goal of resolving such dispute within ten (10) Business Days. In connection with such escalation, the Senior Representatives shall also determine the impact a delay on the execution of the Project SOW has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay.

1.7    As Built Drawings. Symbotic shall create and provide Walmart with editable electronic copies of As Built Drawings for each Project no later than ninety (90) days after Preliminary Acceptance of such Project pursuant to the following requirements. Walmart shall pay Symbotic’s reasonable costs associated with providing the drawings. Each As Built Drawing shall be stamped “PROJECT RECORD” in two-inch high red letters, and shall legibly indicate on each document the following by way of title block:

(a)    Date;

(b)    Project title and number;

(c)    Symbotic name, address and telephone number;

(d)    Certification as follows: “This Plan, with the as-built notations, accurately reflects the completed Work”; and

(e)    Signature of Symbotic’s authorized representative.

1.8    Project Work – Walmart Site Responsibilities. Walmart shall perform the Walmart Site Responsibilities by the date on which installation of a Symbotic System commences at a Site pursuant to a Project SOW (the “Installation Commencement Date”).

1.9    Project Work – Legal Compliance. If Symbotic becomes aware that any Work is in material violation of any applicable Law, Symbotic shall promptly notify Walmart in writing. Symbotic shall bear all costs for ensuring its Work complies with all applicable Law other than such Laws that are the responsibility of Walmart pursuant to Section 14.5(d) or Permits that are the responsibility of Walmart pursuant to Section 1.28 (Permits and Regulations), provided that if a Law is enacted or modified after the Effective Date that would have a material impact on Symbotic’s costs to perform the Work, the Parties shall allocate the cost of compliance with such new or modified Law pursuant to a Change Order. For the avoidance of doubt, Symbotic shall have no obligation to perform the Work in accordance with such new or modified Law unless and until the execution of a Change Order unless otherwise mutually agreed by the Parties. Notwithstanding the foregoing, Symbotic shall not be responsible for any violation of this Section 1.9 (Project Work – Legal Compliance) to the extent caused by a violation of Laws at a Project Site that are the responsibility of Walmart.

1.10    Reserved.

1.11    Reserved.

1.12    Reserved.

1.13    Reporting. In addition to the reports systematically generated by the Symbotic System itself, the Parties shall provide each other with reports related to this Agreement and the Work hereunder in accordance with Exhibit C (Reporting).

1.14    Relationship Governance. The Parties shall apply the governance process for the management of this Agreement and collaboration of the Parties as required to perform the Parties’ respective obligations under this Agreement as set forth in Exhibit D (Relationship Governance).

1.15    Changes to a Project SOW. Either Party may request changes to a Project SOW, pursuant to a written change request executed by each Party’s authorized officers or his or her express designee (as designated by such Party in writing) (each, a “Change Request”) within the general scope of the applicable Project SOW consisting of additions, deletions or other revisions. Such a request shall not be unreasonably denied. A Party receiving a Change Request shall respond to such request within a commercially reasonable period of time. Once agreed, such changes shall be made pursuant to a written change order amending the applicable Project SOW executed by each Party’s authorized officers or his or her express designee (as designated by such Party in writing) (each, a “Change Order”) and shall specify the contemplated change(s), including to the extent applicable: (a) the change to the Cost of Material and Labor for such Project; and (b) any adjustments to the Project Time Schedule. The Project SOW shall be deemed to incorporate such Change Order.

1.16    Project Site Procedures. The procedures listed on the attached Exhibit Q (Project Site Procedures) shall apply with regard to the management and installation of the Symbotic System at each Project Site.

1.17    Testing and Acceptance.

(a)    Testing Criteria. Symbotic shall test each Module installed at a Project Site in accordance with the test plan set forth in the Project SOW.

(b)    Production Testing. Testing of each Module installed at a Project Site in a production environment will commence at the point at which the first case is available to ship to a Walmart store from such Module installed at the applicable Project Site.

(c)    Preliminary Acceptance. Symbotic shall use commercially reasonable efforts such that the applicable Module meets the Preliminary Acceptance Criteria set forth in the Project SOW applicable thereto no later than the date specified in the Project SOW. Symbotic shall provide Walmart with written notice at such time that Symbotic determines that a Module meets the Preliminary Acceptance Criteria. Walmart shall provide Symbotic with written notice that it confirms or disputes (pursuant to Section 1.17(f) (Acceptance Disputes)) that the Module meets the Preliminary Acceptance Criteria within fifteen (15) days of receiving such notice from Symbotic. “Preliminary Acceptance” for a Module shall be deemed to occur on the date that is the earlier of (i) the date Walmart provides written notice confirming that a Module meets the Preliminary Acceptance Criteria, and (ii) if disputed pursuant to Section 1.17(f) (Acceptance Disputes) below, such date that the Senior Representatives or arbitrator pursuant to Section 17.2 (Expedited Arbitration), as applicable, determine that the Preliminary Acceptance Criteria were satisfied. Following Preliminary Acceptance, Symbotic shall provide operational ramp-up support of such Module installed at a Site as set forth in the Form Project SOW.

(d)    Reserved.

(e)    Final Acceptance. Symbotic shall ensure that each Module meets the Final Acceptance Criteria set forth in the applicable Project SOW no later than the date specified in the applicable Project SOW applicable thereto. Symbotic shall provide Walmart with written notice at such time that Symbotic determines that a Module meets the Final Acceptance

Criteria. Walmart shall provide Symbotic with written notice that it confirms or disputes (pursuant to Section 1.17(f) (Acceptance Disputes)) that the Module meets the Final Acceptance Criteria within fifteen (15) days of receiving such notice from Symbotic. “Final Acceptance” shall be deemed to occur on (i) the date Walmart provides written notice confirming performance in accordance with the Final Acceptance Criteria, or (ii) if disputed pursuant to Section 1.17(f) (Acceptance Disputes) below, such date that the Senior Representatives or arbitrator pursuant to Section 17.2 (Expedited Arbitration), as applicable, determine that the Final Acceptance Criteria were satisfied.

(f)    Acceptance Disputes. In the event Walmart disputes Symbotic’s determination of Preliminary Acceptance or Final Acceptance, or does not provide notice of confirmation of such acceptance or does not dispute such acceptance within a fifteen (15) day period as set forth in Section 1.17(c) (Preliminary Acceptance) or Section 1.17(e) (Final Acceptance), as applicable, such matter shall be escalated to Senior Representatives of each Party with a goal of resolving such dispute within ten (10) Business Days. In the event that the Senior Representatives cannot resolve the dispute within such time frame, the Parties shall engage in an expedited dispute resolution process pursuant to Section 17.2 (Expedited Arbitration).

1.18    Title and Risk of Loss.

(a)    Title to the Equipment. Subject to the terms of this Agreement, legal title and ownership of the Equipment shall pass to Walmart free and clear of any and all Liens (other than those related to payment terms with respect to such Equipment and those created by Walmart in favor of Third Parties or that result from Walmart’s failure to pay taxes for which it is responsible hereunder), when (i) with respect to Equipment that is specifically procured for a Project and for all other Equipment delivered through Symbotic at a Project Site, when such Equipment leaves the manufacturer (Ex Works) and (ii) for all other Equipment, when such Equipment leaves Symbotic or Symbotic’s supplier.

(b)    Risk of Loss. Walmart shall bear the risk of loss for the Equipment from point of transfer of title as set forth in Section 1.18(a) above. If any loss, damage, theft or destruction occurs to the components of the Symbotic System on a Site from the point transfer of title as set forth in Section 1.18(a) above, Symbotic shall, at Walmart’s sole cost, promptly repair or replace such components of a Symbotic System or other property affected thereby and complete the Work in accordance with this Agreement and the applicable Project SOW; provided that, if such loss, damage, theft or destruction resulted from (i) an act or omission of Symbotic Personnel or (ii) an act or omission of Walmart taken pursuant to Symbotic instruction, Symbotic shall be responsible for the costs of such repair or replacement.

1.19    Photographs and Video.

(a)    Walmart Photos. From time to time during the progress of the Work, photographs of the Work may be taken by various Walmart-authorized Personnel at no expense or progress hindrance to Symbotic. Symbotic shall furnish access to the Work at Walmart’s reasonable request for this purpose. All copies of any such photographs (whether physical, digital or otherwise) shall become the property of Walmart; provided, however, that such photographs shall not provide Walmart with ownership of any rights, including any Intellectual Property rights, in the Work or the Symbotic Systems. Walmart acknowledges that to the extent the photographs convey any Symbotic Confidential Information, such photographs should themselves be treated by Walmart as Symbotic Confidential Information under Article XIII (Confidentiality and Access to Walmart Systems ). Walmart shall have the right to reproduce, modify and use such photographs (regardless of the medium in which they are provided or stored) in connection with the Project for which they are provided, and for such other legitimate business purposes at its discretion subject to Walmart’s compliance with its confidentiality obligations under Article XIII (Confidentiality and Access to Walmart Systems).

(b)    Symbotic Pictures or Videos.

(i)    Symbotic may take photos and video inside a Walmart Project Site solely as required for purposes of performing the Work (and for no other purpose without the express written consent of Walmart). Symbotic shall use the photos or videos only to further its part of the Work and shall not use any of the photos or videos for publicity purposes without the expressed written consent of Walmart.

(ii)    Symbotic acknowledges that to the extent the photographs convey any Walmart Confidential Information, such photographs should themselves be treated by Symbotic as Walmart Confidential Information under Article XIII (Confidentiality and Access to Walmart Systems).

(iii)    It is not the purpose of the cameras to capture the personal likeness of any Walmart employee or subcontractor in the photographs and videos with the Symbotic cameras. If any photographs or video from the Symbotic cameras capture or contain the personal likeness of any Walmart employee or subcontractor, such photograph or video shall be digitally modified so that such person is not recognizable prior to the disclosure or distribution thereof to any Third Party unless otherwise agreed between the Parties.

(iv)    From time to time as Walmart may request in its sole discretion upon reasonable notice of at least five (5) Business Days and at Walmart’s cost, but not more frequently than twice per year, Walmart shall have the right to audit the photographs and video from the Symbotic cameras for compliance with the terms of this Agreement. Such audit shall be conducted during Symbotic’s normal business hours in a manner that is not unreasonably disruptive to Symbotic’s business operations.

(v)    From time to time as Walmart may reasonably request in its discretion, Symbotic shall provide to Walmart copies of photographs or video for specified time periods that Symbotic has in its possession or control; provided, however, that the foregoing shall not obligate or require Symbotic to use video cameras on any specific portions of the Symbotic System or to retain photographs or video for any specific periods of time.

1.20    Site Safety and Security. The Parties shall have the respective obligations regarding safety and security of the Sites, as set forth in Exhibit E (Responsibilities Matrix) attached hereto.

1.21    Compliance with Policies and Procedures.

(a)    Compliance with Walmart Policies and Procedures. Whenever present on Walmart premises, Symbotic shall (i) comply and shall cause its Personnel and Subcontractors to comply with all Walmart on-site written policies and procedures and all reasonable instructions issued by Walmart as communicated to Symbotic by Walmart to the extent they apply to such Personnel’s or Subcontractor’s work, and (ii) take commercially reasonable steps to minimize any disruption to Walmart’s ongoing business operations. Any Site-specific costs to be charged to Walmart with respect to clause (ii) shall be included in a Project SOW.

(b)    Compliance with Symbotic Policies and Procedures. Whenever present on Symbotic premises, Walmart shall comply and shall cause its Personnel and subcontractors to comply with all Symbotic on-site written policies and procedures and all reasonable instructions issued by Symbotic as communicated to Walmart by Symbotic to the extent they apply to such Personnel’s or subcontractor’s work.

1.22    Records. Symbotic shall maintain complete records in auditable form and quality with respect to (a) Symbotic’s performance of Work under each Project SOW; and (b) all amounts charged, rebated or credited by Symbotic to Walmart under this Agreement. The records shall be maintained in accordance with GAAP consistently applied, to the extent applicable. All records shall be maintained for at least four (4) years from the date of creation.

1.23    Symbotic System Operation. The Symbotic Systems shall be operated as follows:

(a)     For each of the Modules in the first four (4) Buildings, including the Modules for the Brooksville 2.0 Project (the “Initial Modules”), or such greater number of Modules as the Parties may agree, commencing on the date that is (i) sixteen (16) weeks prior to the date each such Initial Module is scheduled to achieve Preliminary Acceptance for the first Initial Module in a Building and (ii) eight (8) weeks prior to the date each such Initial Module is scheduled to achieve Preliminary Acceptance for subsequent Initial Modules in a Building, in each case as set forth in the Project Time Schedule, Symbotic Site Personnel shall operate the Initial Module pursuant to a separate statement of work in the form set forth on Exhibit U (Form of System Operating SOW) to be entered into between Symbotic and Walmart (each such statement of work, a “System Operating SOW”). For purposes of each System Operating SOW, “operated by Symbotic Personnel” shall mean that Symbotic shall provide the Symbotic Site Personnel who shall oversee and manage the Walmart System Personnel in the operation of the Initial Module pursuant to the terms and conditions of such System Operating SOW. The fee for Symbotic’s services under each System Operating SOW is set forth in Exhibit U (Form of System Operating SOW). The Parties acknowledge that the System Operating SOW for the Brooksville 2.0 Project has been already entered into.

(b)    For (i) each of the Initial Modules that have achieved Preliminary Acceptance, during the first three (3) years after such Preliminary Acceptance for each such Module, Symbotic shall provide the ongoing training to Walmart Personnel regarding the operation of the Symbotic Systems set forth on Exhibit F (Supplemental Support) and Walmart shall have Symbotic Personnel available to dispatch to a Project Site on an as-needed basis to address operational issues that may arise, and (ii) each of the other Modules contemplated by this Agreement that are not Initial Modules that have achieved Preliminary Acceptance, for the first three (3) years after such Preliminary Acceptance for each such Module, Symbotic shall provide train-the-trainer training to Walmart Personnel regarding the operation of the Symbotic Systems set forth on Exhibit F (Supplemental Support) and Walmart shall have Symbotic Personnel available to dispatch to a Project Site on an as-needed basis to address operational issues that may arise, in each case at no additional cost to Walmart.

1.24    Symbotic System Software Support and Maintenance. Concurrent with the execution of this Agreement, the Parties shall enter into a separate support and maintenance agreement in the form set forth on Exhibit G (Software Support and Maintenance Agreement). Following Preliminary Acceptance of each Module, Symbotic shall provide support and maintenance for the Symbotic System Software for such Module in accordance with Exhibit G (Software Support and Maintenance Agreement). The Charges applicable to such services are set forth in Exhibit G (Software Support and Maintenance Agreement).

1.25    Walmart Cooperation. Although Symbotic is primarily responsible for completion of the Work, Walmart shall reasonably cooperate with Symbotic by providing the information, assistance and resources as may reasonably be required to complete the Work as described in this Agreement and the Walmart Responsibilities and as reasonably requested by Symbotic.

1.26    Reserved

1.27    Software Development.

(a)    During the Initial Term, Symbotic will allocate an amount to an annual enhancement budget (the “Annual Enhancement Budget”) towards software enhancements, features or functionality requested by Walmart (“Requested Enhancement(s)”) as follows: (1) from the Effective Date through December 31, 2026, the amount of the Annual Enhancement Budget shall be [***] per calendar year, with no carry-over of any unused portion; provided, however, that if Symbotic has agreed to perform Requested Enhancements but Symbotic does not complete such Requested Enhancements because of insufficient Symbotic resources, then the budget amount for such incomplete Requested Enhancements shall carry-over; and (2) from January 1, 2027 through the end of the Initial Term, the Annual Enhancement Budget for each calendar year shall be calculated as [***], provided that during the period specified in clause (2), commencing on January 1, 2028 Walmart may carry over any unused portion of the prior years’ Annual Enhancement Budget as well as up to [***] of the unused portion of the current year’s annual allocation to the Annual Enhancement Budget from each calendar year to be used in following calendar years, provided that the aggregate Annual Enhancement Budget in any calendar year shall not exceed [***]. The Annual Enhancement Budget will be applied to Requested Enhancements, first by applying the current year’s allocation and then by applying any carried-

over amount from prior years. If Walmart wishes to request a Requested Enhancement, Walmart shall submit a written request to Symbotic outlining in sufficient detail the scope of the Requested Enhancement being requested. Symbotic shall evaluate the request, and if the Requested Enhancement is found to be feasible, Symbotic shall provide Walmart with a written proposal, including the scope of work and an estimate of the time and costs required to complete the Requested Enhancement. Upon mutual written agreement of the parties, Symbotic shall proceed to perform the Requested Enhancement services. Each approved request shall then be deducted from the Annual Enhancement Budget. For the avoidance of doubt, any unused portion of the Annual Enhancement Budget will expire on December 31 and, except for the carry-overs described above for the periods from the Effective Date through December 31, 2026 and from January 1, 2028 through the end of the Initial Term, any remaining balance will not roll over to the following calendar year.

(b)    Such Requested Enhancements will occur in addition to (i) regular software development efforts and enhancements to its core Software product, (ii) support and maintenance services pursuant to Exhibit G (Software Support and Maintenance Agreement) and (iii) Exhibit F (Supplemental Support). For the avoidance of doubt, it is understood and agreed that (i) there is no guaranty that one Annual Enhancement Budget will be adequate to fund a Walmart Requested Enhancement (provided that Walmart may continue to apply subsequent Annual Enhancement Budgets in subsequent calendar years to complete a Requested Enhancement), (ii) the Requested Enhancements shall be allocated evenly throughout the year and shall be suspended upon the receipt by Symbotic of a Priority Call Notice from Walmart pursuant to Section 4 of Exhibit N (Priority Call on Capacity) for the duration of the call on capacity specified therein to the extent such priority call on capacity impacts the resources required for such Requested Enhancements and (iii) the Requested Enhancements shall not require Symbotic to recruit or hire any employees or engage Subcontractors in the event there is no expertise within Symbotic’s software engineering resources to address a specific Walmart request.

1.28    Permits and Regulations. Except to the extent otherwise stated in a Project SOW, (a) Walmart shall be responsible, at its own cost, to obtain all Permits necessary for completion of the Work for each Project related to the operation of the Walmart business generally, or providing access to, or having work performed at, a Site, and (b) Symbotic shall be responsible, at its own cost, to obtain all Permits which the Parties mutually agree in a Project SOW or otherwise are required to be obtained by Symbotic for the performance of the Work (for which Symbotic shall be fully reimbursed by Walmart upon proper documentation in accordance with Section 7.2(a) (Submission and Payment of Invoices)) or related to the operation of the Symbotic business generally. In the event a Party obtains a Permit that was otherwise allocated to the other Party, it shall be fully reimbursed by the other Party for its costs in obtaining such Permit upon proper documentation in accordance with Section 7.2(a) (Submission and Payment of Invoices). For the avoidance of doubt, any out-of-pocket costs or expenses incurred by Symbotic in connection with obtaining a Permit (including the cost of the Permit) shall not be deemed to be Cost of Material and Labor, and shall not be counted towards the Baseline Price. Unless otherwise specified in a Project SOW, any overheard costs or expenses incurred by Symbotic in connection with obtaining a Permit shall be borne by Symbotic.

1.29    Third-Party Agreements. When entering into Third-Party agreements after the Effective Date for services, software, technology, or Equipment that will be used exclusively for Work performed on a Walmart Site or exclusively for Symbotic Systems installed at a Walmart Site, Symbotic shall seek to include a clause in such Third-Party agreement that the agreement is assignable by Symbotic to Walmart without such Third Party’s consent. For the avoidance of doubt, in no event shall Symbotic have any obligation to make any payment or other consideration to secure such right; provided that, if any Third-Party conditions such right on any payment, Symbotic shall give notice to Walmart of such request and Walmart shall have five (5) Business Days after receipt of such notice to determine whether it elects to provide such payment to Symbotic. In the event Walmart elects not to provide such payment to Symbotic or fails to respond to such notice within such five (5) Business Day period, Symbotic shall have the right to reject such request.

1.30    Non-Solicitation. During the Term, each Party (the “Hiring Party”) shall not, without the other Party’s consent, directly or indirectly, and shall cause its Affiliates (for the avoidance of doubt, with respect to Symbotic, excluding C&S and its direct or indirect subsidiaries), employees and other Personnel (in their capacity as such) not to: (a) solicit for hire, engagement or employment any employee of the other Party (the “Non-Hiring Party”) or any of its Affiliates with whom the Hiring Party has had contact with in connection with the performance of this Agreement (such employees, “Restricted Employees”); or (b) persuade, induce or attempt to persuade or induce any Restricted Employee of the Non-Hiring Party or any of its Affiliates to leave his or her employment or engagement with the Non-Hiring Party or any of its Affiliates and to work for the Hiring Party; provided, however, that the foregoing restrictions shall not prohibit (i) any general solicitation by a professional search firm where none of the Hiring Party nor any of its Affiliates assigned such firm to solicit Restricted Employees of the Non-Hiring Party or any of its Affiliates; (ii) generalized solicitations by advertising and the like that are not directed to any Restricted Employee of the Non-Hiring Party or any of its Affiliates; or (iii) solicitations of persons no longer employed or engaged by the Non-Hiring Party or any of its Affiliates; provided, further, that the restrictions stated above shall not apply with respect to solicitation by Walmart of an individual who was previously engaged in performing operations work at any Project Site other than Symbotic Personnel in a management role. Notwithstanding the foregoing, after three (3) years from the date of Final Acceptance of all Symbotic Systems at a particular Site, Walmart may solicit the automation general manager, assistant automation general manager, and the head maintenance manager that were employed by Symbotic and assigned to such Site (“Permitted Manager Solicitation”). In the event Walmart hires any employee as a result of a Permitted Manager Solicitation, Walmart shall reimburse Symbotic, not later than thirty (30) days thereafter, for any relocation and placement costs incurred by Symbotic in connection with engaging such individual at such Site. The Hiring Party agrees that the provisions of this Section 1.30 (Non-Solicitation) are necessary and reasonable to protect the Non-Hiring Party and its Affiliates in the conduct of their business, their respective customer relationships, and their respective goodwill. In any action to enforce this Section 1.30 (Non-Solicitation), the prevailing Party shall be entitled to recover its reasonable and necessary out-of-pocket costs and expenses, including reasonable attorney’s fees, reasonable expert fees, and court costs, incurred in connection with such enforcement. Any breach of this Section 1.30 (Non-Solicitation) resulting in the Restricted Employee at issue actually leaving the employment of the Non-Hiring Party and becoming employed by the Hiring Party shall entitle the Non-Hiring Party to liquidated damages of an amount equal to two (2) times the annual salary and bonuses (as of immediately prior to the breach of this Section 1.30 (Non-Solicitation)) of any Restricted Employee solicited or induced by the Hiring Party or any of its Affiliates in breach hereof.

1.31    Storage of Equipment. Symbotic shall use the same care to protect any of the Equipment at any time in its possession or under its control while performing the Work as it does with its own property (but in no event less than reasonable care) and shall be responsible for any damage to such property resulting from its failure to use such care, subject to Walmart’s obligations to secure and protect the Sites as part of its normal business operations.

1.32    Excuse of Walmart Performance. Walmart’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused as a result of (a) Symbotic’s failure to perform any of its obligations under this Agreement; (b) Symbotic’s or a Third-Party vendor of Symbotic’s failure to provide necessary information, assistance, required consents or resources; or (c) actions taken or made by Symbotic or a Third-Party vendor of Symbotic against the reasonable written recommendation of Walmart, where such recommendation informed Symbotic of the potential delay or failure such actions might cause, and where such acts are not within the responsibility of Walmart under this Agreement.

1.33    Procurement Assistance; Other Cooperation.

(a)    Walmart shall provide Symbotic commercially reasonable assistance with Symbotic’s procurement needs in connection with each Project, including, assistance from Walmart Personnel in Walmart’s procurement department. In addition, the Parties shall discuss in good faith ways in which they can cooperate with respect to long-term procurement across multiple existing and planned Projects, including the procurement of specific components and developing consistent processes to streamline procurement and economies of scale. Such cooperation shall include joint workshops between Symbotic and Walmart procurement experts; provided that all decisions with respect to Symbotic’s procurement needs with respect to any Project shall be made by Symbotic in its sole discretion.

(b)    The Parties shall cooperate in good faith, including sharing information and participating in joint workshops, with respect to balancing a Cost of Material and Labor for Projects that is cost-effective with the achievement of the Project implementation timelines specified in Exhibit K (Project Schedule) and the Expected Timeline specified in Exhibit N (Expected Timeline), including, without limitation, the implementation of cost savings measures, long-term procurement programs contemplated by clause (a) above, and approaches (including hedges, the cost of which would be included in the Cost of Material and Labor) to mitigate price volatility of steel and other commodities; provided that all decisions with respect to Symbotic’s procurement needs with respect to any Project shall be made by Symbotic in its sole discretion.

1.34    CPS Failures. If a CPS Failure occurs, the Parties shall follow the processes set forth in Exhibit V (Continuous Performance Standards).

ARTICLE II

COMPETITIVE TECHNOLOGIES

2.1    Symbotic System to Remain Competitive. Throughout the Build Out Phase, Symbotic will use commercially reasonable efforts to cause the Symbotic System to evolve and to be modified, enhanced, and supplemented as reasonably necessary for the Symbotic System to keep pace with overall improvements and technological advances in the provision of Comparable Systems in any location throughout the world (provided that if such technology is located outside the United States, it could legally be imported into and used in the United States).

ARTICLE III

RESERVED.

ARTICLE IV

WALMART RESPONSIBILITIES

4.1    Excuse of Symbotic Performance. Symbotic’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused as a result of: (a) Walmart’s failure to perform any Walmart Responsibilities, including the Walmart Site Responsibilities by the Installation Commencement Date; (b) Walmart’s, a Walmart Affiliate’s or a Third-Party vendor of Walmart’s or a Walmart Affiliate’s failure to provide necessary information, assistance, required consents or resources; or (c) actions taken or made by Walmart, a Walmart Affiliate or a Third-Party vendor of Walmart or a Walmart Affiliate against the reasonable written recommendation of Symbotic, where such recommendation informed Walmart of the potential delay such failure or actions might cause as then estimated in good faith by Symbotic, and where such actions are not within the responsibility of Symbotic under this Agreement (the foregoing, collectively, “Excused Delay”). Walmart shall reimburse Symbotic to the extent it incurs any reasonable incremental costs as a result of such Excused Delay, provided that such costs have been agreed to in a Change Order. Any Symbotic delay, failure or breach in performance of its responsibilities under this Agreement resulting from a failure of Walmart to approve any such Change Order in a commercially reasonable time shall be deemed an Excused Delay. For the avoidance of doubt, Symbotic shall not be obligated to incur any incremental costs to respond to an Excused Delay if Walmart has not authorized such costs.

ARTICLE V

LICENSING AND TECHNOLOGY ESCROW

5.1    Licenses.

(a)    Software License. Subject to the terms and conditions set forth in this Section 5.1(a) (Software License) and in this Agreement, Symbotic hereby grants Walmart a perpetual, non-exclusive, non-assignable and non-transferable, right and license to (i) use the Symbotic System Software for Walmart’s internal business purposes solely as necessary for Walmart to operate or to have operated on its behalf the Symbotic System as already installed at a Project Site by Symbotic; and (ii) use, copy, and reproduce the Software Documentation as necessary to support Walmart’s use of the Symbotic System Software and the Symbotic System as already installed at a Project Site by Symbotic (collectively, the “Software License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Walmart solely in the event Walmart fails to comply with its payment obligation set forth in Section 5.1(e) (Software License Fee), subject to the cure periods set forth in Section 16.9 (Termination by Symbotic for Walmart Material Breach) and not for any other Walmart Material Breach.

(b)    Symbotic Property License. To the extent not covered by the Software License set forth in Section 5.1(a) (Software License), Symbotic hereby grants Walmart a perpetual, non-exclusive, non-assignable and non-transferable license to all Symbotic Property and all Intellectual Property rights therein to (i) use the Symbotic Property for Walmart’s internal business purposes solely as necessary for Walmart to operate or to have operated on its behalf the Symbotic System as already installed at a Project Site by Symbotic; and (ii) use, copy, and reproduce the Symbotic Property as necessary to support Walmart’s use of the Symbotic System as already installed at a Project Site by Symbotic, including the right, only after a Symbotic Insolvency Event, to have components made to use with the Symbotic Systems installed by Symbotic or its Subcontractors at a Project Site (the foregoing, the “Symbotic Property License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Walmart solely in the event Walmart fails to pay any undisputed Charges due for such Symbotic System through Preliminary Acceptance, subject to the cure periods set forth in Section 16.9 (Termination by Symbotic for Walmart Material Breach) and not for any other Walmart Material Breach.

(c)    Successors. In the event that Symbotic sells, transfers, assigns or in any other manner conveys the Symbotic System Software or the Symbotic Property, in whole or in part, to a Third Party, Symbotic shall on behalf of itself and its Affiliates ensure that (i) the Software License and Symbotic Property License, as applicable, shall be binding upon any purchaser, acquirer, assignee, or any other successor-in-interest of any such Symbotic System Software or Symbotic Property, and (ii) no right, title or interest in, to or under any such Symbotic System Software or Symbotic Property shall be transferred, assigned or otherwise conveyed or granted to any other Person, in whole or in part, unless such Person agrees in writing to be bound by the obligations of this Article V (Licensing and Technology Escrow). Any action in breach of the foregoing obligation shall be null and void ab initio.

(d)    Sale of a Symbotic System. In the event that Walmart plans to sell or otherwise transfer a Symbotic System to a Third Party in connection with the sale or transfer of a Site, Walmart shall provide Symbotic with reasonable advance written notice thereof and Symbotic shall negotiate with such Third Party in good faith Symbotic’s then-current standard agreement for the purchase of a transferred automated material handling system.

(e)    Software License Fee. Walmart shall pay the applicable Software License Fee for each Module on an annual basis pursuant to the fee schedule set forth in Exhibit J (Pricing) as set forth in the Project SOW; provided that Walmart shall have the option, for any reason, at its sole discretion, upon ten (10) Business Days’ written notice to Symbotic, to instead satisfy in full the remainder of the applicable Software License Fee for all Modules by paying the Fully Paid License Fee as set forth in Exhibit J (Pricing).

(f)    Software Maintenance Term. The Parties shall enter into Exhibit G (Software Support and Maintenance Agreement) in accordance with Section 1.24 (Symbotic System Software Support and Maintenance Agreement) hereof pursuant to which Symbotic shall be obligated to maintain such maintenance and support until the fifteenth (15th) anniversary of the Preliminary Acceptance of the final Project under this Agreement subject to the rights of Symbotic to terminate Exhibit G (Software Support and Maintenance Agreement) in accordance with its terms. Thereafter, Walmart shall have the option to (A) extend the term of Exhibit G (Software Support and Maintenance Agreement) on a year-to-year basis at the then-current Software Maintenance Fee, such term to be automatically renewed each year unless terminated by Walmart on ninety (90) days’ written notice, or (B) provided Symbotic is willing to offer the option, enter into a new year-to-year support and maintenance schedule with Symbotic for support and maintenance on an as-needed basis at Symbotic’s then-current time and materials rate, such agreement to be automatically renewed unless terminated by Walmart on ninety (90) days’ written notice.

(g)    License. The Symbotic System Software and the Software Documentation are licensed to Walmart, not sold, to Walmart, and nothing in this Agreement shall permit or provide for, or shall be interpreted or construed as a sale or purchase of the Symbotic System Software or the Software Documentation.

(h)    Limitations and Restrictions.

(i)    The Software License and Symbotic Property License are specific to each Project and no copy of the Symbotic System Software or Symbotic Property installed on Equipment at a specific Project Site shall be used or copied at any other Site. Notwithstanding anything to the contrary in this Agreement, no license granted hereunder shall be valid outside the United States, and Walmart shall not exercise or allow any Walmart Affiliate or Third Party to exercise any license granted hereunder outside of the United States.

(ii)    Walmart shall not, and shall not permit any Third Party to, use or access the Symbotic System Software, Symbotic Property or the Software Documentation in whole or in part for any purpose, except as expressly provided under this Agreement or as reasonably necessary for a Walmart Authorized Third Party to operate the Symbotic Systems on behalf of Walmart subject to the same restrictions, limitations and other terms applicable to Walmart under this Agreement. Except to the extent permitted under Section 5.4 (Escrow Deposit), the Software License and Symbotic Property License do not permit, and expressly prohibit (A) any modification, enhancement, combination with other programs, or otherwise changing the Symbotic System Software, Symbotic Property and the Software Documentation, in whole or in part; (B) any distribution, in whole or in part, of the Symbotic System Software, Symbotic Property and the Software Documentation; (C) the development or manufacturing of any software, equipment, or product using any Symbotic System Software, Symbotic Property or the Software Documentation or any component of the Symbotic System Software, Symbotic Property or the Software Documentation; (D) reverse engineering, decompiling, decoding, creation of Derivative Works of, or disassembling the Symbotic System Software or Symbotic Property, or in any other way attempting to derive, obtain, reconstruct or, except as expressly set forth in Section 5.2, gain access to the Source Code; (E) except as set forth above, the copying, in whole or in part, of the Symbotic System Software, Symbotic Property and the Software Documentation or any component thereof other than a reasonable number of copies of the Object Code of the Symbotic System Software, Symbotic Property and the Software Documentation for back-up purposes consistent with Walmart’s standard operating procedures, provided that all original proprietary marks and legends are reproduced in the copy; (F) removal or obscuring of any proprietary notices, legends, labels, or logos; (G) encumbering the Symbotic System Software, Symbotic Property or the Software Documentation, in whole or in part, or permitting any Symbotic System Software, Symbotic Property or Software Documentation to become subject to any Lien or security interest; and (H) allowing or assisting any person in taking any of the foregoing actions. To the extent any deployment changes or other modification to the Symbotic System Software or Symbotic Property made by Walmart or Walmart Authorized Third Parties without the express permission of Symbotic results in any defect in the Symbotic System Software or Symbotic Property that otherwise would be covered by any warranty extended by Symbotic, then (1) without limiting any rights of Symbotic with respect to such unauthorized actions, such warranty shall not apply to such resulting defect; and (2) to the extent any such deployment changes or other modification results in any claim against Symbotic, then without limiting any rights of Symbotic with respect to such unauthorized actions, such claim shall not be subject to indemnification by Symbotic.

(iii)    Walmart may not (A) sublicense, sell, rent, lease, lend, provide service bureau or timeshare services, transfer, transmit, commercialize, for sale or use by Third Parties, or otherwise distribute the Symbotic System Software, Symbotic Property or the Software Documentation or any component thereof available to Third Parties; or (B) develop or manufacture or allow any Person to develop or manufacture, products or services similar or competing with the Symbotic System using the Symbotic System Software, Symbotic Property or the Software Documentation (for the avoidance of doubt, Walmart may develop competing systems without using any portion of the Symbotic System Software or Symbotic Property). Notwithstanding the foregoing, Walmart may sublicense the Symbotic System Software, Symbotic Property and Software Documentation to any Walmart Authorized Third Party solely in connection with the operation of the Symbotic Systems for the benefit of Walmart.

(i)    Walmart Authorized Third Parties. Walmart shall be solely responsible and liable for the employment supervision, welfare, and compensation of any Walmart Authorized Third Parties, and shall be responsible and liable for the acts and omissions of such Walmart Authorized Third Parties. The use of a Walmart Authorized Third Party shall not relieve Walmart of any of its duties, responsibilities, obligations or liabilities hereunder.

(j)    Delivery. Symbotic shall install the Symbotic System Software and Symbotic Property as set forth in the Project SOW. At no charge to Walmart, Symbotic will provide to Walmart a reasonable number of copies of the Software Documentation for each copy of the Symbotic System Software and Symbotic Property provided by Symbotic.

5.2    Walmart Embedded Teams.

(a)    Release Preparedness Team. Symbotic will allow, at Walmart’s option, up to [***] Walmart engineers who are employees of Walmart to integrate with the Symbotic engineering team in order to obtain from Symbotic sufficient training, instruction, education and assistance with respect to the development, use and operation of the Symbotic System Software to enable such Walmart engineers to support and maintain the Symbotic System Software on behalf of Walmart in the event of a Release Event (“Release Preparedness Training” and such team, the “Walmart Release Preparedness Team”). Release Preparedness Training shall include read-only exposure to the Source Code as reasonably necessary to allow support and maintenance of the Symbotic System Software in the event of a Release Event. Walmart acknowledges that certain highly sensitive trade secret portions of the Source Code will not be accessible to the Walmart Release Preparedness Team if Symbotic reasonably determines it is not necessary for Release Preparedness Training. The foregoing shall be included in the Software License Fee set forth on Exhibit J (Pricing).

(b)    Walmart Development Team. Symbotic will allow, at Walmart’s option, up to [***], or such larger number as the Parties mutually agree, of Walmart engineers (who are employees of Walmart), to integrate with the Symbotic engineering team in order to work with Symbotic engineers on development activities as further set forth in this Section 5.2(b) and Section 5.3 (the “Walmart Development Team” and with the Walmart Release Preparedness Team, the “Walmart Embedded Teams”). Upon mutual agreement between the Parties, members of the Walmart Development Team may provide staff augmentation services to Symbotic pursuant to which members of the Walmart Development Team may engage in efforts, to be controlled and directed exclusively by Symbotic, to develop additional features and enhancements, as mutually agreed upon by the Parties, to the Symbotic System and Symbotic System Software (such additional features and enhancements, “Symbotic System Enhancements”). For the avoidance of doubt, all such Symbotic System Enhancements shall constitute Symbotic Property subject to the terms of this Agreement in accordance herewith.

(c)    Walmart Embedded Team Requirements.

(i)    Each member of the Walmart Embedded Teams must execute any agreements, instruments, waivers and other documentation with respect to confidentiality, use restrictions, protection and assignment of Intellectual Property as Symbotic may reasonably require, and must comply with all applicable workplace policies of Symbotic, including any policies instituted for workplace health and safety or information security and intellectual property protection.

(ii)    Except as otherwise expressly agreed between the Parties, Walmart Embedded Team members shall not be permitted to copy, disclose or disseminate the Source Code to other Walmart Personnel, except other members of the Walmart Embedded Team who satisfy the conditions described under, and in accordance with the purposes set forth in, this Section 5.2.

(iii)    While employed by Walmart, no individual who is a member of the Walmart Embedded Team may participate in, advise on or contribute to the development of any software or software enhancements of a Symbotic Competitor while such individual is a member of the Walmart Embedded Team.

(iv)    Walmart will have the sole responsibility of hiring and discharging the members of the Walmart Embedded Teams, and will determine all aspects of such members’ compensation.

(v)    Walmart shall manage and retain documentation of any software developed by members of the Walmart Embedded Teams or to which such members made any contribution.

(d)    If Symbotic reasonably determines that any Walmart engineer from the Walmart Release Preparedness Team and/or the Walmart Development Team, as applicable, is materially and adversely affecting Symbotic’s Software development efforts, including by violating in any respect any Laws or breaching any of the obligations set forth in Section 5.2(c)or any Symbotic policies that such Walmart engineer has been made aware of, the Parties shall cooperate to remediate the issue, including by reassigning or removing the Walmart engineers from the Walmart Release Preparedness Team and/or the Walmart Development Team; provided that if the issue is not remediated to each Party’s reasonable satisfaction, the Parties agree such engineer shall be restricted from working on the Walmart Release Preparedness Team and/or the Walmart Development Team, as applicable, until the issue is resolved, which the Parties agree to use commercially reasonable efforts to do within twenty (20) Business Days.

5.3    Development Work.

(a)    Walmart Developments. The Parties acknowledge that if and to the extent Walmart independently develops software that utilize APIs provided by Symbotic to connect with Symbotic System Software, then subject to the terms of this Agreement (including as set forth in Section 8.2) and any other Intellectual Property rights of Symbotic (it being understood that no such software shall be considered a “Derivative Work” for the purposes of this Agreement solely as a result of such utilization of Symbotic APIs), then as between the Parties, Walmart shall own all right, title and interest in and to such independently developed software. Notwithstanding the foregoing, Walmart may not utilize or permit any [***] to develop software on behalf of Walmart or any other Person utilizing any portion of the APIs provided by Symbotic to connect with Symbotic System Software provided by Symbotic, and Walmart may not seek to duplicate the functionality of any portion of the Symbotic System Software, in whole or in part, using any Walmart Personnel who has reviewed or been granted access to the Source Code. For the avoidance of doubt, nothing in this Section 5.3 grants any right to access, use or otherwise exploit any Source Code.

(b)    Other Joint Developments. The Parties agree that if Walmart and Symbotic desire to create, develop or deliver Work Product or other Deliverables that are subject to joint ownership or any other terms other than those set forth in Section 8.2, the Parties shall do so pursuant to a separate written agreement, as contemplated in Section 8.4, that explicitly defines the scope of Work Product, Deliverables and Intellectual Property subject to such differing terms.

5.4    Escrow Deposit.

(a)    Escrow Deposits; Contact Information. As of the Effective Date, the Parties have entered into an escrow agreement (“Source Code Escrow Agreement”) with a nationally recognized Source Code Escrow Agent (“Source Code Escrow Agent”) pursuant to which Symbotic has deposited with such Source Code Escrow Agent a copy of the following materials:

(i)    an exact, duplicate version of the source code for the Symbotic System Software (the “Source Code”) and all Software Documentation, which shall be updated at the same time as any update or modification of the operational version of the Source Code or Software Documentation used in the Symbotic System Software is released or otherwise implemented, including any Releases and Maintenance Modifications (as those terms are defined in Exhibit G) (Software Support and Maintenance Agreement) such that such Source Code and Source Code documentation throughout the Term mirrors the operational Source Code on Symbotic Systems installed at Project Sites (the “Source Code Deposit”);

(ii)    to the extent not included in the Source Code Deposit, any Third-Party source code and documentation used in the Symbotic System to the extent Symbotic has rights to provide Walmart with such source code and documentation;

(iii)    a licensed copy of all Software tools such as debuggers, assemblers and compilers needed to convert the Source Code included in the Source Code Deposit into executable form as necessary to operate the Symbotic System; a detailed description of all procedures necessary to transfer executable code to operational systems; and any applicable configuration documentation to set up the environment to generate the target for the executable Source Code;

(iv)    to the extent not otherwise included in the Software Documentation, such documentation that provides, for all Source Code included in the Deposit Materials, the following categories of information (as applicable): (1) general descriptions and operations; (2) architecture and basic program functions; (3) data flow information; (4) detailed memory map and listing; (5) input/output port maps; and (6) such other detail that would allow a programmer of ordinary skill in the applicable programming language(s) to use and modify the Source Code;

(v)    all other Technical Information related to the Symbotic Systems as would reasonably be required to enable Walmart or a competent Third Party on Walmart’s behalf to use, operate, modify and enhance the Symbotic Systems; and

(vi)    a list of all Third-Party software and technology used in connection with the Symbotic Systems, including reasonable detail regarding its use in the Symbotic System and contact information for any provider of such software or technology ((i) through (vi) collectively, the “Deposit Materials”).

(b)    Delivery of Deposit Materials. Prior to the delivery of any Deposit Materials to the Source Code Escrow Agent, including any supplements or replacements thereof, Symbotic shall conspicuously label for identification each document, disk and other tangible media upon which the Deposit Materials are written or stored, and to the extent electronic file transmissions are permitted as Deposit Materials, properly name and identify each such file. After the initial escrow deposit pursuant to Section 5.4(a) (Escrow Deposits; Contact Information), Symbotic shall update the Deposit Materials within ten (10) Business Days after each Release, and in any event no less frequently than every three (3) months. Symbotic shall provide Walmart with contemporaneous written notice of each such update.

(c)    Inspection and Verification. Walmart shall have the right to retain the Source Code Escrow Agent or a Third Party, at the sole cost and expense of Walmart, to inspect the Deposit Materials and verify the Deposit Materials meet the requirements of Section 5.4 (Escrow Deposit); provided that any such Third-Party reviewer shall be required to enter into a confidentiality agreement, if requested by Symbotic, to protect the confidentiality and proprietary nature of the contents of the Deposit Materials. Each Party shall have the right to have representatives present for any inspection conducted pursuant to this Section 5.4(c) (Inspection and Verification), and Symbotic shall promptly remedy any failure of compliance determined by any such inspection.

(d)    Escrow Duration. The Source Code Escrow Agreement shall remain in effect until the earlier of (i) a Release Event has occurred for which a Release Expiration is not applicable, (ii) the obligation of Symbotic to provide support services to Walmart has been terminated as a result of Walmart’s non-payment of undisputed Charges or (iii) Walmart has terminated or elected not to receive support services from Symbotic.

(e)    Release Event. On the occurrence of any Release Event, subject to the terms of Section 5.4(h) (Return of Deposit Materials) of this Agreement, and provided that Walmart has paid all Charges that are not disputed in accordance with Section 7.3 (Payment Disputes), Walmart shall be entitled to exercise its rights under the Source Code Escrow Agreement pursuant to the terms of the Source Code Escrow Agreement. For the purposes of this Agreement and the Source Code Escrow Agreement, a “Release Event” shall be deemed to have occurred when:

(i)    Symbotic undergoes an Insolvency Event other than an Insolvency Event constituting the commencement of a bankruptcy proceeding under the “Bankruptcy Code”;

(ii)    Symbotic undergoes an Insolvency Event constituting the commencement of a bankruptcy proceeding under the Bankruptcy Code and;

(1)    the proceeding is filed under Chapter 7 of the Bankruptcy Code; or

(2)    the proceeding is filed under Chapter 11 of the Bankruptcy Code. In such event, Walmart shall not permit any Walmart Personnel to access the Deposit Material or redirect the Walmart Embedded Team unless and until the earlier of (A) Symbotic is unable or has refused to provide support services and (B) one hundred and eighty (180) days have elapsed since Symbotic filed its bankruptcy petition and Symbotic has not assumed the Software Support and Maintenance Agreement (as specified in Exhibit G (Software Support and Maintenance Agreement)); or

(3)    the proceeding is filed under Chapter 11 of the Bankruptcy Code and (A) this Agreement or the Software Support and Maintenance Agreement is rejected pursuant to Section 365(n) of the Bankruptcy Code or is rejected or repudiated by a foreign representative in a foreign bankruptcy proceeding that is subject to Chapter 15 of the Bankruptcy Code, and (B) Walmart elects to retain its rights under this Agreement pursuant to Section 365(n)(1)(B) of the Bankruptcy Code;

(iii)    Symbotic has terminated its on-going business operations as it relates to the Symbotic Systems;

(iv)    Symbotic has materially breached its obligation to support and maintain the Symbotic System Software as specified in Exhibit G (Software Support and Maintenance Agreement) (regardless of the reason for such breach) and failed to cure such breach within thirty (30) days following receipt of notice thereof from Walmart. For the avoidance of doubt, Symbotic’s inability to cure a failure of the Symbotic System Software despite its commercially reasonable efforts to do so shall not result in a Release Event, provided that Symbotic has provided Walmart a reasonable opportunity to assist Symbotic in curing such failure or to engage a mutually agreeable Third Party to assist Symbotic in curing such failure and such failure nonetheless remains uncured. Walmart shall require any Third Party engaged in connection with the foregoing to execute a written non-disclosure agreement with Symbotic with confidentiality obligations consistent with those contained herein;

(v)    upon expiration of the Support and Maintenance Agreement set forth in Exhibit G (Software Support and Maintenance Agreement), if Symbotic is unable or has refused to renew the Support and Maintenance Agreement set forth in Exhibit G (Software Support and Maintenance Agreement) or is unable or has refused to enter into a year-to-year support and maintenance agreement with Walmart pursuant to Section 5.1(f) (Software Maintenance Term), in each case, following Walmart’s written request;

(vi)    this Agreement has been terminated by Walmart for any reason, other than material breach pursuant to Section 16.5 (Termination by Walmart for Symbotic Material Breach), and Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit G (Software Support and Maintenance Agreement) for the time periods set forth in Section 5.1(f) (Software Maintenance Term);

(vii)    this Agreement has been terminated by Walmart due to a Symbotic Change of Control in which the Acquiring Person is, controls or is controlled by Exclusivity Entity pursuant to Section 16.8, regardless of whether or not Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit G (Software Support and Maintenance Agreement) for the time periods set forth in Section 5.1(f) (Software Maintenance Term); or

(viii)    this Agreement has been terminated by Symbotic for any reason except Walmart’s failure to comply with its payment obligation set forth in Section 5.1(e) (Software License Fee), subject to the cure periods set forth in Section 16.9 (Termination by Symbotic for Walmart Material Breach), and Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit G (Software Support and Maintenance Agreement) for the time periods set forth in Section 5.1(f) (Software Maintenance Term).

The procedure for releasing the Deposit Materials to Walmart upon the occurrence of a Release Event shall be specified in the Source Code Escrow Agreement. For purposes of subsections (ii) through (vi), above, references to Symbotic shall include any successor of Symbotic, and any Third Party performing on Symbotic’s or a successor of Symbotic’s behalf.

(f)    Source Code License. Subject to Section 5.1(h) (Limitations and Restrictions), commencing upon the occurrence of a Release Event, and continuing until the occurrence of a Release Expiration, if any, Walmart shall have a limited, nonexclusive right and license to use the Deposit Materials in any manner, including to use, copy, display, modify, and create Derivative Works of the Deposit Materials, solely as is necessary to continue the operation of the Symbotic System (which, for the avoidance of doubt, shall be perpetual for Modules after Preliminary Acceptance thereof) consistent with the provisions of this Agreement and to support and maintain Walmart’s use of the Symbotic System Software as already installed at a Project Site by Symbotic and subject in all cases to the terms and conditions of this Agreement (the “Source Code License”). For clarity, the Source Code License shall be subject to Walmart’s payment of the applicable Software License Fee for all Modules. For the avoidance of doubt, Walmart may exercise its rights under the Source Code License through Walmart Authorized Third Parties.

(g)    Rights in the Deposit Materials. Walmart acknowledges and agrees that it will not exercise any of the rights set forth in Section 5.4(f) (Source Code License) until there has been a Release Event and the Deposit Materials have been released to Walmart by the Source Code Escrow Agent in accordance with the release procedures set forth in the Source Code Escrow Agreement. For purposes of clarification, notwithstanding the foregoing or any other provision of this Agreement, Walmart shall have no ownership interest in the Deposit Materials or in any Derivative Works thereof created by or on behalf of Walmart as permitted under this Section 5.4 (Escrow Deposit). Walmart shall make no other use of the Deposit Materials except as expressly permitted under Section 5.4(f) (Source Code License). As between the Parties, Symbotic shall retain all ownership rights, title and interest in and to the Deposit Materials as escrowed, and all Derivative Works thereof, including all Intellectual Property rights therein and thereto. Walmart shall treat the Deposit Materials and all Derivative Works and copies of the foregoing as Symbotic’s Confidential Information.

(h)    Return of Deposit Materials. In the event that: (i) a Release Event has occurred pursuant to Section 5.4(e)(i) or Section 5.4(e)(ii)(2) but, subsequent to such Release Event, Symbotic is no longer subject to the applicable Insolvency Event, (ii) a Release Event has occurred pursuant to Section 5.4(e)(ii)(2) and Symbotic has assumed this Agreement and the Software Support and Maintenance Agreement pursuant to Section 365 of the Bankruptcy Code, or (iii) a Release Event has otherwise occurred pursuant to Section 5.4(e)(iv) but Symbotic cures such breach (collectively, a “Release Expiration”), then, if such Release Expiration occurs within ninety (90) days after the occurrence of such Release Event, Walmart shall return all copies of the Deposit Materials to the Source Code Escrow Agent for redeposit consistent with Section 5.4(a) (Escrow Deposits; Contact Information). If such Release Expiration occurs later than ninety (90) days after the occurrence of such Release Event, Walmart shall have the option, but not the obligation, to return all copies of the Deposit Materials to the Source Code Escrow Agent for redeposit consistent with Section 5.4(a) (Escrow Deposits; Contact Information). In the event Walmart elects to or has the obligation to return the Deposit Materials pursuant to the foregoing, (a) Symbotic shall provide support for the Source Code included in such Deposit Materials subject to the terms of this Agreement and Exhibit G (Software Support and Maintenance Agreement) as if such Source Code were the Symbotic System Software hereunder, (b) Walmart shall destroy all copies of such Deposit Materials that are not redeposited with the Source Code Escrow Agent and, if requested by Symbotic, certify such destruction in writing by an authorized representative of Walmart, and (c) the rights of Walmart on account of the existence of a Release Event shall cease.

5.5    Bankruptcy. The Parties agree that (i) this Agreement and the Software Support and Maintenance Agreement constitute separate executory contracts subject to the provisions of Section 365 of the Bankruptcy Code, (ii) the Source Code Escrow Agreement constitutes the sole supplementary agreement within the meaning of Section 365(n) of the Bankruptcy Code, and (iii) any and all licenses granted to Walmart under this Agreement, are “intellectual property” for purposes of Section 365(n) of the Bankruptcy Code. Notwithstanding the commencement of any proceeding by or against Symbotic under the Bankruptcy Code, (a) all rights in Intellectual Property granted to Walmart under this Agreement shall be deemed fully retained by and vested in Walmart as protected intellectual property rights under Section 365(n), and (b) Walmart shall have all of the rights afforded to non-debtor licensees under Section 365(n). The Parties further agree that, in the event of a rejection of this Agreement by Symbotic in any bankruptcy proceeding by or against Symbotic under the Bankruptcy Code or rejection or repudiation by a foreign representative in a foreign bankruptcy proceeding that is subject to Chapter 15 of the Bankruptcy Code, if Walmart elects to retain its rights under this Agreement pursuant to Section 365(n)(1)(B), then: (x) Walmart shall be entitled, pursuant to Section 5.4(f) (Source Code License) of this Agreement, to a release of the Deposit Materials in accordance with the Source Code Escrow Agreement, as such rights existed on the date Symbotic’s bankruptcy proceeding was commenced, (y) Symbotic shall not interfere with Walmart’s rights to such Intellectual Property and all embodiments thereof in accordance with Section 356(n)(3)(B), and (z) the royalty payments required to be paid by Walmart to Symbotic pursuant to Section 356(n)(2)(B) shall consist of the amounts due pursuant to Section 5.1(e) (Software License Fee)

of this Agreement, viz., the Software License Fee or the Fully Paid License Fee as set forth in Exhibit J (Pricing), as applicable. Upon the initiation of a voluntary or involuntary bankruptcy proceeding regarding Symbotic under the laws of any jurisdiction, anywhere in the world, all required licenses of the Symbotic System Software and any rights in Intellectual Property granted by Symbotic to Walmart pursuant to this Agreement shall survive the bankruptcy of Symbotic to the extent permitted under applicable Law. Without limiting the foregoing, Section 365(n) shall apply to any case commenced under Chapter 15 of the U.S. Bankruptcy Code and, if the foreign representative in such a case rejects this Agreement within the meaning of Section 365 of the Bankruptcy Code, Walmart shall be entitled to make the election and exercise the rights (and be bound by any consequent obligations) described in Section 365(n) of the Bankruptcy Code.

ARTICLE VI

SUPERINTENDENCE AND EMPLOYEES

6.1    Symbotic Personnel. Symbotic shall ensure that the Work and Services under this Agreement shall be performed by qualified and trained Symbotic Personnel who will work cooperatively with Walmart and other persons and entities employed at a Project Site. At all times, Symbotic shall provide competent supervisory personnel at each Project Site. Symbotic shall be solely responsible for the employment supervision, welfare, and compensation of its employees, and shall be responsible for any Work performed by, and the acts or omissions of, its Personnel or its Subcontractors.

6.2    Walmart Personnel. Walmart shall be solely responsible for the employment supervision, welfare, and compensation of its employees, and shall be responsible for the acts and omissions of its Personnel and its subcontractors, including the Walmart Embedded Team.

6.3    Removal of Symbotic Personnel. If Walmart reasonably determines that any Symbotic Personnel is materially and adversely affecting a Project, including by violating in any respect any Laws or any Walmart policies that Symbotic has been made aware of pursuant to Section 1.21(a) (Compliance with Walmart Policies and Procedures), Symbotic will, at its own cost and expense, as soon as practicable remove such individual from the Project and replace the individual with another individual of suitable ability and qualification. Symbotic shall cooperate with Walmart to reassign or remove Symbotic Personnel that Walmart wishes to reassign or remove for other reasonable business reasons subject to limitations of applicable Laws.

6.4    Key Employees. The Parties agree that [***] are “Key Employees” of Symbotic. The following measures are and will remain in place to encourage the retention of the Key Employees:

(a)    As of the Effective Date, all of the named Key Employees are bound by the terms of an agreement not to compete with Symbotic for a period of one (1) year after employment by Symbotic. After the Effective Date, all named Key Employees shall be bound by the terms of an agreement not to compete with Symbotic for a period of the shorter of (i) one (1) year; or (ii) a time period consistent with industry standard, in each case subject to the maximum period allowed by Law.

(b)    All the named Key Employees shall receive or have received a substantial long-term retention incentive with vesting periods of at least five (5) years, subject to customary restrictions and accelerations.

(c)    All the named Key Employees will be paid a market level salary, performance bonus and fringe benefits taken as a whole.

(d)    Symbotic will use commercially reasonable efforts to offer competitive total compensation to all Personnel performing as engineers, programmers, or in other key technology roles.

6.5    Subcontractors.

(a)    Subject to this Section 6.5 (Subcontractors) and except as otherwise set forth in a Project SOW, Symbotic may subcontract and delegate, in Symbotic’s reasonable judgment, any activities that may be necessary to perform and complete the Work or perform any other Services. The use of a Subcontractor shall not relieve Symbotic of any of its duties, responsibilities, obligations or liabilities hereunder and Symbotic shall be liable to Walmart under this Agreement for any breach of this Agreement caused by the acts or omissions of any Subcontractor.

(b)    Symbotic shall provide thirty (30) days’ advance written notice to Walmart of: (i) any Subcontractor Symbotic plans to use at a Site that will be performing material Work (“OnSite Subcontractor”) and (ii) any Subcontractor to whom Symbotic proposes to subcontract or delegate a substantial portion of the development of the Symbotic Systems Software or any support and maintenance for the Symbotic System Software (collectively, “Material Subcontractors”). Such notice shall include the name and location of the Material Subcontractor and a general description of the task they will be performing. Walmart shall have ten (10) Business Days from its receipt of such notice to reject, in its reasonable discretion, any OnSite Subcontractor. In the event Symbotic has not received notice of such rejection within such ten (10) Business Day period, Walmart shall be deemed to have accepted such OnSite Subcontractor. Notwithstanding the foregoing, Symbotic acknowledges that all OnSite Subcontractors will need to undergo Walmart’s standard processes for working at a Site.

(c)    Symbotic shall require each Material Subcontractor to enter into a written agreement (each, a “Subcontractor Agreement”) containing the following terms: (i) a requirement that the Material Subcontractor comply with all applicable Walmart Policies and Procedures as set forth in Section 1.21(a) (Compliance with Walmart Policies and Procedures); (ii) confidentiality obligations consistent with, and no less protective of Walmart Confidential Information than, the provisions of Article XIII (Confidentiality and Access to Walmart Systems) and (iii) intellectual property obligations consistent with, and no less protective of Walmart Intellectual Property than the provisions of Article VIII (Intellectual Property Rights).

(d)    No Material Employment Dispute. Symbotic shall utilize insofar as practicable and available, non-union labor at the work site. Symbotic shall use commercially reasonable efforts to (a) maintain good working relationships with its Personnel, and Subcontractors, agents or Representatives and (b) negotiate in good faith to resolve any stoppage or slowdown of the Work by its Personnel or Subcontractors.

6.6    Relationship of Personnel. In no event will a Party, or any of its Personnel, be considered an employee, subcontractor or agent of the other Party. For the avoidance of doubt (a) neither Symbotic nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Walmart, or entitled to participate in Walmart’s profit sharing, pension or thrift plan, or any other benefits afforded to Walmart’s employees and all matters governing the employment of Symbotic Personnel shall be Symbotic’s full responsibility; and (b) neither Walmart nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Symbotic, or entitled to participate in Symbotic’s profit sharing, pension or thrift plan, or any other benefits afforded to Symbotic’s employees and all matters governing the employment of Walmart Personnel shall be Walmart’s full responsibility. Each Party assumes full responsibility for the actions of its Personnel while performing such Party’s obligations under this Agreement. Each Party shall be responsible for the supervision, direction and control of its Personnel as well as the payment of compensation (including withholding of taxes and social security), contribution to workers’ compensation and unemployment compensation, overtime, disability benefits, and any other legally required benefits or compensation or discretionary benefits or compensation.

6.7    Specific Immigration Compliance. Symbotic shall comply with the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (the “Immigration Laws”), all to the extent related to the performance of its obligations under this Agreement.

(a)    Symbotic warrants and represents that it has not been the subject of an enforcement action by U.S. Immigration and Customs Enforcement within the two (2) year period prior to the Effective Date.

(b)    Not more frequently than once every six (6) months throughout the Term, upon Walmart’s reasonable request in its sole discretion, Symbotic shall, at Symbotic’s expense, audit the Form I-9s for compliance for each of its employees performing Services under one or more Project SOWs. At Walmart’s option, such audit shall be performed either by Symbotic, at Symbotic’s expense, or by Symbotic’s Third-Party immigration attorney or consultant, who must be experienced and trained in the field of immigration compliance, at Walmart’s expense. Upon completion of the audit, Symbotic or its Third-Party auditor, as applicable, shall execute a certification, which shall be in substantially the form set forth in Exhibit I (I-9 Certification), which is incorporated by reference into and made a part of this Agreement. Symbotic shall retain all such certifications on file for the duration of the Term, and shall deliver copies of such certifications to Walmart upon Walmart’s reasonable request during the Term.

(c)    During the Term, Symbotic shall as soon as reasonably practicable and to the extent (i) not prohibited by Law; and (ii) if Symbotic Personnel are actually aware of the following circumstances: notify Walmart Inc., Legal Department Compliance, 702 SW 8th Street, Bentonville, AR 72716 via fax at (479) 277-5991 and the applicable Walmart Site manager by in-person voice communication (not voice mail) of any unscheduled inspections, work site enforcement actions, investigations, inquiries, visits or audits conducted by the United States Department of Homeland Security or any other Governmental Authority related to environmental, immigration or employee-safety issues of Symbotic, its agents, or employees.

ARTICLE VII

FEES; PAYMENTS

7.1    Charges. Walmart shall pay Symbotic all fees, payments, costs, reimbursements, expenses and other payments in connection with this Agreement (collectively, “Charges”) as set forth in Exhibit J (Pricing) for the Modules for that Project.

7.2    Invoicing.

(a)    Submission and Payment of Invoices. Symbotic shall submit invoices to Walmart in accordance with the process set forth in Exhibit J (Pricing) and Walmart shall pay each invoice in accordance with the payment terms set forth in Exhibit J (Pricing).

(b)    Walmart’s Default. If Walmart fails to pay any portion of the Charges that are not disputed by Walmart under Section 7.3 (Payment Disputes), when due and payable, then in addition to any other rights Symbotic may have under this Agreement, in such event and after giving ten (10) days’ written notice to Walmart, Symbotic may cease further deliveries of Equipment for pending Project SOWs and further installation of such Equipment, and any resulting delay caused thereby shall be deemed an Excused Delay. Symbotic shall incur no liability of any kind whatsoever to Walmart if it ceases to perform installation work or to deliver further Equipment pursuant to the terms of this Section 7.2(b) (Walmart’s Default).

7.3    Payment Disputes. Walmart may, upon written notice to Symbotic, on or before the due date, withhold payment of any portion of particular Charges that it disputes in good faith. In the event of such dispute, each Party will designate a Relationship Manager to meet promptly with the other Party’s Relationship Manager to resolve such dispute. If such Relationship Managers cannot resolve the dispute within thirty (30) days, then either Party may submit the dispute to the dispute resolution process described in Article XVII (Dispute Resolution) hereof.

7.4    Reserved.

7.5    Adjustments for Inflation. All adjustments for inflation are set forth in Appendix 1 (Adjustments for Inflation and Deflation) to Exhibit J (Pricing).

7.6    Taxes.

(a)    Responsibility for Taxes. Walmart shall be responsible for all duties, import fees, sales, transaction, consumption, use, property or similar taxes (but excluding, for the avoidance of doubt, any taxes imposed on the income of Symbotic by any Governmental Authority) arising from Work or Services provided in accordance with this Agreement (all such duties, fees and taxes, and any interest, penalties or additions imposed on or with respect thereof, the “Covered Taxes”).

(b)    Collection of Covered Taxes. Walmart shall timely pay to Symbotic in accordance with the provisions set forth below, the full amount of such Covered Taxes and Symbotic shall remit amounts so received from Walmart to the applicable Governmental Authority on a timely basis. Walmart and Symbotic shall use commercially reasonable efforts to timely determine (i) what portions of Equipment, Deliverables or Services provided by Symbotic under a Project SOW are subject to Covered Taxes and at what rate, (ii) the status of Walmart, Symbotic and any other relevant Person as it relates to the imposition of Covered Taxes and (iii) any other matter related to the imposition or determination of the amount of Covered Taxes. Symbotic shall prepare and furnish Walmart with invoices showing separately itemized charges and amounts of Covered Taxes due. To the extent an invoice contains both taxable and non-taxable items of the same category, the charges shall be separately stated. Walmart shall pay Symbotic the amount of such Covered Taxes set forth on Symbotic’s invoice within thirty (30) days from the delivery of the Symbotic’s invoice. Symbotic shall pay the remitted tax to the appropriate Governmental Authority in a timely fashion. Symbotic agrees to use commercially reasonable efforts to cooperate with reasonable written requests by Walmart, at the full cost and expense of Walmart, in obtaining any refund, return, rebate, or the like of any Covered Taxes, including by filing any necessary exemption or other similar forms, certificates, or other similar documents.

(c)    Exemption Certificates and Direct Pay Permits. Each of Walmart and Symbotic agrees to use commercially reasonable efforts to obtain any and all exemptions from and/or reductions in Covered Taxes. In addition, at any time or for any Project, Walmart may present a direct pay permit stating in reasonable detail that it is directly responsible for remitting Covered Taxes that would normally be billed by Symbotic to the applicable Governmental Authority (a “Direct Pay Permit”) or a properly completed exemption certificate that states that no Covered Taxes are due on all or some of the Work or Services (an “Exemption Certificate”). Symbotic will stop billing for, collecting and remitting the said Covered Tax covered by such Direct Pay Permit or Exemption Certificate within five (5) Business Days following the receipt thereof. To the extent legally allowed and subject to the provisions of this Agreement, Symbotic will return to Walmart the amount of Covered Taxes subject to such Direct Pay Permit or Exemption Certificate paid to Symbotic by Walmart that have not been remitted by Symbotic to a Governmental Authority. Symbotic and Walmart agree to use reasonable efforts to cooperate in the defense of any tax position related to such Covered Taxes that is challenged by a Governmental Authority.

(d)    Indemnification for Covered Taxes.

(i)    Symbotic shall indemnify and hold Walmart harmless from and against any Losses arising out of or in connection with the failure by Symbotic to pay Covered Taxes timely collected from Walmart to the applicable Governmental Authority.

(ii)    Walmart shall indemnify and hold Symbotic harmless from and against any Losses arising out of or in connection with (A) the failure by Walmart to timely pay to Symbotic all or any portion of the Covered Taxes, (B) any Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Walmart to Symbotic pursuant to Section 7.6(c) (Exemption Certificates and Direct Pay Permits) above and (C) a position regarding the taxability of property or services provided under this Agreement or a Project SOW taken by Symbotic upon the written request of Walmart.

(e)    Control of Tax Proceedings. Subject to the terms and conditions of this Section 7.6(e) (Control of Tax Proceedings), Walmart shall have the right but no obligation to assume, at its own cost and expense, the control of any tax audit or administrative procedure involving Symbotic (or any affiliate thereof) and relating solely to Covered Taxes (the “Tax Proceedings”) against which Walmart is responsible to indemnify Symbotic (or any affiliate thereof) under this Agreement, provided that (i) Walmart provides a written notice (the “Walmart Tax Proceedings Notice”) to Symbotic within ten (10) Business Days from the time Symbotic notifies Walmart in writing about the Tax Proceedings, in which Walmart Tax Proceedings Notice, Walmart shall affirm its obligation to indemnify and hold Symbotic harmless from and against any Loss relating to such Covered Taxes, (ii) Walmart shall conduct such Tax Proceedings in a diligent manner, (iii) Symbotic shall have the right to join any such Tax Proceedings with advisor of its choice, and at its own cost and expense (including by joining meetings with any Governmental Authority and by commenting on any submission to any applicable Governmental Authority), (iv) Walmart shall keep Symbotic timely and fully updated as to any non-insignificant development relating to such Tax Proceedings and shall allow Symbotic to participate in such Tax Proceedings (including by joining meetings with any Governmental Authority and by commenting on any submission to any applicable Governmental Authority), (v) in controlling such Tax Proceeding, Walmart may not take any action that would require or otherwise involve Symbotic (or any of its affiliates) in any court appeal, and (vi) Walmart shall not settle, surrender or otherwise resolve or dismiss any such Tax Proceedings without the prior written approval of Symbotic (which consent shall not be unreasonably withheld, conditioned or delayed). If Walmart does not provide or is not permitted to provide a Walmart Tax Proceedings Notice in accordance with the provisions of this Agreement, Symbotic shall have the right to control such Tax Proceedings and the provisions of clauses (ii) through (vi) of the prior sentence shall apply mutatis mutandis. Each of Symbotic and Walmart shall use commercially reasonable efforts to bifurcate any proceeding related to Covered Taxes against which Walmart is responsible to indemnify Symbotic (or any Affiliate thereof) under this Agreement in such a manner that such proceeding relates solely to such Covered Taxes.

(f)    Record Retention.

(i)    Symbotic shall retain records related to the collection and payment of all Covered Taxes.

(ii)    Walmart shall retain records related to the collection and payment of all Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Walmart to Symbotic pursuant to Section 7.6(c) (Exemption Certificates and Direct Pay Permits) above.

(iii)    Each of Symbotic and Walmart shall retain such records for a period of seven (7) years following the filing of a tax return with respect to such Covered Taxes (the “Retention Period”); provided that to the extent that any claim, audit, administrative proceeding, litigation or other similar action is taken by Governmental Authority or by any of the parties with respect to such

Covered Taxes (“Tax Action”) and such Tax Action is still outstanding at the time the Retention Period is scheduled to expire, the Retention Period with respect to the applicable Covered Taxes shall be extended to cover any agreements relating to the retention of the relevant records or otherwise as may be required to administer such Tax Action. Each of Symbotic and Walmart shall give the other party, upon reasonable written request, the right to reasonably review such records during regular business hours.

(iv)    Prior to disposing of or otherwise destroying any such records relating to Covered Taxes, Symbotic or Walmart, as the case may be, shall give the other party the right, at such other party’s expense, to take possession of such records.

(g)    Withholding. Walmart shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments or other transfers made to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any relevant tax Laws. If any such Person so withholds (or causes to be withheld) any such amounts, and such amounts are paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event Walmart intends to withhold or deduct or cause to be deducted or withheld any amount pursuant to this Section 7.6(g) (Withholding), Walmart shall promptly notify Symbotic of such intention and shall use commercially reasonable efforts to provide such notice at least seven (7) Business Days prior to the date of the applicable payment.

7.7    Audited Financial Statements. Upon Walmart’s reasonable request, not more than once every twelve (12) months, Symbotic will provide Walmart its most current audited financial statements.

ARTICLE VIII

INTELLECTUAL PROPERTY RIGHTS

8.1    Retained Work. All Intellectual Property (a) owned by a Party prior to the Effective Date, including, with respect to Symbotic only, any such Intellectual Property that Symbotic owns under the Prior Agreements (such Intellectual Property, the “Prior Agreements IP”); or (b) independently created or developed by a Party or its contractors without the use of or reference to the Confidential Information of the other Party, including the non-public inventions, methods, processes, know-how, and data collections of the other Party shall remain the exclusive property of that Party (collectively, “Retained Works”). Except for the rights and licenses expressly granted by a Party to the other Party in this Agreement, neither Walmart nor Symbotic grants, assigns or in any way transfers any right, entitlement, privilege, permission, claim, title, ownership or interest in any Retained Works, either implicitly, by operation of law or otherwise. Each Party shall at all times have in place written assignment or work for hire agreements, or an employment relationship, with their employees and subcontractors who are or may be involved with the creation of any Intellectual Property that provide such Party with all necessary rights to comply with the allocation of Intellectual Property ownership set forth in this Article VIII (Intellectual Property Rights).

8.2    Intellectual Property Ownership.

(a)    Except for its own Retained Works, and subject to Section 8.4, Walmart acknowledges and agrees that all right, title and Intellectual Property interest in and to Symbotic’s Retained Works, the Symbotic System, and the Symbotic System Enhancements, including the Applicable Specifications, Symbotic System Software, System Data, Software Documentation, Deposit Materials, Work Product, the designs of the Symbotic System (“Designs”), the As Built Drawings (subject to Section 8.3 (Project Drawings)), and any other deliverables that are created, developed, produced, reduced to practice or conceived of during the course of performing the Services (whether or not patentable or registerable under copyright or similar statutes), including but not limited to, joint and collective works and compilations and Feedback (“Deliverables”), Symbotic System Enhancements, and Derivative Works of any of the foregoing, and all Intellectual Property rights related to all of the foregoing, whether existing during the Term or acquired or developed by Symbotic after the Term, shall remain the property of or shall vest exclusively in Symbotic (all of the foregoing, collectively, “Symbotic Property”). Walmart further acknowledges and agrees that none of the Services, Work Product, Designs, As Built Drawings, Symbotic System Enhancements, nor any Deliverable or other Symbotic Property shall be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes. Except for the rights and licenses expressly set forth in this Agreement, no other right is granted, no other use is permitted and all other rights are expressly reserved by Symbotic.

(b)    To the extent Walmart obtains any right, title or interest in the Symbotic Retained Works, Work Product, Designs, As Built Drawings (subject to Section 8.3 (Project Drawings)), Symbotic System Enhancements, Deliverables, or any other Symbotic Property, by operation of applicable Law or otherwise, Walmart hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Personnel to perpetually and irrevocably assign, to Symbotic, any and all Intellectual Property right, title, and interest in and to the Symbotic Retained Works, Work Product, Designs, As Built Drawings (subject to Section 8.3 (Project Drawings)), Symbotic System Enhancements, Deliverables and Symbotic Property (and all future modifications, Derivative Works and improvements to any of the foregoing) throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto. From time to time upon Symbotic’s request, Walmart shall confirm, and shall cause its applicable Personnel to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Symbotic may request.

(c)    Symbotic acknowledges and agrees that all right, title and Intellectual Property interest in and to Walmart Data shall be the property of, or shall vest exclusively in, Walmart. Walmart hereby grants Symbotic a non-exclusive, non-transferable, non-assignable, revocable, limited license for as long as Symbotic is providing Services hereunder or under the Software Support and Maintenance Agreement to use, reproduce, modify and display internally Walmart Data for the limited purpose of providing Services to Walmart hereunder and under the Software Support and Maintenance Agreement, including providing dashboards, creating and distributing insights to Walmart, analysis and statistics for training purposes, and for Symbotic’s internal business purpose of monitoring and improving the Services and Symbotic System.

(d)    To the extent Symbotic obtains any right, title or interest in the Walmart Retained Works or Walmart Data by operation of applicable Law or otherwise, Symbotic hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Personnel to perpetually and irrevocably assign, to Walmart, any and all Intellectual Property right, title, and interest in and to the Walmart Retained Works and Walmart Data (and all future modifications, Derivative Works and improvements thereto) throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto. From time to time upon Walmart’s request, Symbotic shall confirm, and shall cause its applicable Personnel to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Walmart may request.

(e)    In the event Symbotic plans to abandon any patent or patent application that is the subject of Section 5.1(a) (Software License), or Section 5.1(b) (Symbotic Property License), Symbotic shall give Walmart sixty (60) days prior written notice of such desired abandonment and the Parties shall discuss in good faith any such planned abandonment, provided that nothing shall prevent Symbotic from proceeding with the abandonment.

8.3    Project Drawings. All copies of drawings, specifications or other documents furnished by Symbotic to Walmart for the Work, including “As Built Drawings” and schematics (collectively, the “Project Drawings”) shall become the property of Walmart; provided, however, that the information and tangible and intangible creative works embodied in the Project Drawings are not and shall not be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes and Symbotic owns and shall retain all ownership rights and interests in and to all of the Intellectual Property and proprietary technical information contained therein. For illustration purposes only, Walmart shall own the medium in which such output is delivered (e.g., the physical hardcopy) but Walmart does not own the copyright or any other Intellectual Property in and to the design. Walmart shall at all times reproduce and shall not remove any proprietary, confidential and copyright notices from any and all Project Drawings; provided, however, that nothing herein shall be construed to limit the ability of Walmart to use, copy and distribute the Project Drawings for the purpose of exercising its rights pursuant to Section 5.1(b) (Symbotic Property License).

8.4    No Other Jointly-Developed or Walmart-Owned Work Product. The Parties agree that, except as expressly set forth in Section 5.3(b), this Agreement does not contemplate any joint development or joint ownership of any Work Product, Deliverables, or Intellectual Property. If Walmart and Symbotic desire to create, develop or deliver Work Product, Deliverables, or Intellectual Property that are either to be jointly owned by the Parties or solely owned by Walmart, Walmart and Symbotic shall do so pursuant to a separate written agreement entered into hereunder. Such agreement shall include express terms specifying (a) the scope of Work Product, Deliverables or Intellectual Property, as applicable, that is subject to such Agreement, (b) the terms and conditions of such arrangement and the ownership of the Work

Product, Deliverables, or Intellectual Property thereunder, and (c) the Parties’ respective rights and obligations with respect to the exploitation, licensing, duty to account, prosecution, maintenance, confidentiality, enforcement, and cooperation of and with respect to such Work Product, Deliverables, or Intellectual Property.

8.5    System Data. Symbotic shall own all right, title and Intellectual Property interest in System Data, which shall be the property of or shall vest exclusively in Symbotic. Symbotic hereby grants Walmart a perpetual, non-exclusive, non-transferable, non-assignable license to use System Data that is provided to Walmart for Walmart’s own internal business purposes. Symbotic shall also own all right, title and interest in and to Aggregate Data, which Symbotic retains the right to use for any purpose in its sole and absolute discretion. “Aggregate Data” means aggregated statistics and aggregated data created or derived by Symbotic from (a) System Data, (b) Symbotic’s provision of the Symbotic System or Symbotic System Software or (c) Walmart’s use of the Symbotic System or Symbotic System Software (excluding Walmart Data and Walmart Confidential Information); provided, however, that such Aggregate Data will be anonymized and aggregated with other data such that Walmart and Walmart Confidential Information cannot be identified in any way. Walmart shall have the right to audit the Aggregate Data to ensure compliance with this Agreement.

ARTICLE IX

INSURANCE REQUIREMENTS

9.1    Certificates. Within ten (10) days after execution and delivery of this Agreement, and at the renewal of each insurance policy herein, evidence of insurance or self-insurance, or certificates of insurance shall be made available to Symbotic and Walmart with respect to the insurance requirements set forth in this Article IX (Insurance Requirements).

9.2    Walmart’s Insurance Requirements.

(a)    Walmart shall be covered by the following occurrence-based insurance coverage issued by a company having a rating of A- or better and a Financial Size Category rating of VII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies:

(i)    Commercial general liability coverage with bodily injury, property damage, personal and advertising injury and products and completed operations limits of liability of not less than [***] per occurrence.

(ii)    Commercial automobile insurance for all vehicles owned, non-owned, leased, hired or otherwise used by Walmart with a combined single limit per accident of not less than [***]. Alternate forms of evidence of financial responsibility acceptable to the Federal Motor Carrier Safety Administration or other governing authority, including surety or qualified self-insurance, shall be deemed acceptable for meeting this requirement.

(iii)    Workers compensation coverage as required by applicable Law, and employer’s liability insurance with limits of liability not less than [***] Accident (each accident), [***] Bodily Injury – Disease (limit), and [***] Bodily Injury – Disease (each employee).

(b)    With respect to the insurance required in Section 9.2(a)(i) and Section 9.2(a)(iii), Walmart shall name Symbotic, its subsidiaries and affiliates as an additional insured.

(c)    Subject to the provisions of the required policies and any applicable regulatory or statutory provision, the insurers of the required policies shall provide to Symbotic at least thirty (30) days’ written notice prior to any cancellation or material modification of any policy maintained hereunder.

(d)    Claims made policies can be utilized to the extent the purchase of occurrence policies is not commercially reasonable. Any such claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception of services contemplated by this agreement. Claims made policies must be kept in full force and effect for two (2) years following the completion of services.

(e)    Any insurance carried or required to be carried by Walmart, at Walmart’s option, may be carried under an insurance policy, self-insurance ([***]), or pursuant to a master policy of insurance or so-called blanket policy of insurance covering other locations of Walmart or its corporate affiliates, or any combination thereof.

(f)    It is understood and agreed that if Walmart does not maintain or self-insure the required insurance set forth in this Section 9.2 (Walmart’s Insurance Requirements), Walmart shall be responsible, subject to all other terms of this Agreement, for any loss, damages, attorneys’ fees, or any other amounts of insurance of the types and amounts required in this Section 9.2 (Walmart’s Insurance Requirements) had been maintained.

(g)    In lieu of requiring Walmart to obtain and maintain builder’s risk insurance, Walmart has agreed to reimburse Symbotic for [***] of any uninsured losses that would have otherwise been covered under a builder’s risk policy affording coverage for (A) losses actually sustained by Symbotic for delay in completion, including loss of income and soft costs, and the transportation and storage of materials and (B) loss for Symbotic’s remaining interest in the applicable Project. However, such obligations shall not apply to the extent losses are caused by the negligence, actual fraud or Willful Misconduct of Symbotic, its Personnel or Subcontractors.

9.3    Symbotic’s Insurance Requirements.

(a)    Symbotic, during the Term and for a period of at least three (3) years following the termination of this Agreement shall maintain the following occurrence-based insurance coverage issued by a company having a rating of A- or better and a Financial Size Category rating of VII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies:

(i)    Commercial general liability coverage with bodily injury, property damage, personal and advertising injury and products and completed operations limits of liability of not less than [***] per occurrence.

(ii)    Commercial automobile insurance for all vehicles owned, non-owned, leased, hired or otherwise used by Symbotic with a combined single limit per accident of not less than [***].

(iii)    Workers compensation coverage as required by applicable Law, and employer’s liability insurance with limits of liability not less than [***] Accident (each accident), [***] Bodily Injury – Disease (limit), and [***] Bodily Injury – Disease (each employee).

(iv)    Errors and Omissions coverage with a limit per occurrence of not less than [***].

(v)    Umbrella / Excess liability insurance with terms and conditions no less broad than the underlying liability policies required herein, with limits of no less than [***] per occurrence and in the annual aggregate.

(b)    With respect to the insurance required in Section 9.3(a)(i), Section 9.3(a)(ii) and Section 9.3(a)(v), Symbotic shall name Walmart Inc., its subsidiaries and affiliates as an additional insured.

(c)    Subject to the provisions of the required policies and any applicable regulatory or statutory provision, the insurers of the required policies shall provide to Walmart at least thirty (30) days’ written notice prior to any cancellation or material modification of any policy maintained hereunder.

(d)    Claims made policies can be utilized to the extent the purchase of occurrence policies is not commercially reasonable. Any such claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception of services contemplated by this agreement. Claims made policies shall include an extended reporting period of at least five (5) years.

9.4    Waiver of Subrogation. All required policies in this Article IX (Insurance Requirements) shall contain waivers of subrogation, where allowed by law.

ARTICLE X

CHANGE OF CONTROL

10.1    Notice Right.

(a)    Each of Symbotic and Warehouse Technologies represents and warrants to Walmart that, other than the discussions related to the negotiation, execution and delivery of this Agreement and the Proposed SPAC Transaction, neither Symbotic nor Warehouse Technologies is currently or has, in the six-month period immediately preceding the date of this

Agreement: (i) engaged in an exploration of strategic alternatives that could reasonably be expected by such Person to result in a Substantial Sale of Interests by such Person or a Change of Control or IPO of any of Symbotic or Warehouse Technologies; or (ii) received a bona fide written offer or proposal from a Third Party, which written offer or proposal is for a Substantial Sale of Interests or a Change of Control of Symbotic or Warehouse Technologies.

(b)    During the Build Out Phase and (i) prior to an IPO or a SPAC Transaction or (ii) following an IPO or a SPAC Transaction to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties), Symbotic shall provide Walmart with a written notice (the “Notice”) in the event (i) Warehouse Technologies or any of its direct or indirect subsidiaries, or (ii) to the actual knowledge of the Key Employees of Symbotic, Richard B. Cohen or any other member of the Cohen Group: (x) determines to explore strategic alternatives that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or a Change of Control or IPO of Symbotic or a SPAC Transaction; or (y) receives a bona fide written offer or proposal from a Third Party, which written offer or proposal is for a Change of Control of Symbotic or a Substantial Sale of Interests.

(i)    During the Build Out Phase and prior to an IPO or a SPAC Transaction, without having provided at least [***] prior Notice to Walmart, none of Warehouse Technologies or any of its direct or indirect subsidiaries, will (i) enter into a definitive agreement that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic, (ii) file a preliminary prospectus with respect to an IPO of Symbotic within the first [***] days after the provision of the Notice, or (iii) otherwise limit its ability (including through imposition of a break-up fee or entering into an exclusivity agreement) to pursue a Substantial Sale of Interests or Change of Control transaction of Symbotic with Walmart, in each case during such minimum [***] period.

(ii)     During the Build Out Phase and following an IPO or a SPAC Transaction to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties), without having provided at least [***] prior Notice to Walmart, none of Warehouse Technologies or any of its direct or indirect subsidiaries, will (i) enter into a definitive agreement that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic, or (ii) otherwise limit its ability (including through imposition of a break-up fee or entering into an exclusivity agreement) to pursue a Substantial Sale of Interests or Change of Control transaction of Symbotic with Walmart, in each case during such minimum [***] period.

(c)    If Warehouse Technologies or any of its direct or indirect subsidiaries, or, to the actual knowledge of the Key Employees of Symbotic, Richard B. Cohen or any other member of the Cohen Group begins a process to explore strategic alternatives with any Third Parties that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic, in each case, during the Build Out Phase, then Warehouse Technologies or Symbotic will in good faith and to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties), allow Walmart to participate therein on terms and conditions substantially similar to all other Third-Party participants in such process, including with respect to the application of the criteria of inclusion or exclusion in such process; provided that, for the avoidance of doubt, Walmart shall not have a right to subscribe to shares in the event of, or otherwise participate in, a proposed IPO.

(d)    Notwithstanding anything in this Agreement, none of Symbotic, Warehouse Technologies and its direct and indirect subsidiaries or Richard B. Cohen or any other member of the Cohen Group will be required to identify any parties or potential parties to the Substantial Sale of Interests or Change of Control in advance of the consummation of a Symbotic Change of Control or Substantial Sale of Interests; provided that during the Build Out Phase,    Symbotic and Warehouse Technologies and its direct and indirect subsidiaries shall promptly notify Walmart if any Restricted Entity, and the identity of any such Restricted Entity is participating in any such process, or otherwise, during the Build Out Phase submits a bona fide written offer or proposal that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic.

(e)    During the Build Out Phase, Symbotic shall provide Walmart with a written notice of the consummation of a Symbotic Change of Control or to the actual knowledge of the Key Employees of Symbotic, a Substantial Sale of Interests within four (4) Business Days thereof, which notice shall include the identity of the counterparty to such transaction and the number and percentage of Interests acquired in such transaction (it being understood that public disclosure of such consummation, including through issuance of a press release or filing of a Form 8-K or Schedule 13D, shall satisfy such obligation of Symbotic).

(f)    The provisions of this Section 10.1 shall survive any Change of Control of Symbotic, SPAC Transaction or Substantial Sale of Interests and shall, and Symbotic shall cause this Section 10.1 to, be applicable to Warehouse Technologies and its direct or indirect subsidiaries.

(g)    Warehouse Technologies and its Affiliates have no other duty or obligation to Walmart, and Walmart has no other right, duty or obligation in connection with a Substantial Sale of Interests, Change of Control or IPO of Symbotic or a process related thereto pursuant to this Agreement other than as specifically set forth in this Agreement. For purposes of this Agreement, it is understood and agreed that any breach of the RBC Side Letter by Richard B. Cohen shall also be deemed a breach of this Agreement by Symbotic.

ARTICLE XI

EXCLUSIVITY

11.1    Specific Restrictions.

(a)    Exclusivity. Symbotic and its Affiliates shall not directly or indirectly, anywhere in the world, sell or license to, offer to sell or license to, or start installation or integration of, any automated material handling system contemplated under this Agreement (including, for the avoidance of doubt, those Modules specified in Exhibit S (Enhanced Capabilities Criteria) for use in a distribution or fulfillment center for Exclusivity Entity or any other Dedicated Provider thereof, or enter into an agreement to do any of the foregoing, during the period from the Effective Date until the earlier to occur of (i) termination of this Agreement other than by Walmart pursuant to Section 16.5 (Termination by Walmart for Symbotic Material Breach); and (ii) the date that is six (6) months prior to the scheduled installation of the one hundred and eighty eighth (188th) Module, or if the test criteria and related approval processes specified for the Enhanced Capabilities set forth in Exhibit S (Enhanced Capabilities Criteria) are not satisfied pursuant to Section 1.1, then the date that is six (6) months prior to the scheduled installation of the one hundred and sixty eighth (168th) Module, in each case, as such date is set forth in the Project SOW for that Module and as the number of Modules to be completed under this Agreement may be adjusted pursuant to Exhibit N (Expected Timeline) (“Exclusivity Period”). Notwithstanding the foregoing: (y) nothing herein shall restrict Symbotic from marketing to Exclusivity Entity or any Dedicated Provider thereof starting one (1) year prior to the final day of the Exclusivity Period; and (z) in no event shall Symbotic Go-Live with any automated material handling system contemplated under this Agreement (including, for the avoidance of doubt, those Modules specified in Exhibit S (Enhanced Capabilities Criteria) for use in a distribution or fulfillment center for Exclusivity Entity until at least twelve (12) months after the end of the Exclusivity Period.

(b)    In the event that Walmart challenges a termination by Symbotic pursuant to Section 16.9 (Termination by Symbotic for Walmart Material Breach) as being improper, the Parties shall engage in the expedited dispute resolution process pursuant to Section 17.2 (Expedited Arbitration) to resolve such Dispute solely as it relates to the provisions of this Article XI (Exclusivity). Symbotic may not engage in any activity that is permitted under this Article XI (Exclusivity) upon termination for a Walmart Material Breach until the earlier of: (i) the end date of the Exclusivity Period and (ii) such date, if any, that the Parties receive a decision by the arbitrator that Symbotic’s termination was proper under Section 16.9 (Termination by Symbotic for Walmart Material Breach). For the avoidance of doubt, the sole issue presented to the arbitrator pursuant to this Section 11.1(b) shall be whether Symbotic’s termination was proper for the limited purpose of allowing Symbotic to engage in the activities that were otherwise prohibited under this Article XI (Exclusivity). Such determination by the arbitrator shall not be appealable. The arbitrator shall not be authorized to make any other decisions, including with respect to damages that might be owed or whether termination was appropriate for purposes of other Sections of this Agreement. With respect to all such other issues, each Party shall be free to pursue any and all remedies available to such Party, at law or in equity, subject to the terms of this Agreement.

(c)    For clarification purposes, nothing in this Section 11.1 (Specific Restrictions) shall limit C&S Wholesale Grocers, Inc. (“C&S”) or any Affiliate thereof or any officer, employee, director or direct or indirect owner of any securities or Equity Interest of C&S or any Affiliate of any of the foregoing (other than Symbotic) from conducting its business in any way, including conducting business of any kind with Exclusivity Entity subject to the restrictions on selling, offering to sell, licensing, starting installation or marketing automated material handling systems, including the Symbotic System, set forth in Section 11.1(a) as if C&S and such Affiliates and above-referenced Persons were Symbotic for the purposes of such provisions.

(d)    The foregoing notwithstanding, nothing herein shall limit the fulfillment of any contractual obligations of any Acquired Person or any of its Affiliates (on the one hand) to Exclusivity Entity (on the other hand) as such obligations relate to a contractual obligation existing for at least three (3) months prior to the date on which a Person becomes an Acquired Person (an “Existing Relationship”); provided, however, that (i) Symbotic may not expand or enhance an Existing Relationship with Exclusivity Entity in a manner not required for the fulfillment of the contractual obligations for such Existing Relationship to such entities as set forth above, and (ii) in no event shall an Acquired Person or any of its Affiliates begin providing a Comparable System to Exclusivity Entity if not required for the fulfillment of such contractual obligations. Symbotic acknowledges that it shall be a material breach of this Agreement by Symbotic in the event the Acquired Person entered into, expanded or enhanced an Existing Relationship prior to being acquired by Symbotic (even if occurring more than three (3) months prior to being so acquired) and in anticipation of such acquisition in order to circumvent the exclusivity requirements of this Section 11.1 (Specific Restrictions).

(e)    Notwithstanding anything to the contrary in this Agreement, none of Warehouse Technologies or any of its direct or indirect subsidiaries, shall (i) Transfer (A) any Interests (other than in a public market transaction on a national securities exchange following an IPO of Warehouse Technologies or its applicable direct or indirect subsidiary, provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity) to Exclusivity Entity during the Exclusivity Period or (B) the ownership of any material Symbotic Intellectual Property used in or required for the Symbotic System to Exclusivity Entity during the Exclusivity Period; or (ii) appoint or permit to be appointed to Warehouse Technologies’ or any of its direct or indirect subsidiaries’ board of managers or other governing body any employee, officer or director of Exclusivity Entity during the Exclusivity Period. Warehouse Technologies (on behalf of itself and each of its direct or indirect subsidiaries) agrees that it shall not Transfer any Interests (other than in a public market transaction on a national securities exchange following an IPO of Warehouse Technologies or its applicable direct or indirect subsidiary, provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity) unless the transferee of such Interests agrees in writing to be bound by this Section 11.1 (Specific Restrictions) and that each and any subsequent transferee shall be required to be likewise bound (other than in a public market transaction on a national securities exchange following an IPO of Warehouse Technologies or its applicable direct or indirect subsidiary, provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity), and that any such Transfer in violation of such agreement shall be null and void.

ARTICLE XII

RELATED PARTY TRANSACTIONS

12.1    Symbotic Entities. Notwithstanding anything to the contrary in this Agreement, certain obligations of Symbotic under this Agreement may be fulfilled by the direct and indirect subsidiaries of Warehouse Technologies, including Symbotic Canada and its subsidiaries (the “Symbotic Entities”). Any obligation of Symbotic hereunder performed by the Symbotic Entities shall be considered to have been performed by Symbotic for purposes of this Agreement and will be performed under the terms of this Agreement as applicable to Symbotic and, in connection therewith, Symbotic shall be responsible for any breach or other violation of this Agreement by any Symbotic Entity as if such breach or violation were a breach or violation by Symbotic.

ARTICLE XIII

CONFIDENTIALITY AND ACCESS TO WALMART SYSTEMS

13.1    Treatment of Confidential Information Generally. Each Party (the “Receiving Party”) shall maintain as confidential and shall not disclose or allow the disclosure of except to those of its and its Affiliates’ employees, contractors, consultants, attorneys, accountants and other advisors, which contractors and consultants do not, as of the time of disclosure, compete with Symbotic or Walmart in their respective businesses (collectively, “Representatives”) who need to know such information in connection with this Agreement, and who have been informed of the confidentiality obligations hereunder, copy, or use for purposes other than the performance of this Agreement, any Confidential Information of the other Party (the “Disclosing Party”) which, in connection with the activities under this Agreement, the Disclosing Party discloses to the Receiving Party, or to which the Disclosing Party provides the Receiving Party with access, or which is otherwise obtained by the Receiving Party. As the Receiving Party, each Party agrees to protect the Disclosing Party’s Confidential Information with the same degree of care a prudent Person would exercise to protect its own confidential information of similar nature and to prevent the loss or unauthorized or inadvertent use, disclosure, or publication thereof. The Receiving Party shall notify the Disclosing Party in writing of any loss or unauthorized or inadvertent use or disclosure of or access to the Disclosing Party’s Confidential Information promptly following the Receiving Party’s discovery of such loss, use, disclosure or access and shall promptly take measures to minimize the effect of such loss, use, disclosure or access and to prevent its recurrence. As between Symbotic and Walmart, Walmart Confidential Information shall at all times belong solely and exclusively to Walmart and Symbotic Confidential Information shall at all times belong solely and exclusively to Symbotic.

13.2    Exceptions. For the purposes of this Agreement, Confidential Information of a Disclosing Party shall not include any information that is:

(a)    publicly known at the time of the disclosure by the Disclosing Party or subsequent to such disclosure becomes publicly known through no wrongful act or omission of the Receiving Party hereunder;

(b)    lawfully known by or in the possession of the Receiving Party prior to its receipt from the Disclosing Party without obligations of confidentiality;

(c)    subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party not, to the Receiving Party’s knowledge, having a confidential relationship with the Disclosing Party and which Third Party rightfully, to the Receiving Party’s knowledge, acquired such information; or

(d)    independently developed by the Receiving Party without the use of any of the Disclosing Party’s Confidential Information, as demonstrated by the Receiving Party’s written records kept in the ordinary course of its business.

13.3    Mandatory Disclosure. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information as necessary pursuant to the lawful requirement of any Governmental Authority, including as required by the Securities and Exchange Commission or any stock exchange, or by any subpoena, summons, order or other judicial process; provided, however, that promptly following receipt of any order compelling such disclosure, or a reasonable determination that disclosure is required under this Section 13.3 (Mandatory Disclosure), the Receiving Party has notified, to the extent not prohibited by Law, the Disclosing Party in writing of such requirement to disclose and has cooperated with the Disclosing Party’s, at the Disclosing Party’s cost and expense, reasonable, lawful efforts to resist, limit or delay disclosure, including by requesting confidential treatment with respect to any public filing. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information if, and to the extent, such disclosure was specifically approved by the Disclosing Party, in writing, prior to such disclosure by the Receiving Party. Disclosure of any of the Disclosing Party’s Confidential Information under the circumstances described in this Section 13.3 (Mandatory Disclosure) shall not be deemed to render such Confidential Information as non-confidential and the Receiving Party’s obligations with respect to such Confidential Information shall not be changed or lessened by virtue of any such disclosure.

13.4    Return; Destruction of Information. Other than with respect to the Deposit Materials that were released (which shall be subject to Section 5.4(h) (Return of Deposit Materials)), each Party shall, upon termination or expiration of this Agreement, return or destroy (by rendering unreadable and unusable) Confidential Information of the other Party. Notwithstanding the foregoing, neither Party may destroy any of the other Party’s Confidential Information without such other Party’s prior written consent. Upon request, the destroying Party shall at such time provide the other Party with a certificate signed by an officer of the destroying Party certifying that all Confidential Information has been returned or destroyed. Each Party will erase all of the other Party’s Confidential Information from all forms of magnetic and electronic media in accordance with the requirements set forth herein and in any other Exhibit or Appendix. If any Confidential Information cannot be erased from all forms of magnetic and electronic media, the destroying Party will use its commercially reasonable efforts to ensure that it cannot be recovered or accessed.

13.5    Disclosure to Representatives; Obligations. Each Party shall be liable to the other under this Agreement for any breach of this Article XIII (Confidentiality and Access to Walmart Systems) by such Party or its Representatives. With regard to any Representative of the Receiving Party (other than the Receiving Party’s employees) which will have access to the Disclosing Party’s Confidential Information, the Receiving Party shall (a) maintain in effect a written agreement with such Representative containing obligations and restrictions that, with respect to the Disclosing Party’s Confidential Information, are at least as stringent as those contained in this Article XIII (Confidentiality and Access to Walmart Systems); and (b) advise such Representative of the obligations and restrictions set forth in this Article XIII (Confidentiality and Access to Walmart Systems).

13.6    No Walmart Personal Information. The Parties hereby acknowledge and agree that the Services contemplated hereunder do not require or involve and will not require or involve the disclosure, exchange, access to, processing or use of Walmart Personal Information. Walmart hereby represents, warrants and covenants that Walmart shall not provide, make available, transmit or otherwise disclose to Symbotic or to Symbotic Personnel any Walmart Personal Information in connection with the Services or otherwise. In the event that Symbotic becomes aware in the exercise of reasonable diligence of Symbotic’s inadvertent possession of Walmart Personal Information, Symbotic shall promptly notify Walmart of the receipt of Walmart Personal Information and shall cooperate with Walmart to return the Walmart Personal Information to Walmart in accordance with Section 13.4 (Return; Destruction of Information) in a secure manner mutually agreed by the Parties.

13.7    Walmart System.

(a)    Walmart shall only be required to grant access to the Walmart System to such Symbotic Personnel who require such access to perform the Work. With respect to Symbotic Personnel that are given access to the Walmart System, Symbotic shall, and shall, to the extent applicable, cause such Personnel to (a) comply with all applicable Walmart written policies provided by Walmart to Symbotic concerning access to, use of, and security of, the Walmart System to which such Personnel have been granted access; (b) use such access and the Walmart System solely for purposes directly related to the Services; (c) cease use of the Walmart System immediately upon completion or termination of the corresponding Services, or as directed by Walmart; and (d) specifically comply with the provisions of the Information Security Addendum attached hereto as Exhibit T (Information Security Addendum). For clarification, to the extent such Personnel are working on Symbotic hardware (laptops, etc.) or networks and are accessing or networked to the Walmart System, such Symbotic hardware or networks shall comply with such Walmart’s policies and procedures generally applicable to Walmart vendors and provided by Walmart to Symbotic. To the extent Walmart directs any Symbotic Personnel to cease use of any Walmart System other than where such direction results from such Symbotic Personnel’s breach of Walmart’s policies and procedures or the terms of this Agreement, any delay or performance by Symbotic as a direct result thereof shall be deemed an Excused Delay. Unless otherwise agreed by the Parties in writing, Walmart shall block access and shall not provide to Symbotic or to Symbotic’s Personnel access to any Walmart networks or systems other than the Walmart System. In the event Symbotic or any of its subcontractors inadvertently installs or allows the installation of any Malicious Code into the Walmart System or into a Symbotic System, Symbotic will cooperate with Walmart on the removal of such Malicious Code and the mitigation of any damage resulting from such Malicious Code.

(b)    In addition to the obligations set forth in Section 13.7(a), Symbotic agrees to cooperate with Walmart in good faith to establish robust, industry-standard security and back-up measures (including, but not limited to, measures around real-time recovery and uptime resiliency and redundancy) to ensure the long-term security and recoverability of the Walmart Systems that operate any Symbotic System and the Symbotic System Software itself, including, but not limited to, cooperating with Walmart to establish an industry standard disaster recovery backup plan and information security policies.

13.8    Treatment of Security Information. Symbotic and its Personnel shall treat all Walmart System access information and information concerning Walmart’s security systems as Walmart Confidential Information in accordance with this Article XIII (Confidentiality and Access to Walmart Systems) of this Agreement.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS

14.1    Symbotic Representations and Warranties. Symbotic, and, with respect to subsections (b), (c), (d) and (e), Warehouse Technologies, represents and warrants to Walmart that:

(a)    As of the date hereof, Symbotic is a limited liability company duly formed under the Laws of Delaware and, throughout the Term, is validly existing and in good standing under the Laws of Delaware, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified and in good standing would have a material adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder. As of the date hereof, Warehouse Technologies is a limited liability company duly formed under the Laws of New Hampshire and, throughout the Term, is validly existing and in good standing under the Laws of New Hampshire, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified and in good standing would have a material adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder;

(b)    As of the date hereof, each of Symbotic and Warehouse Technologies, has all necessary power and authority to enter into this Agreement and throughout the Term to perform its obligations hereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company actions, as applicable;

(c)    Each of Symbotic’s and Warehouse Technologies’ execution of this Agreement and, throughout the Term, the performance of each of their respective obligations hereunder will not conflict or interfere with any Third-Party agreements to which such Person or any of its Affiliates is bound in a manner that will impact Walmart;

(d)    Each of Symbotic and Warehouse Technologies will perform its obligations under this Agreement in accordance with Laws to the extent applicable to the performance of its obligations hereunder (including those relating to the payment of wages, the withholding of sums for taxes and otherwise and employee work discrimination and eligibility laws), provided that the Work may not be compliant with all OSHA regulations to the extent Symbotic is either (i) directed by Walmart to be so non-compliant or (ii) prevented from doing so as a direct result of an act or omission of Walmart;

(e)    As of the date hereof, Warehouse Technologies owns beneficially and of record all of the Interests of Symbotic and Symbotic Canada free and clear of any restrictions on Transfer (other than any restrictions under the Securities Act of 1933, as amended, or other applicable securities Laws), encumbrances, options, warrants or purchase rights. As of the date hereof, except for the Interests so owned by Warehouse Technologies, there are no securities of Symbotic or Symbotic Canada outstanding, authorized or held by any other Person, nor is any other interest or right of any kind whatsoever held by any other Person in the capital of Symbotic or Symbotic Canada or that would otherwise give any Person the right to obtain an Interest of Symbotic or Symbotic Canada;

(f)    Throughout the Term, the Work shall be performed by Symbotic in a professional and workmanlike manner by qualified and trained Symbotic Personnel with relevant expertise;

(g)    Throughout the Term, the Work will not infringe upon or violate (i) any copyrights or trade secrets of any Third Party and (ii) to the actual knowledge of the Key Employees. any patents or patent applications of any Third Party;

(h)    Throughout the Term, Symbotic will (i) not intentionally or as a result of Symbotic’s breach of subsection (ii) below insert into the Symbotic System Software any virus, Trojan horse, worm, trapdoor, backdoor or malicious code the purpose of which is to disrupt, damage, or destroy the use or operation of any of the software, firmware, hardware, services, data, programs or computer or telecommunications facilities (“Malicious Code”); and (ii) with respect to the Symbotic System Software, at all times use detection software for Malicious Code that is at a level consistent with generally accepted industry standards and practices and that is designed to prevent the introduction of Malicious Code into the Symbotic System Software or network;

(i)    Throughout the Term, the Equipment shall be delivered in good and undamaged condition; and

(j)    During the Warranty Period, the Equipment shall upon delivery be new and not used, remanufactured, reconditioned, or refurbished.

14.2    Warranty Coverage. In the event that Symbotic becomes aware of a mechanical defect arising from the Equipment or a Defect arising from the Symbotic System Software during the Warranty Period, either because of a notice thereof from Walmart or otherwise (in which event Symbotic shall provide Walmart with prompt notice of the discovery of such mechanical defect), the following will be Symbotic’s sole and exclusive obligations and Walmart’s sole and exclusive remedies with respect to such mechanical defect arising from the Equipment or a Defect arising from the Symbotic System Software:

(a)    If the mechanical defect arises from Equipment, Symbotic will replace, at no charge to Walmart, the defective materials or parts; provided, however, that (i) with respect to mechanical defects arising from materials or parts purchased by Walmart from Third Parties where such materials or parts have not been validated and certified in writing by Symbotic for use in the Symbotic System for the purpose for which Walmart has used such materials or parts, Symbotic shall not provide any warranty for such materials or parts; (ii) with respect to mechanical defects arising from Consumables due to normal wear and tear, Symbotic shall not be responsible for the cost of the replacement Consumable; (iii) Walmart shall bear the costs associated with any mechanical defects arising due to negligence, misuse, accident or other damage unless caused by Symbotic, including Equipment damaged by unreasonable overloading, material noncompliance with Symbotic’s maintenance instructions, exposure to corrosive or abrasive substances, Equipment that has been improperly installed, adjusted, operated, maintained, repaired, or altered by persons other than Symbotic, any damage resulting from natural wear, material noncompliance with operating rules, failure by Walmart to comply with Walmart Responsibilities, or other reasons not caused by Symbotic; (iv) the warranty covers the cost of replacement materials and parts only, including the cost of shipping for such replacement materials and parts; and (v) the costs of labor and related expenses with respect to the diagnosis of mechanical defects or other faults, repair or replacement of material or parts, or for any preventative or reactive maintenance, shall be allocated as follows: (A) by Symbotic for each of the Initial Modules and (B) by Walmart for all Project Sites after the Initial Modules. With respect to Section 14.2(a)(i), Symbotic shall not unreasonably withhold the validation and certification of materials or parts purchased by Walmart from Third Parties that are then-current suppliers to Symbotic of such materials or parts for use in Symbotic Systems.

(b)    If the Defect arises from Symbotic System Software, Symbotic will address the Defect as provided in Exhibit G (Software Support and Maintenance Agreement).

14.3    Warranty Pass-Through. Symbotic shall, to the extent permitted by any applicable Third-Party contract, pass-through to Walmart any Third-Party warranties for material or parts purchased from such Third Party.

14.4    No Additional Representations. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN SECTION 14.1 (SYMBOTIC REPRESENTATIONS AND WARRANTIES), SYMBOTIC MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES INCLUDING WITH RESPECT TO THE SYMBOTIC SYSTEMS, SYMBOTIC PROPERTY, OR THE SERVICES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY, DESIGN, CONDITION, DURABILITY, PERFORMANCE, QUALITY, CAPACITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS (EXCEPT AS SET FORTH IN SECTION 14.1(g)) ARE EXPRESSLY EXCLUDED. WALMART ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY INCLUDED IN THIS AGREEMENT, INCLUDING, ANY SALES PRESENTATIONS, DEMOS, REPLIES TO REQUESTS FOR PROPOSAL (EACH, AN “RFP”), MANAGEMENT PRESENTATIONS, OR OTHER COMMUNICATIONS (COLLECTIVELY, “SYMBOTIC INFORMATION”), AND WILL NOT ASSERT, AND WILL CAUSE ITS AFFILIATES AND PERSONNEL NOT TO ASSERT, ANY CLAIM AGAINST SYMBOTIC WITH RESPECT TO THEIR RELIANCE ON ANY SYMBOTIC INFORMATION.

14.5    Walmart Representations and Warranties. Walmart represents and warrants to Symbotic that:

(a)    As of the date hereof, Walmart is a corporation duly incorporated under the Laws of Delaware and, throughout the Term, is validly existing and in good standing under the Laws of Delaware, and is duly qualified and in good standing as a corporation in each other jurisdiction where the failure to be so qualified and in good standing would have an adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder;

(b)    As of the date hereof, Walmart has all necessary corporate power and authority to enter into this Agreement and throughout the Term to perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary legal corporate actions;

(c)    Walmart’s execution of this Agreement and, throughout the Term, the performance of its obligations hereunder will not conflict or interfere with any Third-Party agreements to which Walmart or any of its Affiliates is bound in a manner that will impact Symbotic;

(d)    Throughout the Term, Walmart will perform its obligations under this Agreement in accordance with Laws to the extent applicable to the performance of its obligations hereunder (including those relating to the payment of wages, the withholding of sums for taxes and otherwise and employee work discrimination and eligibility laws);

(e)    Throughout the Term, Walmart will (i) not intentionally or as a result of Walmart’s breach of subsection (ii) below insert into any Symbotic system or network any Malicious Code; and (ii) at all times use detection software for Malicious Code that is at a level consistent with generally accepted industry standards and practices that is designed to prevent the introduction of any Malicious Code into any Symbotic system or network; and

(f)    To Walmart’s knowledge, the Walmart Site Information and any amendment or revision thereof is accurate and complete as of each date on which it is delivered to Symbotic.

14.6    No Additional Walmart Representations or Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN SECTION 14.5 (WALMART REPRESENTATIONS AND WARRANTIES), WALMART MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY, DESIGN, CONDITION, DURABILITY, PERFORMANCE, QUALITY, CAPACITY OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS ARE EXPRESSLY EXCLUDED. SYMBOTIC ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY INCLUDED IN SECTION 14.5 (WALMART REPRESENTATIONS AND WARRANTIES), INCLUDING, ANY SALES PRESENTATIONS, DEMOS, REPLIES TO RFPS, MANAGEMENT PRESENTATIONS, OR OTHER COMMUNICATIONS (COLLECTIVELY, “WALMART INFORMATION”), AND WILL NOT

ASSERT, AND WILL CAUSE ITS AFFILIATES AND PERSONNEL NOT TO ASSERT, ANY CLAIM AGAINST WALMART WITH RESPECT TO THEIR RELIANCE ON ANY WALMART INFORMATION.

ARTICLE XV

INDEMNIFICATION; LIMITATION OF LIABILITY

15.1    Infringement or Misappropriation of Intellectual Property Rights.

(a)    Symbotic shall defend and hold Walmart, its parent company, any of Walmart’s subsidiaries, Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Walmart Indemnitees”) harmless from and against all claims made by a Third Party against the Walmart Indemnitees that the Work or a Symbotic System, or portion thereof, infringes or misappropriates any Intellectual Property rights of such Third Party (each, an “Infringement Claim”) and shall indemnify the Walmart Indemnitees for damages finally awarded against the Walmart Indemnitees in any such action or proceeding to the extent attributable to such Infringement Claim or those damages agreed to in a monetary settlement of such action or proceeding reached by Symbotic on the Walmart Indemnitees’ behalf, as well as any reasonable legal fees and expenses incurred relating to the Walmart Indemnitees’ defense.

(b)    In the event of any claim described in Section 15.1(a) above, Symbotic, at its expense and discretion, may take one or more of the following actions: (i) modify the infringing portion of the applicable Symbotic System, as the case may be, so that it is no longer infringing (provided its overall functionality is not materially impaired as measured by the Performance Standards); (ii) replace the infringing portion of the applicable Symbotic System with products functionally equivalent in all material respects; (iii) obtain the right for Symbotic to continue to provide the applicable Symbotic System to Walmart or the right for Walmart to continue using the Symbotic System; or (iv) if, after providing Walmart the right to consult with Symbotic regarding possible modifications or replacements pursuant to options (i) and (ii) and the right to participate in (but not control) any negotiations pursuant to option (iii), Symbotic reasonably determines that none of the above options (i) through (iii) can be implemented by Symbotic using its commercially reasonable efforts or can be obtained by Symbotic on commercially reasonable terms, terminate some or all of Walmart’s rights under this Agreement with respect to any Symbotic System provided that such termination shall be deemed a termination pursuant to Section 16.5 (Termination by Walmart for Symbotic Material Breach). Notwithstanding any such replacement, modification, licensing or termination, Symbotic’s obligations to defend and indemnify Walmart Indemnitees subject to the terms of this Agreement shall not be changed.

(c)    Symbotic shall have no obligation to indemnify any Walmart Indemnitee with respect to any claim or Loss relating to Symbotic Systems or components or parts thereof that are compliant with written specifications provided by any Walmart Indemnitee in all material respects solely to the extent that compliance with the written specifications provided by such Walmart Indemnitee caused such claim or Loss and such claim or Loss would not have arisen but for compliance with such written specifications.

(d)    Additionally, Symbotic shall have no obligation to indemnify any Walmart Indemnitee under this Article XV (Indemnification; Limitation of Liability) for any claim or Loss to the extent caused by or to the extent increased by (i) any Walmart Indemnitee’s or anyone acting on its behalf’s use of a Symbotic System or components or parts thereof other than in accordance with this Agreement and any documentation or use instructions of a Symbotic System or components or parts thereof; (ii) any Walmart Indemnitee’s or anyone acting on its behalf’s use of such Symbotic System in combination with non-Symbotic software or other components other than as specifically authorized by Symbotic in writing; or (iii) any Walmart Indemnitee’s or anyone acting on its behalf’s use of materials, designs, methods, components, technology, software, hardware or services not provided by or at the direction of Symbotic or its Affiliates, in each case, to the extent the claim or Loss would have been avoided but for any Walmart Indemnitee taking any of the actions described above.

15.2    Other Symbotic Indemnification Obligations. Symbotic shall defend, indemnify and hold the Walmart Indemnitees harmless from and against all Losses resulting from claims made by a Third Party to the extent arising out of (a) damage to, destruction of, or loss of property or the injury to or death of any Walmart Indemnitee or any other person resulting from Symbotic’s performance of its obligations hereunder, or any defect in the design or construction of the Symbotic System except to the extent such performance is at the written direction or request of a Walmart Indemnitee or such defect results from Symbotic following the written directions or requests of Walmart; (b) actions by employees or Subcontractors of Symbotic based on or arising out of: (y) their potential, current or past employment with or engagement by Symbotic, including any claim arising under workers’ compensation or other applicable Law, and any claim based on a theory that a Walmart Indemnitee is an employer or joint employer of any such employees or (z) unlawful treatment of Walmart Personnel by Symbotic Site Personnel; (c) any gross negligence, Willful Misconduct or actual fraud of Symbotic in the performance of this Agreement; (d) Symbotic’s violations of Laws applicable to Symbotic in its performance of its obligations under this Agreement; (e) any breach of this Agreement by Symbotic (whether such material breach is a result of an act or omission of Symbotic, a Symbotic Indemnitee or anyone acting on their behalf); or (f) the collection, use, disclosure or distribution of the photographs or video from the Symbotic cameras of the personal likeness of Walmart employees captured in such photographs or video pursuant to Section 1.19(b) above; provided, however, that Symbotic shall not be responsible for (or hold Walmart Indemnitees harmless from and against) Losses arising out of: (y) any action taken by Walmart relating to or against an employee or contractor based on or arising from the use of such photographs or video or (z) any action taken by law enforcement or a governmental authority based on or arising from the use of such photographs or video, except, in each case related to (a) through (f) of this Section 15.2 (Other Symbotic Indemnification Obligations), to the extent the claimed Losses are based on, arising out of or otherwise in connection with any event with respect to which Walmart otherwise has the obligation to indemnify Symbotic under this Agreement or Walmart’s breach of this Agreement.

15.3    Walmart Indemnity Obligations. Walmart shall defend, indemnify and hold Symbotic, its parent company, equity holders, any of Symbotic’s subsidiaries, Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Symbotic Indemnitees”) harmless from and against all Losses resulting from claims made by a Third Party to the extent arising out of (a) damage to, destruction of, or loss of property or the injury to or death of any Symbotic Indemnitee or any other person resulting from Walmart’s performance of its obligations hereunder (other than if such performance is at the direction or request of a Symbotic Indemnitee) or its use of the Symbotic System, and any such damage, destruction, loss of property, injury or death shall have been caused by or arising out of (i) removal of or modifications to Symbotic furnished safety features; (ii) disregard of, or acts or omissions in conflict with, Symbotic’s furnished user safety instructions; or (iii) improper maintenance or other modifications to a Symbotic System or any portion or component thereof (other than to the extent Symbotic performed or directed such maintenance); (b) actions by employees of Walmart based on or arising out of: (x) their potential, current or past employment with Walmart, including any claim arising under workers’ compensation or other applicable Law, (y) any claim based on a theory that a Symbotic Indemnitee is an employer or joint employer of any such employees, or (z) unlawful treatment of Symbotic Site Personnel by Walmart Personnel; (c) any gross negligence, Willful Misconduct or actual fraud of Walmart in the performance of this Agreement; (d) Walmart’s violations of Laws applicable to Walmart in its performance of its obligations under this Agreement; (e) any breach of this Agreement by Walmart (whether such breach is a result of an act or omission of Walmart, a Walmart Indemnitee or anyone acting on their behalf); (f) any breach or violation of any occupational safety and health administration (“OSHA”) Laws, including, by Symbotic, any of Symbotic’s subcontractors, anyone directly or indirectly employed by them or anyone for whose acts any of them may be liable, in each case, arising from, relating to or in connection with any use of any other equipment, feature or component (e.g., type 1 conveyor crossovers) that Symbotic advised should not be used which shall nonetheless be used at the request of Walmart or anyone acting on its behalf; (g) all actions taken by Symbotic in compliance with written instructions of Walmart’s employees or representatives if Symbotic advised against or objected to such instructions before such action was taken; (h) product liability claims related to merchandise sold or otherwise distributed by Walmart; and (i) any allegations that Walmart’s planned or actual use of any Symbotic System in its and its Affiliates’ operations directly would cause or caused Walmart to terminate the employment of Walmart employees, except, in each case related to (a) through (i) of this Section 15.3 (Walmart Indemnity Obligations), to the extent the claimed Losses are based on, arising out of or otherwise in connection with any event with respect to which Symbotic otherwise has the obligation to indemnify Walmart under this Agreement or Symbotic’s breach of this Agreement.

15.4    Indemnification Procedure. In the event of a claim by a Third Party for which a Walmart Indemnitee or Symbotic Indemnitee (each, as applicable, an “Indemnitee”) seeks indemnification hereunder (“Third-Party Claim”), the Indemnitee shall promptly notify the other Party (the “Indemnifying Party”) in writing of any such Third-Party Claim and forward all related documents received with the Third-Party Claim to the Indemnifying Party. Any delay or failure of notice will not relieve the Indemnifying Party of its obligations except to the extent it has been actually and materially prejudiced thereby. The Indemnifying Party shall have sole control of the defense of any Third-Party Claim, except that:

(a)    The Indemnitees reserve the right to be represented by counsel and the Indemnitees and their counsel shall have the right to participate in the defense or settlement of any Third-Party Claim. Such representation shall be at the expense of the Indemnitees, except that the Indemnifying Party shall, at its own expense, assign separate counsel to itself and to the Indemnitees if (i) the employment of separate counsel by Indemnitees has been previously authorized by the Indemnifying Party; (ii) the Indemnitees have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnitees in the conduct of any defense; or (iii) the Indemnifying Party does not continue to retain counsel to fulfill its indemnification obligation under this Section 15.4 (Indemnification Procedure).

(b)    The Indemnifying Party shall not agree to any settlement of any Third-Party Claim if such settlement (i) imposes restrictions or liability on any Indemnitee or requires an admission of wrongdoing; or (ii) requires any action by any Indemnitee, including any payment, without the Indemnifying Party first obtaining such Indemnitee’s written consent.

15.5    No Consequential Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTION 15.7 (EXCLUSION FROM LIABILITY CAPS), AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND AS A FUNDAMENTAL CONDITION HEREOF, EACH OF THE PARTIES AGREES THAT NEITHER SYMBOTIC NOR WALMART SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL LOSS, PUNITIVE DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, LOSSES RELATED TO PROCUREMENT OF ALTERNATIVE GOODS OR SERVICES, LOST PROFITS, DIMINUTION IN VALUE, LOSS OF DATA OR LOSS OF OPPORTUNITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION IN CONTRACT, TORT, STRICT LIABILITY OR NEGLIGENCE, OR OTHER ACTIONS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

15.6    Limitation of Liability.

(a)    EXCEPT AS OTHERWISE PROVIDED IN SECTION 15.7 (EXCLUSION FROM LIABILITY CAPS), EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING UNDER EXHIBIT G (SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT), DURING THE TERM OF THIS AGREEMENT AND THE TERM OF THE SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT, AS APPLICABLE, SHALL NOT EXCEED [***] (SUCH AGGREGATE LIABILITY CAP, THE “LIABILITY CAP”).

15.7    Exclusion from Liability Cap. The limitations set forth in Section 15.6 shall not apply to the following categories of Losses, and such Losses shall not count towards the Liability Cap amount under this Article XV:

(a)    a Party’s or its Affiliates’ gross negligence, actual fraud or Willful Misconduct;

(b)    Walmart’s obligation to pay the Charges;

(c)    claims for indemnification under Section 15.1 (Infringement or Misappropriation of Intellectual Property Rights);

(d)    claims for indemnification under Section 15.2(a) (Other Symbotic Indemnifications);

(e)    claims for indemnification under Section 15.3(a) (Walmart Indemnity Obligations)

(f)    a breach of any obligation under:

(i)    Section 5.1(a) (Software License) or Section 5.1(b) (Symbotic Property License);

(ii)    the first sentence of Section 5.1(h)(i) but solely to the extent Walmart is violating the Software License or the second sentence of Section 5.1(h)(i);

(iii)    the first sentence of Section 5.1(h)(ii), Section 5.1(h)(ii)(B) through (D), Section 5.1(h)(ii)(G) or Section 5.1(h)(ii)(H) solely to the extent applicable to the foregoing;

(iv)    Section 5.1(h)(iii);

(v)    Section 5.4(f) (Source Code License) or Section 5.4(g) (Rights in Deposit Materials);

(vi)    Article VIII (Intellectual Property Rights);

(vii)    Article XI (Exclusivity); or

(viii)    Section 13.1 (Treatment of Confidential Information Generally), Section 13.3 (Mandatory Disclosure), Section 13.4 (Return; Destruction of Information), Section 13.5 (Disclosure to Representatives; Obligations); or

(g)    taxes for which a Party is responsible pursuant to Section 7.6 (Taxes).

(h)    For the avoidance of doubt, the [***] and the [***] shall not count towards the Liability Cap under this Article XV.

15.8    Treatment of Claims Under the Software Support and Maintenance Agreement. The provisions of Sections 15.5 and 15.6 shall also apply to Losses arising out of or in connection with the Software Support and Maintenance Agreement as if such Losses arose out of or in connection with this Agreement, and all Losses paid out under the Software Support and Maintenance Agreement shall be deducted from the Liability Cap as if such Losses were paid out under this Agreement. In the event of termination of this Agreement for any reason or expiration of this Agreement, the Liability Cap shall be the amount that existed on the date of termination or expiration.

ARTICLE XVI

TERM AND TERMINATION

16.1    Term. The term of this Agreement shall begin on the Effective Date and shall continue until the twelfth (12th) anniversary thereof unless earlier terminated as provided in this Agreement (the “Initial Term”) or extended in accordance with Section 16.2 (Extension of the Term Upon Expiration).

16.2    Extension of the Term Upon Expiration. Provided that at the end of the Initial Term, Walmart is not committing a Walmart Material Breach that it has failed to cure in accordance with Section 16.9 (Termination by Symbotic for Walmart Material Breach), this Agreement shall automatically renew at the end of the initial twelve (12) year term for successive one (1) year periods thereafter, unless either Party provides to the other Party at least one-hundred eighty (180) days’ notice prior to the end of the then-current term of its intent not to renew (the “Extension Term,” and “Term” shall mean the Initial Term and any Extension Term).

16.3    Reserved.

16.4    Reserved.

16.5    Termination by Walmart for Symbotic Material Breach. Walmart may terminate (a) this Agreement upon a material breach of this Agreement by Symbotic that causes Walmart material harm under this Agreement taken as a whole or (b) a Project SOW or non-Project SOW upon a material breach of such Project SOW or non-Project SOW by Symbotic that causes Walmart material harm under such Project SOW or non-Project SOW taken as a whole (“Symbotic Material Breach”), in each case in the event that Symbotic has not cured such Symbotic Material Breach within ninety (90) days of receipt of a notice from Walmart describing in reasonable detail the Symbotic Material Breach (“Walmart Material Breach Notice”), provided that no cure period shall be available if the Symbotic Material Breach is not capable of being cured. In the event a Project SOW is terminated for a Symbotic Material Breach, the applicable Module shall be deducted from the Module Commitment. The Walmart Material Breach Notice shall specify whether the breach is curable, and if curable, the date on which the applicable cure period for the Symbotic Material Breach must be cured. At any time after expiration of the cure period (or in the Walmart Breach Notice, if such Symbotic Material Breach is not curable), Walmart may, upon written notice to Symbotic, terminate this Agreement or the applicable specific Project SOW or non-Project SOW.

16.6    Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule.

(a)    In the event that in any calendar year two (2) or more Major Performance Failures (as defined in Exhibit M (Performance Standards and Acceptance Criteria)) occur and Symbotic (i) fails to correct such Major Performance Failures or (ii) cannot demonstrate that such Major Performance Failures were a result of the operation of the Symbotic System at issue by Walmart Personnel, in each case within the Required Remediation Period, Walmart may, in its sole discretion, (x) provide a written notice that a Major Performance Failure has occurred

(a “Major Performance Failure Notice”) and (y) (i) terminate this Agreement pursuant to Section 16.6(c) or specific Project SOW(s) or non-Project SOWs pursuant to Section 16.6(b), or (ii) provide Symbotic with additional time, determined by Walmart in its sole discretion, to allow Symbotic to remediate the Major Performance Failures, and (A) require that Symbotic cease some or all activities in connection with some or all In-Progress Symbotic Systems (including, but not limited to, requiring that Symbotic cease all ongoing procurement activity, all development and installation activity, and/or all testing activity) and/or (B) postpone future Procurement Approval Dates until the applicable Module(s) has achieved the Performance Standards required for Final Acceptance. If at the end of any additional cure period granted by Walmart pursuant to subsection (a)(y), Symbotic has still failed to remediate the Major Performance Failures, Walmart shall provide Symbotic with a Major Performance Failure Notice and may terminate this Agreement pursuant to Section 16.6(c) or specific Project SOW(s) or non-Project SOWs pursuant to Section 16.6(b). The “Required Remediation Period” means a period of three (3) months for a Major Performance Failure resulting from the Symbotic System Software or six (6) months for a Major Performance Failure resulting from all other causes, in each case from the date of Walmart’s written notice to Symbotic describing the failure in reasonable detail, such periods to be extended to account for any Excused Delays.

(b)    In the event that the Major Performance Failure concerns a specific Project SOW(s) or non-Project SOW(s), Walmart shall have the option to limit its termination to such Project SOW or non-Project SOW, subject to the cure periods set forth in Section 16.6(a). In the event a Project SOW is terminated for a Major Performance Failure, the applicable Module shall be deducted from the commitment of sixty (60) Modules set forth in Exhibit N (Expected Timeline).

(c)    Any termination for a Major Performance Failure shall occur pursuant to a termination notice delivered by Walmart within ninety (90) days of the date of the Major Performance Failure Notice.    Upon receipt of such termination notice this Agreement shall be automatically terminated.    If Walmart does not exercise the foregoing right to terminate within such ninety (90) day period, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 16.6(c) for the Major Performance Failure(s) that triggered such right. For the avoidance of doubt, Walmart shall not be deemed to have waived its right to terminate for any future Major Performance Failures that trigger the right to terminate pursuant to this Section 16.6(c). Termination pursuant to this Section 16.6(c) shall not be deemed a termination for material breach.

(d)    Notwithstanding anything to the contrary in this Section 16.6 (Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule), in the event that Symbotic and Walmart agree to introduce new or improved technology or innovation into implemented Module(s) that results in the Performance Standards not being met for such Module(s), Symbotic shall retrofit the Modules with prior existing technology as soon as reasonably practicable. If such retrofit is successfully made and the Performance Standards for such Modules are once again achieved, the Parties shall negotiate a fair and equitable sharing the cost of the retrofit.

16.7    Reserved.

16.8    Termination for Symbotic Change of Control. Walmart may terminate this Agreement in the event of a Symbotic Change of Control in which the Acquiring Person is, controls or is controlled by a Restricted Entity by providing written notice to Symbotic not later than ninety (90) days after receiving notice from Symbotic of the consummation of such Change of Control. Such notice by Walmart shall specify the effective date of termination, which may not be less than thirty (30) days or more than one hundred and eighty (180) days after delivery of such notice. For the avoidance of doubt, if a Person gains control of or becomes controlled by Symbotic and then a Restricted Entity gains control of or becomes controlled by such Person, Walmart may terminate this Agreement in accordance with this Section 16.8. If Walmart does not exercise the foregoing right to terminate within ninety (90) days after the right to terminate accrues, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 16.8 for the applicable Symbotic Change of Control.

16.9    Termination by Symbotic for Walmart Material Breach. Symbotic may terminate (a) this Agreement upon a material breach of this Agreement by Walmart that causes Symbotic material harm under this Agreement taken as a whole or (b) a Project SOW or non-Project SOW upon a material breach of such Project SOW or non-Project SOW by Walmart that causes Symbotic material harm under such Project SOW or non-Project SOW taken as a whole (“Walmart Material Breach”), in each case in the event that Walmart has not cured such Walmart Material Breach within ninety (90) days of receipt of a notice from Symbotic describing in reasonable detail the Walmart Material Breach (“Symbotic Material Breach Notice”), provided that no cure period shall be available if the Walmart Material Breach is not capable of being cured. The Symbotic Material Breach Notice shall specify whether the breach is curable, and if curable, the date on which the applicable cure period for the Walmart Material Breach must be cured. At any time after expiration of the cure period (or in the Symbotic Material Breach Notice, if such Walmart Material Breach is not curable), Symbotic may, upon written notice to Walmart, terminate this Agreement or the applicable specific Project SOW(s) or non-Project SOW(s).

16.10     Termination for Insolvency. A Party hereto may terminate this Agreement by written notice with immediate effect if the other Party undergoes an Insolvency Event other than an Insolvency Event constituting the commencement of a bankruptcy proceeding under chapter 11 of the Bankruptcy Code.

16.11    Termination for CPS Failure. In the event that (a) in any calendar year, [***] or more Major CPS Failures occur or (b) Symbotic fails to remediate any Major CPS Failure for a continuous period of [***], Walmart may in each case, at its option, (i) provide a written notice that a Major CPS Failure has occurred (a “Major CPS Failure Notice”) and (ii) (A) terminate this Agreement pursuant to this Section 16.11 or (B) extend the applicable CPS Remediation Period for a defined period of time mutually agreed upon in writing with Symbotic. If Symbotic fails to remediate the Major CPS Failure during the agreed-upon period of time, Walmart shall provide Symbotic with a Major CPS Failure Notice and may terminate this Agreement pursuant to this Section 16.11. The foregoing termination rights must be exercised by Walmart pursuant to a termination notice delivered by Walmart within ninety (90) days of the date of the Major CPS Failure Notice. Upon receipt of such termination notice this Agreement shall be automatically terminated. If Walmart does not exercise the foregoing right to terminate within such ninety (90) day period after the right to terminate accrues, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 16.11 for the Major CPS Failure(s) that triggered such right. For the avoidance of doubt, Walmart shall not be deemed to have waived its right to terminate for any future Major CPS Failures that trigger the right to terminate pursuant to this Section 16.11. Upon termination pursuant to this Section 16.11, Walmart shall pay to Symbotic the total amount of Symbotic Stranded Costs (as invoiced by Symbotic to Walmart) and all other Charges due and payable as of the termination date specified in Walmart’s termination notice. Payment of such Symbotic Stranded Costs and Charges shall be due thirty (30) days after receipt of an invoice and, upon Walmart’s request, any supporting documentation from Symbotic of such amount, but no earlier than the termination date specified in Walmart’s termination notice. Termination pursuant to this Section 16.11 shall not be deemed a termination for material breach.

16.12    Effect of Termination.

(a)    Software License and Symbotic Property License. Notwithstanding any termination or expiration of this Agreement, the Software License set forth in Section 5.1(a) (Software License) and the Symbotic Property License as specified in Section 5.1(b) (Symbotic Property License) shall continue in perpetuity for each Module that has passed Preliminary Acceptance, provided that upon termination of this Agreement for any reason, Walmart shall, within thirty (30) days of the effective date of such termination, either: (i) pay the Fully Paid License Fee set forth in Exhibit J (Pricing) for all Modules; or (ii) inform Symbotic in writing that Walmart will continue to pay the License Fee Installments for all Modules as set forth in Exhibit J (Pricing) until such License Fee Installments are fully paid up. The Software License shall terminate in the event that: (x) Walmart does not pay the Fully Paid License Fee or make an election to continue to pay the License Fee Installment by the date specified in the preceding sentence and actually make such payments, or (y) Walmart elects to continue to pay the License Fee Installment, but fails to make such payment at any point in the future, subject to any cure periods permitted under this Agreement. In the event that Walmart elects to continue to pay the License Fee Installment, any provisions of this Agreement applicable to such payment requirements shall survive and continue in full force and effect until such time that the final License Fee Installment by Walmart for all applicable Modules has been made or Walmart has paid the Fully Paid License Fee for all applicable Modules. For the avoidance of doubt, even if Walmart elects to continue to pay the License Fee Installment, it can at any point, opt to pay the then-applicable Fully Paid License Fee set forth in Exhibit J (Pricing) for all Modules, at which time it shall no longer have any License Fee Installment obligations for such Modules.

(b)    Walmart Rights. In addition to Walmart’s rights under Section 5.4 (Escrow Deposit), upon expiration or termination of this Agreement for any reason, the following provisions shall apply:

(i)    if Walmart so elects, subject to the terms of the applicable agreements, Symbotic shall assign, sublicense or novate to Walmart, any or all Third-Party agreements, including all licenses for Third-Party software and technology, used to operate or maintain the Symbotic Systems or the Services provided by Symbotic hereunder to the extent such agreements are not used by Symbotic to service other Symbotic customers or to service Symbotic’s internal needs or the needs of Symbotic’s Affiliates (such agreements, “Project Contracts”) and to the extent such Project Contracts are freely assignable to Walmart. Notwithstanding the foregoing, in no event shall Symbotic have any obligation to make any payment or expend any funds to effectuate such assignment, sublicense or novation; provided that, if a counterparty to Project Contract conditions such assignment, sublicense or novation on any payment, Symbotic shall consult in good faith with Walmart before rejecting any such request;

(ii)    if Walmart so requests, Symbotic shall sell to Walmart at the fair market value and free from any security interest all or any part of the stocks of material and other assets, spare parts and other moveable property owned by Symbotic and either unique to the Symbotic Systems installed at a Site or otherwise already designated by Symbotic for use by Walmart;

(iii)    subject to Article VIII (Intellectual Property Rights), as applicable, Symbotic shall deliver to Walmart (to the extent not already delivered to Walmart or released as Deposit Materials pursuant to the Source Code Escrow Agreement):

(1)    a reasonable number of copies of all existing Software Documentation and Deliverables, including all Design Documents and other documents produced in connection with the Services;

(2)    one complete set of existing Design Documents and other documentation showing all alterations made to the Symbotic System since the commencement of the operation of the Symbotic System;

(3)    one complete set of existing, up-to-date maintenance, operation and training manuals for the Symbotic System;

(4)    contact information for any Material Subcontractors engaged in operating or maintaining the Symbotic Systems, together with a description of the activities conducted by such Material Subcontractor with respect to the Symbotic Systems;

(5)    a copy of any records and documents in Symbotic’s possession that Walmart reasonably requires to continue the ongoing operation of any Symbotic System;

(iv)    to the extent permitted by applicable Law, Symbotic shall assign to Walmart all Permits applicable to Work to be performed solely on Walmart Sites; and

(v)    Symbotic shall take such other actions, and execute such other documents as may be necessary to effectuate and confirm the foregoing matters.

(c)    Transitional Obligations. Provided that Walmart has paid all undisputed Charges that are due upon termination of this Agreement for any reason other than termination by Symbotic pursuant to Section 16.9 (Termination by Symbotic for Walmart Material Breach) for Walmart’s non-payment of undisputed Charges, Symbotic shall:

(i)    except to the extent set forth in Section 16.13 (In-Progress Work), promptly cease all Services as of the effective date of termination of this Agreement, or if applicable a Project SOW or non-Project SOW, and as soon as practicable after the effective date of termination vacate, and cause all Symbotic Personnel to vacate, all applicable Sites, and leave all applicable Sites in a safe, clean and orderly condition;

(ii)    at Walmart’s request and at Walmart’s reasonable expense, cooperate fully with Walmart and any Third Party providing services to Walmart in order to achieve a smooth transition from Symbotic to Walmart or a Walmart Third Party provider; and

(iii)    except to the extent set forth in Section 16.13 (In-Progress Work), as soon as practicable following the effective date of termination of this Agreement or any Project SOW or non-Project SOW, remove from the Sites all property of Symbotic. For the avoidance of doubt, Walmart shall own all Equipment and materials for which it has paid. If Symbotic has not removed its property within sixty (60) days after any notice from Walmart requiring it to do so, Walmart may (without being responsible for any loss, damage, costs or expenses) remove and sell any such property and will hold any proceeds less all costs incurred by Walmart in connection therewith, to the credit of any amount owing to Symbotic and otherwise to the credit and direction of Symbotic.

16.13    In-Progress Work.

(a)    Notwithstanding the early termination of this Agreement, at the request of Walmart, Symbotic shall complete the Work under any executed Project SOW for which physical installation of the Symbotic System at a Project Site has commenced (“In-Progress Symbotic Systems”). This Agreement shall continue in full force and effect with respect to such In-Progress Symbotic Systems until the earlier of: (a) the last of such In-Progress Symbotic Systems achieves Final Acceptance, or (b) Walmart provides written notice to Symbotic to cease work on the In-Progress Symbotic Systems specifying the date on which such work is to end and the date on which this Agreement shall be deemed terminated; provided that the following provisions shall not survive with respect to In-Progress Symbotic Systems: Section 4 of Exhibit N (Priority Call on Capacity), Section 5 of Exhibit N (Priority Call on Design Resources), Section 4.2 of Exhibit J (Incentive Bonus) and Section 4.5 of Exhibit J (Delay Credits).

(b)    In the event that Walmart elects not to complete the Work under Section 16.13(a), for any Project SOW that has been executed as of the date of termination, Walmart shall pay to Symbotic for each applicable Symbotic System for which Work is being terminated: (i) any Cost of Material and Labor for materials and parts that have already been ordered and Work already performed as of the date Walmart provides written notice not to proceed with the Work; and (ii) the Capital Markup Payment for such Symbotic System.

16.14    Survival of Obligations. The rights and obligations of the Parties under the following provisions of this Agreement shall survive the termination or expiration of this Agreement: the payment obligations under Section 4.5 of Exhibit J (Delay Credits) and under

Section 4.2 of Exhibit J (Incentive Bonus), Section 5.1(a) (Software License, including Symbotic’s right to revoke the Software License as set forth therein), Section 5.1(b) (Symbotic Property License, including Symbotic’s right to revoke the Symbotic Property License as set forth therein), Section 5.1(c) (Successors), Section 5.1(e) (Software License Fee), Section 5.1(f) (Software Maintenance Term), Section 5.1(g) (License), Section 5.1(h) (Limitations and Restrictions), Section 5.1(i) (Walmart Authorized Third Parties), Section 5.4 (Escrow Deposit, with respect to the escrow duration, solely for the duration set forth in Section 5.4(d) (Escrow Duration) and with respect to the Source Code License, solely as set forth in Section 5.4(f) (Source Code License)), Section 5.5 (Bankruptcy); Section 7.1 (Charges), Section 7.2 (Invoicing), Section 7.5 (Adjustments for Inflation), Section 7.6 (Taxes), Article VIII (Intellectual Property Rights), Article IX (Insurance Requirements) (solely for the time period set forth therein), Section 13.1 (Treatment of Confidential Information Generally), Section 13.2 (Exceptions), Section 13.3 (Mandatory Disclosure), Section 13.4 (Return; Destruction of Information), Section 13.5 (Disclosure to Representatives; Obligations), Section 13.6 (No Walmart Personal Information) (last sentence only), Section 13.8 (Treatment of Security Information), Section 15.7(c) (Infringement or Misappropriation of Intellectual Property Rights) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 15.2 (Other Symbotic Indemnification Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 15.3 (Walmart Indemnity Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 15.4 (Indemnification Procedure), Section 15.5 (No Consequential Damages), Section 15.6 (Limitation of Liability), Section 15.7 (Exclusion from Liability Cap), Section 15.8 (Treatment of Claims Under the Software Support and Maintenance Agreement), Section 16.12 (Effect of Termination), Section 16.13 (In-Progress Work), this Section 16.14 (Survival of Obligations), Article XVII (Dispute Resolution), Article XIX (Miscellaneous Provisions), (but with respect to Section 19.20 (Audit Rights) solely for the time period set forth in Exhibit R (Audit Rights)), Exhibit A (Definitions), Exhibit J (Pricing), Exhibit P (Stranded Costs), and Exhibit R (Audit Rights) (solely with respect to permissible post-termination audits). For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, each Party and each Person shall remain fully liable for any and all Losses incurred or suffered by the other party as a result of any breaches (or deemed breaches) of this Agreement by such Party or Person occurring prior to the termination or expiration of this Agreement.

ARTICLE XVII

DISPUTE RESOLUTION

17.1    Bifurcated Dispute Resolution Process; General Requirements. The Parties consent to the application of a bifurcated dispute resolution process as set forth in this Article XVII (Dispute Resolution), and hereby agree to the arbitrability of only those Disputes arising under or relating to Section 1.4(d) (Design Document Preparation), Section 1.17(f) (Acceptance Disputes) and Section 11.1(b), which Disputes shall be resolved pursuant to the expedited dispute resolution procedures set forth under Section 17.2 (Expedited Arbitration). All other Disputes between the Parties relating to, arising out of or in any way connected with this Agreement shall be resolved pursuant to the procedures set forth in Section 17.3 (Good Faith Dispute Resolution Process) prior to pursuing other available remedies as allowed under Section 17.4 (Right to Seek Additional Remedies).

17.2    Expedited Arbitration. All Disputes subject to resolution under this Section 17.2 (Expedited Arbitration) shall be resolved by arbitration conducted in the City of New York and administered by the American Arbitration Association (“AAA”) under the Expedited Procedures of its Commercial Arbitration Rules and Mediation Procedures (“AAA Rules”) in effect as of the date of this Agreement, except as modified herein. Arbitration shall be conducted before one (1) arbitrator and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties shall request that the arbitrator appointed pursuant to this Section 17.2 (Expedited Arbitration) and, where applicable, the AAA itself observe the provisions of this Section 17.2 (Expedited Arbitration). The Parties agree to engage exclusively in the process outlined under this Section 17.2 (Expedited Arbitration) to resolve the Disputes specified to be resolved under this Section 17.2 (Expedited Arbitration) arising under or relating to Section 1.4(d) (Design Document Preparation), Section 1.17(f) (Acceptance Disputes), Section 11.1(b), and submit to the following procedures therefor:

(a)    The Party initiating the arbitration (the “Initiating Party”) shall make a demand for arbitration by delivering notice (each such notice being herein called an “Arbitration Notice”) of its desire for arbitration to the other Party (the “Responding Party”) within five (5) Business Days of the triggering of the provisions of this Section 17.2 (Expedited Arbitration). Notwithstanding the notice provisions of Section 19.13 (Notices), an Arbitration Notice under this Section 17.2(a) shall be given by email with telephone or facsimile confirmation and with a physical, paper copy sent by messenger or by overnight courier delivery service, with a copy to the AAA as provided under the AAA Rules. An Arbitration Notice shall describe the Dispute in question, with reference to the sections or provisions of this Agreement under which such Dispute arises, and shall list all then-known relevant witnesses, documents or other information that the Initiating Party deems necessary for a determination to be rendered.

(b)    Within five (5) Business Days after the Responding Party’s receipt of an Arbitration Notice, the Parties shall, in good faith, seek to agree upon a mutually acceptable arbitrator from the AAA roster who shall have experience in resolving disputes similar the Dispute at issue with respect to either the Services or the Work, if such issues are material to the Dispute.

(c)    If agreement as to a mutually acceptable arbitrator is not reached within such five (5) Business Day period, then the Parties shall immediately notify the AAA that mutual agreement has not been reached and the Parties shall defer to the AAA for appointment and selection of the arbitrator in accord with Rule E-4 of the Expedited Procedures. The Parties shall advise the AAA that with respect to arbitrator selection for any arbitration conducted under this Section 17.2 (Expedited Arbitration), they agree upon the following: (1) the list of arbitrators referred to in Rule E-4(a) shall be issued within ten (10) Business Days from the date of the AAA’s receipt of notification under this Section 17.2(c); (2) the Parties shall agree to an arbitrator from the list provided under Rule E-4(a), and shall so notify the AAA, within five (5) Business Days of receipt of such list; (3) if the Parties are unable to agree upon an arbitrator as previously described, the Parties shall notify the AAA by email and a copy via regular mail within five (5) Business Days after receipt of the list of the two arbitrators that they would like to strike pursuant to Rule E-4(b); and (4) the Parties shall object to the AAA’s appointment of an arbitrator under Rule E-4(b) within three (3) Business Days of such appointment or any such objection shall be waived.

(d)    With respect to any arbitration conducted under this Section 17.2 (Expedited Arbitration), the Parties agree (and so shall advise the AAA of this agreement) that: (1) the exchange of exhibits under Rule E-5 shall include a statement of position and final offer from each Party setting forth in no more than three (3), double spaced pages the decision and award that it believes the arbitrator should render (“Position”); (2) despite the guidelines set forth in Rule E-6, if either Party objects to a resolution of the Dispute on a submission of the documents without a hearing, regardless of the amount in controversy, then the arbitration shall include a hearing; (3) in all instances, the procedures set forth in Rule E-6 (a) – (g) shall be utilized; (4) any notice of hearing, as required under Rule E-7, shall be given at least five (5) Business Days in advance of any hearing; (5) any additional hearing shall be held within two (2) Business Days after the initial hearing and, in total, no more than twenty (20) hours of hearings may be held in any arbitration conducted under this Section 17.2 (Expedited Arbitration); and (6) the decision and award of the arbitrator shall be made not later than thirty (30) calendar days after completion of the hearing and shall be final and binding on the Parties.

(e)    The arbitrator shall be authorized solely to issue a decision and award upon one of the two following criteria:

(1)    if the Dispute at issue arises under Section 11.1(b) and relates to the propriety of a termination, the arbitrator may simply decide whether such termination was or was not proper pursuant to the Agreement and, specifically with respect to Section 11.1(b), may only decide on the propriety of the termination for the limited purpose permitted thereunder; or

(2)    as to all other types of Disputes subject to arbitration under this Section 17.2 (Expedited Arbitration), either that Walmart’s Position or Symbotic’s Position is correct: i.e., the arbitrator shall not be authorized to issue a determination which differs from both Parties’ Positions and the arbitrator may only select the Position of one of the Parties.

The arbitrator may not modify or vary in any way the provisions of this Agreement.

(f)    Any arbitrator appointed hereunder shall neither be, nor have been, employed or engaged by Walmart, Symbotic or any Affiliate of Walmart or Symbotic, and, in all other respects, shall be independent.

(g)    The administrative fees and expenses of any arbitration shall be equally shared by the Parties, but the reasonable attorneys’ fees, experts’ fees and related costs of the successful Party shall be borne by the unsuccessful Party.

(h)    Disputes under this Section 17.2 (Expedited Arbitration) shall be resolved by arbitration in accord with the rules and procedures referenced and set forth herein without regard to the state’s conflicts of law principles.

17.3    Good Faith Dispute Resolution Process. As set forth in Section 17.1 (Bifurcated Dispute Resolution Process; General Requirements), all Disputes not subject to the expedited dispute resolution process set forth in Section 17.2 (Expedited Arbitration) shall be resolved pursuant to the process set forth in Article IV of Exhibit D (Relationship Governance). Each Party shall treat all discussions and negotiations conducted by the Parties pursuant to Article IV of Exhibit D (Relationship Governance) relating to such dispute as confidential and all such negotiations shall be considered to be compromise and settlement negotiations for purposes of applicable rules of evidence.

17.4    Right to Seek Additional Remedies. In the event a Dispute is not resolved by Article IV of Exhibit D (Relationship Governance) as described above, and was not subject to expedited arbitration under Section 17.2 (Expedited Arbitration), within ten (10) Business Days of escalation to Level 3 personnel (as described in Exhibit D (Relationship Governance)), then each Party shall be free to pursue any and all remedies available to such Party, at law or in equity, subject to the terms of this Agreement; provided, however, that nothing herein shall preclude either Party from seeking preliminary restraining orders, preliminary injunctions or other equitable relief from a court of competent jurisdiction pending the completion of the procedure set forth herein. If any such Dispute arises following the termination of this Agreement, each Party shall use its commercially reasonable efforts to follow a process consistent with that set forth in this Section 17.4 (Right to Seek Additional Remedies).

17.5    Statute of Limitations; Toll. The initiation of this Dispute resolution process shall toll the running of the statute of limitations for any cause of action arising from any Dispute. The initiation of the Dispute resolution procedures described in this Section 17.5 (Statute of Limitations; Toll) shall not prevent any Party from exercising any of its other rights or remedies available under this Agreement. Each Party agrees to continue performing its obligations under this Agreement while a Dispute is being resolved except to the extent the issue in Dispute precludes performance (and Dispute over payment shall not be deemed to preclude performance).

ARTICLE XVIII

FORCE MAJEURE

18.1    Force Majeure. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control (a “Force Majeure Event”), including: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) embargoes or blockades in effect on or after the Effective Date; (e) national or regional emergency; (f) strike, labor stoppages, labor disputes or slowdowns or other industrial disturbances by employees of persons other than Symbotic and its Subcontractors; (g) shortage of adequate power or transportation facilities; (h) failures of utilities (e.g., power companies, Internet service providers, telecommunications providers); and (i) a shortage of raw materials necessary for the construction of a Symbotic System such that these raw materials are not available on commercially reasonable terms. The Party suffering a Force Majeure

Event shall give notice of the Force Majeure Event to the other Party as soon as reasonably practicable, stating the period of time the occurrence is expected to continue, and shall use reasonably diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. Walmart may terminate this Agreement if a Force Majeure Event affecting Symbotic continues substantially uninterrupted for a period of one hundred twenty (120) days or more. For the avoidance of doubt, the Parties acknowledge that the existence of the COVID-19 pandemic, COVID-19 Measures and COVID-19 Responses has not resulted in a Force Majeure Event as of the Effective Date.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.1    Integrated Agreement. This Agreement, as may be amended or supplemented from time to time in accordance with the terms hereof, the A&R Documents and, for purposes of clause (ii) of Section 10.1(b), the RBC Side Letter (but nothing herein shall be construed as either C&S or Richard B. Cohen being a party to this Agreement for any purpose or being bound by, or liable for, any obligation of any of the Parties) together with all exhibits referenced herein and in instruments provided pursuant hereto, constitutes the complete integrated agreement between the Parties concerning the subject matter hereof and thereof. All prior and contemporaneous agreements, understandings, negotiations or representations, whether oral or in writing, relating to the subject matter hereof (the “Prior Agreements”) are superseded and canceled in their entirety, including (a) that certain Memorandum of Understanding between the Parties dated as of August 26, 2016; (b) that certain Confidentiality Agreement between the Parties dated as of February 6, 2016; (c) that certain Amended & Restated Material Handling Master Agreement between the Parties dated as of September 27, 2016 (as may have been amended or supplemented) and all statements of work thereunder and all exhibits, schedules or other attachments to any of the foregoing as each or all of the same may have been amended or supplemented from time to time (the “MHMA”) (except that new statements of work may be entered into under the MHMA relating to existing projects under the MHMA, and the MHMA shall continue to apply until all such new statements of work and all pending statements of work commenced under the MHMA are completed); and (d) the Original Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, the Schedules attached hereto or any instrument delivered pursuant thereto, the terms and conditions of this Agreement shall control except with respect to any provisions relating specifically to a Project, in which event, the Schedule, Exhibit or instrument related specifically to such Project shall control; provided, however, that in the event of a conflict between any of the terms and conditions of Article VI (Superintendence and Employees), Article VIII (Intellectual Property Rights), Article XI (Exclusivity), Article XIII (Confidentiality and Access to Walmart Systems), Article XV (Indemnification; Limitation of Liability), Article XVI (Term and Termination), or Article XIX (Miscellaneous Provisions) of this Agreement and the terms and conditions of any Schedule, Exhibit or instrument, the terms and conditions of such sections of this Agreement shall control (unless expressly stated otherwise in the Schedule, Exhibit, or instrument). Any exceptions expressly included in a particular Schedule, Exhibit or instrument, or any such conflict in which the terms and conditions of a Schedule, Exhibit or instrument control, shall apply only for purposes of the applicable Schedule, Exhibit or instrument, as the case may be, and shall not be deemed to in any way amend, modify, cancel, or waive the provisions of this Agreement or any other Schedule, Exhibit or instrument. In the event of a conflict between the term of this Agreement and a Project SOW, the terms of this Agreement shall control (unless expressly stated otherwise in the Project SOW).

19.2    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction nor shall it invalidate the entire Agreement. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.3    Interpretation. References herein to any applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever used in this Agreement, except as otherwise expressly provided any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders and the terms “include,” “includes” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including all Schedules and Exhibits to this Agreement and any instrument entered into pursuant to this Agreement) and references herein to Sections, Articles, Schedules or Exhibits refer to the applicable sections, articles, schedules or exhibits of this Agreement. All references to “dollars” or “$” are to United States dollars, unless otherwise specified. All reference to “U.S.” shall be deemed references to the United States of America. Unless a different standard for approval or consent is otherwise specified herein, consents or approvals required under this Agreement shall not be unreasonably withheld, conditioned or delayed. Where a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of such day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of such day; a reference to a day is a reference to a period of time commencing at midnight and ending the following midnight; a reference to a Business Day is a reference to a period of time commencing at 9:00 AM local prevailing time on a Business Day and ending at 5:00 PM local prevailing time on the same Business Day; if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day. Accounting terms used herein shall be as used in accordance with GAAP unless otherwise specified. Whenever this Agreement requires a subsidiary of any Person to take any action, such requirement shall be deemed to include an undertaking on the part of such Person to cause such subsidiary to take such action. For the avoidance of doubt, whenever this Agreement requires Symbotic to take any action, such requirement shall be deemed to include an undertaking on the part of Warehouse Technologies to cause Symbotic to take such action. For the avoidance of doubt, whenever this Agreement requires Walmart to take any action, such requirement shall be deemed to include an undertaking on the part of Walmart to cause its applicable subsidiary to take such action. Any reference to an Exhibit, Schedule (including any Project Time Schedule), Project SOW or Non-Project SOW refers to that Exhibit, Schedule, Project SOW or Non-Project SOW as it may have been amended, supplemented or otherwise modified from time to time by the Parties pursuant to the terms of this Agreement.

19.4    Equitable Relief. Each Party acknowledges and agrees that any failure by such Party to perform its obligations under this Agreement may result in irreparable harm to the other Party, because monetary damages alone may not provide sufficient relief, and that the other Party is therefore entitled to seek specific performance or an injunction (without any need or requirement to post a bond) to enforce all its rights under this Agreement in accordance with the terms of this Agreement.

19.5    Successors and Assigns.

(a)    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)    Without limiting Symbotic’s rights under Section 6.5(a) to subcontract and delegate to Subcontractors, neither Party to this Agreement may assign any of its rights or obligations hereunder (or in any certificate or instrument entered into or provided in connection herewith) by contract, operation of law or otherwise without the prior written consent of the other Party; provided, however, that either Party may, without the prior written consent of the other Party, assign all or any portion of its rights or obligations under this Agreement (or under any certificate or instrument entered into or provided in connection herewith) to one or more Persons constituting an Affiliate thereof as of immediately prior to such assignment, but no such assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, including the foregoing provisions of Section 19.5(b), a Party may, without the prior consent of the other Party and at any time, but subject to compliance with Section 10.1 (Notice Right), assign all or any portion of its rights or obligations under this Agreement (or under any certificate or instrument entered into or provided in connection herewith) to any Acquiring Person or any Affiliate thereof as part of a Change of Control of such assigning Party.

19.6    Cumulative Remedies. Subject to the terms and provisions hereof, remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at Law (subject to the limitations set forth in this Agreement) or in equity.

19.7    Late Payments. Any due and unpaid amount owed under this Agreement by either Party to the other shall incur a late charge equal to the lower of (i) ten percent (10%) per annum and (ii) the highest rate permitted by Law, on all amounts not subject to a bona fide dispute under Section 7.3 (Payment Disputes) that are overdue beyond thirty (30) days, but this late charge will not waive or extend any obligation of a Party to make undisputed payments when due. In case a late payment is the result of a good faith dispute that is subsequently resolved in payee Party’s favor, interest shall accrue from the date of resolution of the dispute until the date of actual payment by payor Party. In case a late payment is not with respect to a payment subject to a good faith dispute, interest shall accrue from the date that such payment was due until the date of actual payment by payor Party. For the avoidance of doubt, Symbotic’s rights to receive a late payment fee under this Section 19.7 (Late Payments) shall not be in lieu of Symbotic’s rights under this Agreement.

19.8    Governing Law. This Agreement and any dispute of any kind in connection therewith, including in connection with the entering into, performance or termination thereof shall be governed solely by the Laws of the State of Delaware in the United States of America, without regard to its Laws regarding conflicts of laws.

19.9    Jurisdiction; Venue. The Parties mutually consent and submit to the sole jurisdiction of the federal and state courts for New Castle County, Delaware, and agree that any action, suit or proceeding concerning this Agreement or any of the related agreements which may be entered into between Walmart and Symbotic, including in connection with the entering into, performance or termination thereof, shall be brought only in the federal or state courts for New Castle County, Delaware; provided, however, that either Party may bring an equitable action in any court having jurisdiction with respect to a breach or threatened breach by the other Party of Section 1.30 (Non-Solicitation), Article V (Licensing and Technology Escrow), Article VIII (Intellectual Property Rights) or Article XIII (Confidentiality and Access to Walmart Systems). The Parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court for New Castle County, Delaware, any defense or objection based upon lack of personal jurisdiction, improper venue, or inconvenience of forum. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS CLAUSE AND AGREE WILLINGLY TO ITS TERMS.

19.10    Waiver of Right to Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING CONCERNING THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS WHICH MAY BE ENTERED INTO BETWEEN WALMART AND SYMBOTIC, INCLUDING IN CONNECTION WITH THE ENTERING INTO, PERFORMANCE OR TERMINATION THEREOF.

19.11    Publicity. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement; provided, however, that Symbotic and Walmart, respectively, shall be permitted to (a) disclose the existence (but not any of the terms) of this Agreement in connection with an RFP and (b) to disclose the terms of this Agreement to actual and prospective Financing Partners, auditors, investors or purchasers of such Party or its assets or to Third Parties in connection with Symbotic’s obligations under Section 1.29 (Third-Party Agreements) hereof; provided that these individuals are not employed by or affiliated with any Restricted Entity and are made subject to written duties of confidentiality substantially similar to the duties of confidentiality to which the disclosing party is subject under this Agreement.

19.12    Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar of different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19.13    Notices. The Parties shall agree on a process regarding notices for day-to-day operational activities. All other notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing (which shall include email) and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) or by e-mail; (c) the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid); or (d) on the date sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a), (b) and (c) of this Section 19.13. Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section):

If to Walmart:

SVP, Innovation and Automation

601 N. Walton Blvd. Bentonville, AR 72716

Email: David.Guggina@walmart.com (or the email of the then-current SVP, Innovation and Automation)

With a copy to:

VP, Chief Counsel Supply Chain

601 N. Walton Blvd.

Bentonville, AR 72716-0710

Email: William.Silcott@walmartlegal.com (or the email of the then-current Chief Counsel, Supply Chain)

If to Symbotic:

Chief Executive Officer

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

Email: ceo@symbotic.com

With a copy to:

General Counsel

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

Email: legal@symbotic.com

19.14    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

19.15    Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

19.16    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by Facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.17    Relationship of the Parties. Nothing herein shall be construed to create a joint venture or partnership between the Parties or an employee/employer or agency relationship. Symbotic shall be an independent contractor pursuant to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Third Party.

19.18    Ambiguities. The Parties negotiated this Agreement in good faith. Any ambiguities in the language of this Agreement are not to be construed or resolved against either Party based on the fact that such Party was principally responsible for drafting this Agreement.

19.19    No Third-Party Beneficiaries. Except with respect to Walmart Indemnitees or Symbotic Indemnitees, which shall constitute third-party beneficiaries hereunder, this Agreement is for the sole benefit of the Parties and their respective permitted successors and assignees.

19.20    Audit Rights. Each Party shall have the audit rights to which it is entitled under Exhibit R (Audit Rights).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

WALMART INC.		SYMBOTIC LLC

By:	/s/ John Furner	By:	/s/ Rick Cohen
Name:	John Furner	Name:	Rick Cohen
Title:	President and CEO	Title:	Chairman and President
Date:	May 20, 2022	Date:	May 20, 2022

WAREHOUSE TECHNOLOGIES LLC

By:	/s/ Rick Cohen
Name:	Rick Cohen
Title:	Chairman and President
Date:	May 20, 2022

[Signature Page to Second Amended and Restated Master Automation Agreement]

Exhibit A

Definitions

In the Agreement, the following terms have the meanings specified or referred to in this Exhibit A (Definitions), and shall be equally applicable to the singular, plural and possessive forms.

“2019 Effective Date” has the meaning set forth in the Recitals.

“A&R Documents” has the meaning set forth in the Recitals.

“AAA” has the meaning set forth in Section 17.2.

“AAA Rules” has the meaning set forth in Section 17.2.

“Acquired Person” means any Person or its Affiliates that is a Party to a transaction in which Symbotic or an Affiliate thereof is an Acquiring Person.

“Acquiring Person” means a Person or a group of Persons acting in concert that is or are, as the case may be, the acquiring party or parties in a Change of Control; provided, however, that for the purpose of a Change of Control, a Person that is a wholly-owned Affiliate of a Party as of immediately prior to the first transaction in a series of related transactions which would otherwise constitute a Change of Control of such Party shall not be deemed an Acquiring Person in such a Change of Control; provided, further, that no member of the Cohen Group (alone or with other members of the Cohen Group) shall be deemed an Acquiring Person in such a Change of Control.

“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, whether through ownership of securities, by contract or otherwise, for so long as such relationship is in effect (including Affiliates subsequently established by acquisition, merger or otherwise). For purposes of the rights and obligations under this Agreement, C&S and its subsidiaries shall not be deemed to be Affiliates of Warehouse Technologies, Symbotic or their respective Affiliates.

“Aggregate Data” has the meaning set forth in Section 8.5.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Automation Agreement” has the meaning set forth in the Recitals.

“Amendment No. 1” has the meaning set forth in the Recitals

“Amendment No. 2” has the meaning set forth in the Recitals.

“Annual Enhancement Budget” has the meaning set forth in Section 1.27(a).

“Applicable Specifications” means the Design Documents and the Software Documentation and any other Symbotic user manuals made available by Symbotic to Walmart, which shall include the features and functionality specified in Exhibit L (Applicable Specifications and Future Functionality).

“Arbitration Notice” has the meaning set forth in Section 17.2(a).

“As Built Drawings” shall mean a revised set of drawings submitted by Symbotic upon Final Acceptance of a Module, which shall reflect all changes made in the Applicable Specifications and drawings of such Module during performance of the Work, and show the exact dimensions, geometry, and location of all elements of such Module.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. §101 et seq.) entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any state thereof or other applicable jurisdictions (whether or not in the United States) from time to time in effect affecting the rights of creditors generally.

“Baseline Price” has the meaning set forth in Exhibit J (Pricing).

“Big 4 Accounting Firm” means any of Deloitte, Ernst & Young, KPMG, and PricewaterhouseCoopers, as such list may be amended from time to time by mutual agreement of the Parties.

“Brooksville POC 1.0 Project” shall mean the first prototype automated material handling system developed by the Parties under the MHMA in Brooksville, Florida.

“Brooksville POC 2.0 Project” shall mean the second prototype automated material handling system developed by the Parties in Brooksville, Florida as of the Effective Date. For the avoidance of doubt, Brooksville POC 2.0 Project shall be distinct from Brooksville POC 1.0 Project.

“Build Out Phase” means the period commencing on the Effective Date until the date on which there has been Final Acceptance of the one hundred and eighty eighth (188th) Module, or if the test criteria and related approval processes specified for the Enhanced Capabilities set forth in Exhibit S (Enhanced Capabilities Criteria) are not satisfied pursuant to Section 1.1, then the date on which there has been Preliminary Acceptance of the one hundred sixty eighth (168th) Module, in each case as such number of Modules to be completed under this Agreement may be adjusted pursuant to Exhibit N (Expected Timeline).

“Building” means a Walmart distribution center.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“C&S” has the meaning set forth in Section 11.1(d).

“Capacity Failure” has the meaning set forth in Exhibit N (Expected Timeline).

“Capital Markup Payments” has the meaning set forth in Exhibit J (Pricing).

“Change of Control” means a transaction or a series of related transactions by which (a) an Acquiring Person obtains the direct or indirect ownership of more than fifty percent (50%) of the applicable Person’s (or its direct or indirect controlling Person’s) outstanding capital stock (or other form of Equity Interest, including membership interests or units in a limited liability company) by sale, merger, reorganization or otherwise; (b) an Acquiring Person obtains the direct or indirect voting power to elect a majority of the directors of the applicable Person’s (or its direct or indirect controlling Person’s) board of directors (or other similar governing body); (c) an Acquiring Person obtains directly or indirectly or exclusively licenses all or substantially all of the applicable Person’s (or its direct or indirect controlling Person’s) assets related to this Agreement; (d) following an IPO or SPAC Transaction, the majority of the seats on the board of directors (or other similar governing body) of the applicable Person (or its direct or indirect controlling Person) cease to be occupied by Persons who either (i) are members of such governing body on the date hereof or (ii) are elected by, or nominated by, such governing body (or a committee thereof) for election to such governing body; (e) with respect to Symbotic or Warehouse Technology only, the members of the Cohen Group, directly or indirectly, hold (in the aggregate) less than twenty five percent (25%) of the voting power of the fully-diluted equity capital of Symbotic (or its direct or indirect controlling Person); or (f) with respect to Symbotic or Warehouse Technology only, if Warehouse Technologies, any of its direct or indirect subsidiaries, Richard B. Cohen, any other member of the Cohen Group or, prior to an IPO or a SPAC Transaction, any other current or future owner of Interests (i) during the Exclusivity Period, Transfers any Interests (other than in a public market transaction on a national securities exchange following a SPAC Transaction or an IPO of Warehouse Technologies or its applicable direct or indirect subsidiary, provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity) or (ii) during the Exclusivity Period, Transfers the ownership of material Symbotic Intellectual Property used in or required for the Symbotic System, in each case of (i) and (ii) to Exclusivity Entity. Notwithstanding anything to the contrary, an IPO shall not in and of itself be deemed a Change of Control if none of clauses (a) through (f) of this definition occurs upon such IPO; provided that, the occurrence of a Change of Control or Substantial Sale of Interests shall not modify this definition of Change of Control with respect to later transactions or series of related transactions, to the extent then applicable. Notwithstanding anything to the contrary, a Transfer of Interests to, or any other Transfer of Interests among, any members of the Cohen Group shall not constitute a Change of Control.

Notwithstanding anything to the contrary, the Proposed SPAC Transaction shall not be considered a Change of Control so long as it is consummated by the “Outside Date” as defined in the Agreement and Plan of Merger, dated as of December 12, 2021 and as may be amended from time to time, entered into by and among Warehouse Technologies, SVF Investment Corp. 3, Symbotic Holdings LLC, and Saturn Acquisition (DE) Corp., as the same may be amended.

“Change Order” has the meaning set forth in Section 1.15.

“Change Request” has the meaning set forth in Section 1.15.

“Charges” has the meaning set forth in Section 7.1.

“Cohen Group” means (i) Richard B. Cohen, (ii) his immediate family members and their descendants and the spouses thereof (“Immediate Family”), (iii) trusts for the benefit of Richard B. Cohen or his Immediate Family, (iv) charitable trusts, foundations or other charitable giving vehicles for which Richard B. Cohen or his Immediate Family retain voting control of the securities held thereby or ultimate beneficial ownership of the securities contributed thereto, (v) any of the transferees or assignees of the foregoing for estate planning purposes for no (or nominal) consideration, (vi) the estates of any of the foregoing and (vii) any other Person with respect to which any of the foregoing Persons holds, directly or indirectly, individually or with any other such Person, the majority of the beneficial ownership.

“Comparable System” means [***].

“Confidential Information” means Walmart Confidential Information or Symbotic Confidential Information, as applicable.

“Consumables” shall have the meaning set forth in a Project SOW.

“Contract Year” means (a) the period beginning on the Effective Date and ending on the date immediately prior to the first (1st) anniversary of the Effective Date, and (b) each annual period thereafter beginning on the anniversary of the Effective Date and ending the date immediately prior to the subsequent anniversary of the Effective Date.

“Cost of Material and Labor” means the cost of material and labor for a Symbotic System calculated in accordance with Exhibit J (Pricing).

“Covered Taxes” has the meaning set forth in Section 7.6(a).

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable law, governmental order, action, directive, guidelines or recommendations by any governmental authority in connection with or in response to COVID-19.

“COVID-19 Response” means any actions taken or omitted in response to the COVID-19 pandemic, including any COVID-19 Measures, and the effects resulting from such taken or omitted actions (including (a) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (b) workforce reductions, workplace or worksite shutdowns or slowdowns and (c) other measures initiated, to the extent reasonably necessary or appropriate to respond to, or mitigate the effects of, the COVID-19 pandemic, including any COVID-19 Measures), but solely to the extent reasonably supported by documentation, information, data or other evidence reasonably substantiating the necessity or appropriateness of such actions.

“CPS Failure” has the meaning set forth in Exhibit V (Continuous Performance Standards).

“CPS Remediation Period” has the meaning set forth in Exhibit V (Continuous Performance Standards).

“Dedicated Provider” means a Third Party or Symbotic Affiliate logistics provider or distributor who, for a Symbotic automated material handling system installed in the ambient section of its distribution center, dedicates a majority of the throughput capacity of such system to Exclusivity Entity.

“Defect” means the failure of the Symbotic System to comply with the Applicable Specifications.

“Delay Credit” has the meaning set forth in Section 4.5 of Exhibit J (Pricing).

“Delayed Work” has the meaning set forth in Section 4 of Exhibit N (Expected Timeline).

“Deliverables” has the meaning set forth in Section 8.2(a).

“Deposit Materials” has the meaning set forth in Section 5.4(a)(vi).

“Derivative Work” means a work that is based upon one or more preexisting works and that, if prepared without the authorization of the owner of the preexisting work, would constitute a copyright infringement, or any improvement, enhancement, modification or adaptation of or to a preexisting work.

“Design Documents” has the meaning set forth in Section 1.4(d).

“Designs” has the meaning set forth in Section 8.2(a).

“Direct Pay Permit” has the meaning set forth in Section 7.6(c).

“Disclosing Party” has the meaning set forth in Section 13.1.

“Dispute” means any dispute or difference of any kind whatsoever between the Parties arising under, out of or in any way in connection with the Agreement (including any question regarding its existence, validity or termination and whether based in breach of contract, tort or any other legal doctrine) or the execution of the Services or the Work, including any dispute as to any decision, opinion, interpretation, instruction, determination, acceptance, or payment, whether during the execution of the Services or the Work after completion thereof and whether before or after the termination, abandonment or breach of the Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Enhanced Capabilities” has the meaning set forth in Exhibit S (Enhanced Capabilities Criteria).

“Enhanced Modules” means a Module that is designed and installed to satisfy the Enhanced Capabilities set forth in Exhibit S (Enhanced Capabilities Criteria).

“Enhanced PoC” has the meaning set forth in Section 1.1.

“Equipment” means all materials and parts required for a Symbotic System and Enhanced Capabilities as set forth in a Project SOW.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Exclusivity Entity” means [***].

“Exclusivity Period” has the meaning set forth in Section 11.1(a).

“Excused Delay” has the meaning set forth in Section 4.1.

“Exemption Certificate” has the meaning set forth in Section 7.6(c).

“Existing Relationship” has the meaning set forth in Section 11.1(e).

“Expected Timeline” has the meaning set forth in Section 1.1.

“Extension Term” has the meaning set forth in Section 16.2.

“Feedback” means certain ideas, suggestions, recommendations, feedback or designs provided to Symbotic regarding the Symbotic System, Symbotic Property, and the Services.

“Final Acceptance” has the meaning set forth in Section 1.17(e).

“Final Acceptance Criteria” has the meaning set forth in the applicable Project SOW.

“Final Acceptance Date” has the meaning set forth in the applicable Project SOW.

“Financing Partner” means, with respect to a Person, lenders, any lessor under a leveraged lease transaction, or equity (including tax equity) investors, and any trustee or agent of such lenders, lessors or equity investors providing equipment, development, bridge, construction, interim, long term, sale-leaseback or permanent equity or debt financing or refinancing of the equipment, or the development, construction, ownership, leasing, operation or maintenance (including working capital) of any Symbotic System or related products or services, whether that financing or refinancing takes the form of private debt or equity, public debt or equity or any other form.

“Force Majeure Event” has the meaning set forth in Section 18.1.

“Form Project SOW” has the meaning set forth in Section 1.5.

“Fully Paid License Fee” has the meaning set forth in Exhibit J (Pricing).

“GAAP” means generally accepted accounting principles in effect from time to time.

“General SOW Provisions” has the meaning set forth in Section 1.5.

“Go-Live” means the date on which the first case is shipped to a customer using any Symbotic automated material handling system in the ambient section of a distribution or fulfillment center.

“Governmental Authority” means any federal, state, interstate, regional, local, county, parish, town, city, or municipal government, whether domestic or foreign, or any department, court, agency, commission, bureau, board, or other administrative, regulatory, or judicial body of any such government.

“Hiring Party” has the meaning set forth in Section 1.30.

“Immigration Laws” has the meaning set forth in Section 6.7.

“In-Progress Symbotic Systems” has the meaning set forth in Section 16.13(a).

“Indemnifying Party” has the meaning set forth in Section 15.4.

“Indemnitee” has the meaning set forth in Section 15.4.

“Infringement Claim” has the meaning set forth in Section 15.1(a).

“Initial Modules” shall have the meaning set forth in Section 1.23(a).

“Initial Term” has the meaning set forth in Section 16.1.

“Initiating Party” has the meaning set forth in Section 17.2(a).

“Insolvency Event” shall mean any of the following: (i) a Party voluntarily commences any proceeding under any Bankruptcy Law; (ii) a Party has a proceeding under any Bankruptcy Law involuntarily commenced against it, and such proceeding is not dismissed or terminated within ninety (90) days of commencement; (iii) a Party makes a general assignment for the benefit of creditors; or (iv) a Party has a receiver, trustee, custodian or similar agent appointed by final order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

“Installation Commencement Date” has the meaning set forth in Section 1.8.

“Intellectual Property” means all rights, throughout the world, in (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, corporate names, slogans, any other indicia of origin, and all goodwill associated with the foregoing, whether or not registered with a governmental authority, and any applications for such registrations; (iii) copyrights and other works of authorship, whether or not registered with a governmental authority; (iv) non-public inventions, methods, processes, know-how, data collections, and other confidential information whether or not any of the foregoing is a legally protectable trade secret; (v) databases; (vi) personal information; or (vii) any other intangible proprietary rights.

“Interests” means the capital stock of, or other Equity Interests in, Warehouse Technologies and each of its direct and indirect subsidiaries, including Symbotic and Symbotic Canada.

“IPO” means any offering of the equity securities of the applicable Person (or its direct or indirect controlling Person) pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

“Key Employees” has the meaning set forth in Section 6.4.

“Law” means any law, declaration, decree, standards, code (including the National Fire Protection Association codes and standards), legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, domestic, international, or foreign, and any rules and regulations of self-regulatory organizations that may be applicable to a Party in the performance of its obligations under this Agreement, in each case that are in effect from time to time during the Term.

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“License Fee Installment” has the meaning set forth in Exhibit J (Pricing).

“Lien” means any mortgage, pledge, assessment, security interest, lien, levy, charge or any other agreement to give any of the foregoing.

“Lockdown Period” has the meaning set forth in Exhibit K (Project Schedule).

“Losses” means any and all claims, liabilities, losses, damages, causes of action, indemnification obligations, orders of Governmental Authorities, fines, penalties, litigation, lawsuits, administrative proceedings, arbitration, mediation, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other reasonable costs of suit, arbitration, dispute resolution or other similar proceedings.

“Maintenance Modifications” has the meaning set forth in Exhibit G (Software Support and Maintenance Agreement).

“Major CPS Failure” has the meaning set forth in Exhibit V (Continuous Performance Standards).

“Major Performance Failure” has the meaning set forth in Section 1 of Exhibit M (Performance Standards and Acceptance Criteria).

“Malicious Code” has the meaning set forth in Section 14.1(h).

“Material Subcontractors” shall have the meaning set forth in Section 6.5(b).

“MHMA” has the meaning set forth in Section 19.1.

“Module” shall refer to a portion of the Symbotic System comprised of a set of inbound, outbound, and/or breakpack cells and racking storage structure and other components with the attributes described in and as calculated pursuant to Exhibit O (Module Calculator). The number of Modules for a particular Symbotic System shall be calculated pursuant to Exhibit O (Module Calculator) and shall be rounded to the two (2) decimal points (i.e., rounded to one one-hundredth (1/100th)). The number of Modules for multiple Symbotic Systems shall be the aggregate of the number of Modules in each applicable Symbotic System. For the avoidance of doubt, “Module” shall include any Enhanced Module implemented pursuant to this Agreement, including the Enhanced PoC, whether or not the Enhanced PoC achieves Final Acceptance.

“Module Commitment” means one hundred eighty-eight (188) Whole Modules, or if the test criteria and related approval processes specified for the Enhanced Capabilities set forth in Exhibit S (Enhanced Capabilities Criteria) are not satisfied one hundred sixty eight (168) Whole Modules, in each case as set forth in Exhibit N (Expected Timeline).

“Non-Hiring Party” has the meaning set forth in Section 1.30.

“Non-Project SOW” means a statement of work executed by the Parties under the Agreement that is not a Project SOW, such as, a System Operating SOW.

“Notice” has the meaning set forth in Section 10.1(b).

“Object Code” means executable, machine-readable software code.

“OnSite Subcontractor” has the meaning set forth in Section 6.5(b).

“Original Agreement” has the meaning set forth in the Recitals.

“OSHA” has the meaning set forth in Section 15.3.

“Outbound Throughput” means the outbound volume of the Symbotic System installed and deployed pursuant to a Project SOW.

“Parties” has the meaning set forth in the Preamble.

“Performance Standards” has the meaning set forth in the applicable Project SOW.

“Permits” means permits, special development, impact documents, certificates, temporary easements, temporary permits and all other such requirements of public authorities or private parties.

“Permitted Manager Solicitation” has the meaning set forth in Section 1.30.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority. A Person shall include any officer, director, member, manager, employee or agent of such Person.

“Personnel” means, with respect to a Party, such Party’s employees and contractors, as applicable.

“Position” has the meaning set forth in Section 17.2(d).

“Preliminary Acceptance” has the meaning set forth in Section 1.17(c).

“Preliminary Acceptance Criteria” has the meaning set forth in the applicable Project SOW.

“Prior Agreements” has the meaning set forth in Section 19.1.

“Prior Agreements IP” has the meaning set forth in Section 8.1.

“Priority Call Notice” has the meaning set forth in Section 4 of Exhibit N (Expected Timeline).

“Priority Design Call Notice” has the meaning set forth in Section 5 of Exhibit N (Expected Timeline).

“Procurement Approval Date” has the meaning set forth in the Rolling Project Schedule.

“Project” means the installation of a Symbotic System at a Building located at a Site in accordance with the terms of a Project SOW.

“Project Contracts” has the meaning set forth in Section 16.12(b)(i).

“Project Drawings” has the meaning set forth in Section 8.3.

“Project Site” means a Site where Work is being performed under a Project SOW.

“Project SOW” means the Form Project SOW executed in connection with each Project and reflecting the particular attributes of such Project.

“Project SOW Date” has the meaning set forth in Section 1.3.

“Project Time Schedule” means a detailed Work schedule for each Project, prepared and delivered by Symbotic to Walmart, which will be incorporated into the applicable Project SOW.

“Proposed SPAC Transaction” means the SPAC Transaction contemplated by the Notice of Determination to Explore Strategic Alternatives, dated June 18, 2021, from Symbotic to Walmart and to be consummated within one (1) year of such notice.

“RBC Side Letter” means that letter agreement entered into between Richard B. Cohen and Walmart as of the date of this Agreement.

“Receiving Party” has the meaning set forth in Section 13.1.

“Release Preparedness Training” has the meaning set forth in Section 5.2(a).

“Relationship Manager” means the person identified for each Party in the applicable Project SOW.

“Release” has the meaning set forth in Exhibit G (Software Support and Maintenance Agreement).

“Release Event” has the meaning set forth in Section 5.4(e).

“Release Expiration” has the meaning set forth in Section 5.4(h).

“Representatives” has the meaning set forth in Section 13.1.

“Requested Enhancements” has the meaning set forth in Section 1.27(a).

“Required Remediation Period” has the meaning set forth in Section 16.6(a).

“Responding Party” has the meaning set forth in Section 17.2(a).

“Restricted Employees” has the meaning set forth in Section 1.30.

“Restricted Entity” means [***].

“Retained Works” has the meaning set forth in Section 8.1.

“Retention Period” has the meaning set forth in Section 7.6(f)(iii).

“RFP” has the meaning set forth in Section 14.4.

“Richard B. Cohen” means Richard B. Cohen, an individual.

“Rolling Project Schedule” has the meaning set forth in Section 1.3.

“Senior Representatives” has the meaning set forth in Section 1.4(d).

“Services” means the Work, the Software License, and any other services provided by or on behalf of Symbotic under the Agreement.

“Site” means the location specified in the applicable Project SOW.

“Site Inspection” has the meaning set forth in Section 1.4(b).

“Site Inspection Report” has the meaning set forth in Section 1.4(c).

“Software” means any software programs and programming, applications, operating systems, utilities and interfaces, and all documentation relating thereto, together with all corrections, improvements, updates, releases, and new versions thereof.

“Software Documentation” means, in digital or printed form, the written technical, user, and reference manuals and guides published by Symbotic, including the DOO (as defined in Exhibit B (Form Project SOW)) applicable to the specific Symbotic System, describing the operation and use of the Symbotic System Software, that are made available by Symbotic to Symbotic’s general customer base who use the Symbotic System Software.

“Software License” has the meaning set forth in Section 5.1(a).

“Software License Fee” has the meaning set forth in Exhibit J (Pricing).

“Software Maintenance Fee” has the meaning set forth in Exhibit G (Software Support and Maintenance Agreement).

“Source Code” has the meaning set forth in Section 5.4(a)(i).

“Source Code Deposit” has the meaning set forth in Section 5.4(a)(i).

“Source Code Escrow Agent” has the meaning set forth in Section 5.4(a).

“Source Code Escrow Agreement” has the meaning set forth in Section 5.4(a).

“Source Code License” has the meaning set forth in Section 5.4(f).

“SPAC Transaction” means a business combination transaction (whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) between Warehouse Technologies and a publicly-traded special purpose acquisition company or blank check company that has been formed for the purpose of effecting such a transaction or a subsidiary of such a special purpose acquisition company or blank check company.

“Stranded Costs” means the unrecoverable costs calculated in accordance with Exhibit P (Stranded Costs).

“Subcontractor” means any Person that Symbotic uses to perform any of the Services.

“Subcontractor Agreement” has the meaning set forth in Section 6.5(c).

“Substantial Sale” means, excluding any bona fide public offerings, the sale of twenty-five percent (25%) or more of the voting power of the then-issued and outstanding capital stock of, or other Equity Interests in any entity; provided that, any Transfers of Interests to, or any Transfer of Interests among, any members of the Cohen Group shall not constitute a Substantial Sale, and provided, further, that, an IPO or a SPAC Transaction in and of itself shall not be deemed a Substantial Sale if the sale of twenty-five percent (25%) or more of the voting power of the then-issued and outstanding capital stock of, or other Equity Interests in any entity, does not occur upon such IPO or SPAC Transaction.

“Symbotic” has the meaning set forth in the Preamble.

“Symbotic Canada” means Symbotic Group Holdings, ULC, a British Columbia unlimited liability company.

“Symbotic Competitor” has the meaning [***].

“Symbotic Confidential Information” means any information or data of a confidential nature, whether disclosed hereunder or prior to the Effective Date, whether orally, visually, or in writing, by way of any media, of Symbotic, any Affiliate of Symbotic, any client or customer of Symbotic or of an Affiliate of Symbotic, or any Third Party which has disclosed such information to Symbotic or to an Affiliate of Symbotic on a confidential basis, including but not limited to, Symbotic’s or a Symbotic Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, the types and amounts of Services provided hereunder by Symbotic to Walmart, System Data, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing. In addition, all Symbotic Property shall be Symbotic Confidential Information.

“Symbotic Delayed Design Work Plan” has the meaning set forth in Section 4 of Exhibit N (Expected Timeline).

“Symbotic Delayed Work Plan” has the meaning set forth in Section 4 of Exhibit N (Expected Timeline).

“Symbotic Entities” has the meaning set forth in Section 12.1.

“Symbotic Indemnitees” has the meaning set forth in Section 15.3.

“Symbotic Information” has the meaning set forth in Section 14.4.

“Symbotic Material Breach” has the meaning set forth in Section 16.5.

“Symbotic Material Breach Notice” has the meaning set forth in Section 16.9.

“Symbotic Property” has the meaning set forth in Section 8.2(a).

“Symbotic Property License” has the meaning set forth in Section 5.1(b).

“Symbotic Site Personnel” has the meaning set forth in Exhibit U (Form of System Operating SOW).

“Symbotic Stranded Costs” has the meaning set forth in Exhibit P (Stranded Costs).

“Symbotic System” means Symbotic’s proprietary automated material handling system(s) for use in the ambient portion of a distribution or fulfillment center, including the Symbotic System Software, and all other components as provided by Symbotic to Walmart under this Agreement.

“Symbotic System Enhancements” has the meaning set forth in Section 5.2(b).

“Symbotic System Software” means the Symbotic-provided software (i) installed on the Equipment, including, in accordance with Exhibit G (Software Support and Maintenance Agreement), all Releases and Maintenance Modifications, and any configurations and customizations; and (ii) used in the operation of the Symbotic System, including, to manage bots, lifts, inbound and outbound cells, safety, and to communicate with Walmart’s designated business or warehouse software.

“System Data” means any and all data, information, metadata, configuration and log files residing in, generated, processed or used by a Symbotic System at any Walmart Site in connection with the installation, implementation, use, operation, maintenance or support of such Symbotic System and all derivatives thereof, other than Walmart Data and Walmart Confidential Information.

“System Operating SOW” has the meaning set forth in Section 1.23(a).

“Tax Action” has the meaning set forth in Section 7.6(f)(iii).

“Tax Proceedings” has the meaning set forth in Section 7.6(e).

“Technical Information” means relevant up to date information, whether in tangible or any other form, including, specifications, reports, data, notes, documentation, drawings, designs, circuit diagrams, models, patterns, samples, inventions, (whether capable of being patented or not) and know-how, and the media (if any) upon which such information is supplied and documented.

“Term” has the meaning set forth in Section 16.2.

“Third Party” means a Person other than either of the Parties or their Affiliates.

“Third-Party Claim” has the meaning set forth in Section 15.4.

“Transfer” means any voluntary or involuntary issuance, grant, sale, assignment, transfer, grant of a participation in, pledge, mortgage, encumbrance or other disposition of any Interests or other assets.

“Unordered Modules Liquidated Damages” has the meaning set forth in Section 2(d) of Exhibit N (Expected Timeline).

“Unsold Modules Liquidated Damages” has the meaning set forth in Section 3(c) of Exhibit N (Expected Timeline).

“Walmart” has the meaning set forth in the Preamble.

“Walmart Authorized Third Parties” means any Third Party (a) to whom Walmart has outsourced all or part of its operations of the Symbotic Systems who needs to use the Symbotic System Software and the Software Documentation in the performance of their duties to operate the Symbotic Systems for Walmart, or (b) that is providing support and maintenance services to Walmart after a Release Event, provided, however, that (i) such Third Party is not (x) a direct competitor to Symbotic in the manufacture of automated material handling systems or (y) [***] or any entity on which [***] serves as an officer or director or has an Equity Interest (other than publicly traded companies where [***] ownership interest is less than one percent (1%)); and (ii) shall enter into a nondisclosure agreement with Symbotic or with Walmart to the extent the Release Event was caused by Section 5.4(e)(i) or Section 5.4(e)(ii) which are no less restrictive with respect to Confidential Information than the terms of the nondisclosure agreement between Walmart and Symbotic.

“Walmart Confidential Information” means any information or data of a confidential nature, whether disclosed hereunder or prior to the Effective Date, whether orally, visually, or in writing, by way of any media, of Walmart, any Affiliate of Walmart, any client or customer of Walmart or of an Affiliate of Walmart, or any Third Party which has disclosed such information to Walmart or to an Affiliate of Walmart on a confidential basis, including but not limited to, Walmart Data, and Walmart’s or a Walmart Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, the types and amounts of Services provided hereunder by Symbotic to Walmart, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing.

“Walmart Data” means output data from Symbotic Systems specifying the volume of specific product delivered to specific stores, or any other output data from Symbotic Systems that could be used to determine or calculate such specific volume or specific products, and all derivative works thereof whether created by Symbotic or Walmart.

“Walmart Development Team” has the meaning set forth in Section 5.2(b).

“Walmart Embedded Teams” has the meaning set forth in Section 5.2(b).

“Walmart Indemnitees” has the meaning set forth in Section 15.1(a).

“Walmart Information” has the meaning set forth in Section 14.6.

“Walmart Material Breach” has the meaning set forth in Section 16.9.

“Walmart Material Breach Notice” has the meaning set forth in Section 16.5.

“Walmart Personal Information” means any information about an individual that would be considered (i) “personal information” as defined by the applicable U.S. state data breach notification laws; or (ii) “non-public personal information” within the meaning of Title V of the Gramm-Leach-Bliley Act of 1999, Public Law 106-102, 113 Stat. 1338 and its implementing regulations regarding private consumer information.

“Walmart Release Preparedness Team” has the meaning set forth in Section 5.2(a).

“Walmart Responsibilities” means any activities or actions for which Walmart is responsible under the Agreement, including, but not limited to, the Walmart Site Responsibilities and Walmart Dependencies (as defined in Exhibit U (Form of System Operating SOW)).

“Walmart Site Information” means all the data, information, documents, drawings, and reports related to each Site and provided by Walmart to Symbotic for purposes of designing and installing the Symbotic System.

“Walmart Site Responsibilities” has the meaning set forth in Section 1.4(c).

“Walmart System” means the Walmart servers on which the Symbotic System Software is installed and operated and the warehouse management systems that communicate with the Symbotic System Software.

“Walmart System Personnel” has the meaning set forth in Exhibit U (Form of System Operating SOW).

“Walmart Tax Proceedings Notice” has the meaning set forth in Section 7.6(e).

“Warehouse Technologies” has the meaning set forth in the Preamble.

“Warranty Period” means, with respect to a Symbotic System installed by Symbotic under a Project SOW, the three (3) year period commencing on the date on which such Symbotic System has achieved Preliminary Acceptance.

“Whole Module” means one or more Modules that, when aggregated together, add up to exactly one (1.00) Module, as calculated pursuant to Exhibit O (Module Calculator). For any other number of Whole Modules, the number of Whole Modules is the aggregate of all applicable Modules, rounded down to the nearest integer.

“Willful Misconduct” means an action or omission taken or omitted (i) with the knowledge at the time of commission or omission that the action or omission at issue is a breach of such Party’s obligations under this Agreement, and (ii) for the purpose of harming the other Party or its customers or clients.

“Work” means the performance by Symbotic of all work and services required under a Project SOW.

“Work Product” means all materials, works of authorship, inventions, ideas, techniques, know-how, designs, specifications, data collections, plans, methods, processes, procedures, and technical and other information conceived, authored, invented, generated or produced by Symbotic or its Personnel in the course of performing the Services or otherwise pursuant to this Agreement.